Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-236011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2 to FORM S-3
on
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTHEALTH CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8082 (Primary Standard Industrial Classification Code Number)	82-3677704 (I.R.S. Employer Identification Number)

220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Christopher Joyce
General Counsel
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven Gartner
Michael Brandt
Danielle Scalzo
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 728-8000
Facsimile: (212) 718-8111

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering
Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"), issuable upon the exercise of warrants issued in the registrant's initial public offering ("public warrants")	5,268,576	$11.50(2)	$60,588,624.00(2)	$7,864.40(2)

Class A Common Stock, issuable upon the exercise of warrants issued in private placements ("private placement warrants")	4,333,333	$11.50(2)	$49,833,329.50(2)	$6,468.37(2)

Secondary Offering
Class A Common Stock	75,053,512	$11.63(3)	$872,872,344.56(3)	$113,298.83(3)

Private placement warrants	4,333,333	(4)	(4)	(4)

Total				$127,631.60(5)

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price of the security.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the Registrant's common stock on January 17, 2020, as reported on the Nasdaq Capital Market.

(4)
Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to these securities.

(5)
An aggregate registration fee of $132,206.37 was previously paid.

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2020

PRELIMINARY PROSPECTUS

AdaptHealth Corp.

Primary Offering of

9,601,909 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

          This prospectus relates to the issuance by us of up to 9,601,909 shares of our Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"). Of these shares:

  •
  5,268,576 shares are issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the "public warrants"); and

  •
  4,333,333 shares are issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our "Sponsor") in a private placement that occurred simultaneously with our initial public offering (the "private placement warrants" and collectively with the public warrants, the "warrants"), which private placement warrants have been distributed from the Sponsor to its members.

          Each warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of Class A Common Stock.

          In addition, the selling securityholders identified in this prospectus may, from time to time in one or more offerings, offer and sell up to 75,053,512 shares of our Class A Common Stock, of which:

  •
  6,250,000 shares were issued to our Sponsor in a private placement prior to our initial public offering ("founder shares"), which founder shares have been distributed from the Sponsor to its members;

  •
  2,500,000 shares were acquired by Deerfield Management Company, L.P. in connection with our initial public offering;

  •
  17,356,380 shares were issued as partial consideration in connection with our business combination with AdaptHealth Holdings LLC ("AdaptHealth Holdings"), which we completed on November 8, 2019 (the "Business Combination");

  •
  30,563,799 shares are issuable upon the exchange of an equal number of units (the "AdaptHealth Units") representing limited liability company interests in AdaptHealth Holdings, our direct subsidiary, together with a corresponding number of shares of our Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock");

  •
  1,550,000 shares were issued upon the exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of our Class B Common Stock;

  •
  12,500,000 shares were issued in private placements in connection with the Business Combination; and

  •
  4,333,333 shares are issuable upon the exercise of private placement warrants.

          The selling securityholders may also, from time to time in one or more offerings, offer and sell up to 4,333,333 private placement warrants.

          We will not receive any proceeds from the sale of our Class A Common Stock or private placement warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders' securities and to indemnify certain selling securityholders against certain liabilities.

          This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

          The selling securityholders may offer and sell our Class A Common Stock or private placement warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell these securities from time to time, together or separately. If the selling securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

          Our Class A Common Stock is listed on the Nasdaq Capital Market ("Nasdaq") and trades under the symbol "AHCO". On March 6, 2020, the closing price of our Class A Common Stock was $16.54. Our public warrants were formerly listed on Nasdaq under the symbol "AHCOW" and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade "over-the-counter" under the trading symbol "AHCOW". A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter. The private placement warrants are not listed on any exchange.

          See the section entitled "Risk Factors" beginning on page 5 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

          We are an "emerging growth company" as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a "smaller reporting company" as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See "Risk Factors."

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2020

        You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may issue up to an aggregate of 9,601,909 shares of our Class A Common Stock upon the exercise of our public warrants and our private placement warrants and the selling securityholders may sell from time to time in one or more offerings up to an aggregate of 75,053,512 shares of our Class A Common Stock and up to an aggregate of 4,333,333 private placement warrants.

        This prospectus describes the general manner in which the securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

        Unless the context requires otherwise, references in this prospectus to "AdaptHealth," the "Company," "we," "us," "our" and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to "DFB" refer to us prior to the consummation of the Business Combination.

i

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words "may," "might," "will," "will likely result," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or similar expressions.

        These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward- looking statements. Some factors that could cause actual results to differ include:

  •
  the ability to maintain the listing of our Class A Common Stock on Nasdaq;

  •
  the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of our business to grow and manage growth profitably;

  •
  changes in applicable laws or regulations;

  •
  fluctuations in the U.S. and/or global stock markets;

  •
  the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

  •
  other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement.

ii

 FREQUENTLY USED TERMS

        "A Blocker" means Access Point Medical, Inc., a Delaware corporation;

        "A Blocker Seller" means Clifton Bay Offshore Investments L.P., a British Virgin Islands limited partnership;

        "A&R AdaptHealth Holdings LLC Agreement" means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;

        "AdaptHealth Holdings" means AdaptHealth Holdings LLC, a Delaware limited liability company;

        "AdaptHealth Holdings Unitholders' Representative" means AH Representative LLC;

        "Blocker Companies" means A Blocker and BM Blocker;

        "Blocker Sellers" means A Blocker Seller and the BlueMountain Entities;

        "BlueMountain Entities" means BM AH Holdings, LLC, BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;

        "BM Blocker" means BM AH Holdings, LLC, a Delaware limited liability company;

        "Class A Common Stock" means our Class A Common Stock, par value $0.0001 per share, created on the Closing;

        "Class B Common Stock" means our Class B Common Stock, par value $0.0001 per share, created on the Closing;

        "Closing" means the closing of the Business Combination;

        "Common Stock" means our Class A Common Stock and our Class B Common Stock, collectively;

        "Deerfield" means Deerfield Private Design Fund IV, L.P.;

        "Exchange Agreement" means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;

        "Lock-Up Agreements" means the Lock-Up Agreements, dated as of July 8, 2019, among DFB, AdaptHealth Holdings and certain members of AdaptHealth Holdings;

        "Merger Agreement" means the Merger Agreement, dated as of July 8, 2019, among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers, as amended by the Merger Agreement Amendment;

        "Merger Agreement Amendment" means the Amendment No. 1 to the Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers;

        "Merger Sub" means DFB Merger Sub LLC, a wholly-owned subsidiary of DFB prior to the Closing, which merged with and into AdaptHealth Holdings at the Closing;

        "Non-Blocker AdaptHealth Members" means the owners of AdaptHealth Units immediately prior to the Closing, other than the Blocker Companies;

        "RAB Ventures" means RAB Ventures (DFB) LLC;

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto;

        "Subscription Agreement" means the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures; and

        "Tax Receivable Agreement" means the Tax Receivable Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Our Company

Company History

        We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. Until the consummation of the Business Combination, our shares of Class A Common Stock, Public Warrants and units, consisting of one share of Common Stock and one-third of one redeemable warrant, were traded on Nasdaq under the symbols "DFB", "DFBW" and "DFBU," respectively.

        On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings pursuant to that certain Agreement and Plan of Merger, dated as of July 8, 2019, by and among the Company, the Blocker Companies, Merger Sub, AdaptHealth Holdings, AdaptHealth Holdings Unitholders' Representative, solely for purposes of Section 7.20 thereof, the BlueMountain Entities and, solely for purposes of Section 7.21 thereof, A Blocker Seller, pursuant to which the Company acquired 56% of the economic and voting interests of AdaptHealth Holdings through a series of transactions, including: (i) the merger of each of the Blockers with and into the Company, with the Company surviving; (ii) the merger of Merger Sub with and into AdaptHealth Holdings, with AdaptHealth Holdings surviving (the "AdaptHealth Merger"); and (iii) the contribution by the Company to AdaptHealth Holdings of all its available funds (other than cash used to pay certain transaction expenses of the Company) in exchange for equity interests in AdaptHealth Holdings. The transactions contemplated by the Merger Agreement are collectively referred to in this prospectus as the "Business Combination." As part of the Business Combination, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.

Business Overview

        Following the completion of the Business Combination (the "Closing"), substantially all of the Company's assets and operations are held and conducted by AdaptHealth Holdings and its subsidiaries, and the Company's only assets are equity interests in AdaptHealth Holdings. The Company owns a majority of the economic and voting interests of AdaptHealth Holdings and is the sole manager of AdaptHealth Holdings.

        We are a leading provider of home healthcare equipment, supplies and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea ("OSA"), (ii) home medical equipment ("HME") to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of December 31, 2019, we serviced approximately 1.2 million patients annually in 49 states through our network of 173 locations in 35 states. Following our acquisition of the Patient Care Solutions business from McKesson Corporation in January 2020, we service approximately 1.4 million patients annually in all 50 states through our network of 187 locations in 38 states.

Recent Developments

        On January 1, 2020, the Company purchased 100% of the equity interests of NRE Holding Corporation ("NRE"), a subsidiary of McKesson Corporation ("McKesson"). In connection with the transaction, AdaptHealth Corp. acquired the Patient Care Solutions business ("PCS") from McKesson. PCS provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. The total cash paid at closing was approximately $15 million. In addition, the Company may be required to make an additional payment of $1.5 million to McKesson after the closing of the transaction pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the transaction. The total investment of AdaptHealth in PCS, including restructuring costs, is expected to be approximately $30.0 million.

        On March 2, 2020, the Company purchased certain assets relating to the durable medical equipment business of Advanced Home Care, Inc. ("Advanced"). Advanced is a durable medical equipment company headquartered in North Carolina. The total consideration was $67.5 million, inclusive of an initial cash payment of $52.5 million, an escrow payment of $6.0 million, and a potential deferred payment up to $9.0 million to be paid within six months subsequent to closing based on certain required conditions after closing.

        On February 28, 2020, the Company purchased 100% of the membership interests of Healthline Medical Equipment, LLC ("Healthline"). Healthline is headquartered in Texas and provides durable medical equipment and supplies to its customers. The total consideration was $38.4 million inclusive of an initial cash payment of $29.4 million, an escrow payment of $3.0 million, and shares of Class A Common Stock with a value of $6.0 million.

Our Emerging Growth Company Status

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

        We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.07 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard.

Our Smaller Reporting Company Status

        Notwithstanding the above, we are also currently a "smaller reporting company," meaning that we have a public float of less than $250 million and annual revenues of less than $100 million. In the event that we are still considered a "smaller reporting company," at such time as we cease being an "emerging growth company," the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an "emerging growth company" or a "smaller reporting company." Specifically, similar to "emerging growth companies," "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.

        Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Additional Information

        Our principal executive office is located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 630-6357. Our website is https://www.adapthealth.com. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement, and you should not rely on our website or such information in making a decision to invest in our Common Stock.

 The Offering

Shares Offered by the Selling Securityholders	75,053,512 shares of Class A Common Stock held by the selling securityholders named herein or issuable upon exchange of shares of Class B Common Stock.
5,268,576 shares of Class A Common Stock issuable upon exercise of the public warrants.
4,333,333 shares of Class A Common Stock issuable upon exercise of the private placement warrants.
Warrants Offered by the Selling Securityholders	4,333,333 warrants to purchase shares of Class A Common Stock that are the private placement warrants issued to the Sponsor in a private placement concurrent with our IPO.
Terms of the Offering	The selling securityholders will determine when and how they will dispose of the shares of Class A Common Stock and private placement warrants registered under this prospectus for resale.
Shares of Common Stock Outstanding	As of March 6, 2020 we had issued and outstanding (i) 42,751,419 shares of Class A Common Stock and (ii) 30,563,799 shares of Class B Common Stock.
Use of Proceeds

We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the "Securities"). We will receive up to an aggregate of approximately $110,421,953.50 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital. See the section titled "Use of Proceeds."

Risk Factors	See the section titled "Risk Factors" and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.
Trading Markets and Ticker Symbols	Our Class A Common Stock is listed on Nasdaq under the symbol "AHCO." Our warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol "AHCOW."

        The number of issued and outstanding shares of Class A Common Stock does not include (i) the 3,682,084 shares of Class A Common Stock available for future issuance as of December 31, 2019 under the AdaptHealth Corp. 2019 Stock Incentive Plan or (ii) the 9,601,909 shares of Class A Common Stock issuable upon the exercise of the public warrants or the private placement warrants.

        For additional information concerning the offering, see the section titled "Plan of Distribution."

RISK FACTORS

        Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under "Cautionary Note Regarding Forward-Looking Statements" and the risks described below, you should carefully consider the specific risks set forth under the caption "Risk Factors" in any applicable prospectus supplement, as well as in our definitive proxy statement on Schedule 14A filed in connection with the Business Combination, our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K (other than, in each case, information furnished rather than filed). If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment.

        Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

AdaptHealth's revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare.

        AdaptHealth derived approximately 32% of its revenue for the year ended December 31, 2019 from Medicare and various state-based Medicaid programs. These programs are subject to statutory and regulatory changes affecting overall spending, base rates or basis of payment, retroactive rate adjustments, annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to Medicare beneficiaries, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse AdaptHealth. For example, the Medicaid Integrity Contractor program is increasing the scrutiny placed on Medicaid payments and could result in recoupments of alleged overpayments in an effort to rein in Medicaid spending. Recent budget proposals and legislation at both the federal and state levels have called for cuts in reimbursement for healthcare providers participating in the Medicare and Medicaid programs. Enactment and implementation of measures to reduce or delay reimbursement or overall Medicare or Medicaid spending could result in substantial reductions in AdaptHealth's revenue and profitability. Payors may disallow AdaptHealth's requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered reasonably necessary. Additionally, revenue from these payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits.

AdaptHealth's business may be adversely impacted by healthcare reform efforts, including repeal of or significant modifications to the ACA.

        In recent years, the U.S. Congress and certain state legislatures have considered and passed a number of laws that are intended to result in significant changes to the healthcare industry. However, there is significant uncertainty regarding the future of the Patient Protection and Affordable Care Act ("ACA"), the most prominent of these reform efforts. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, effective January 1, 2019, among other things, removed penalties for not complying with ACA's individual mandate to carry health insurance. In addition, President Trump has signed an executive order that directs agencies to minimize "economic and regulatory burdens" of the ACA. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. The presidential administration and the Centers for Medicare and Medicaid Services have both stated that the ruling will have no immediate effect, and on December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court's finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. Pending review, the law remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA.These changes and court challenges may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. The presidential administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through further legislation or judicial challenge, which could result in reduced funding for state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth's revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.

AdaptHealth is affected by continuing efforts by private third-party payors to control their costs. If AdaptHealth agrees to lower its reimbursement rates due to pricing pressures from private third-party payors, AdaptHealth's financial condition and results of operations would likely deteriorate.

        AdaptHealth derived approximately 57% of its revenue for the year ended December 31, 2019 from third-party private payors. Such payors continually seek to control the cost of providing healthcare services through direct contracts with healthcare providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures, including setting reimbursement rates based on Medicare fee schedules and the assumption by the healthcare provider of all or a portion of the financial risk. Reimbursement payments under private payor programs may not remain at current levels and may not be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, and AdaptHealth may suffer deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. AdaptHealth may be compelled to lower its prices due to increased pricing pressures, which could adversely impact AdaptHealth's financial condition and results of operations.

Changes in governmental or private payor supply replenishment schedules could adversely affect AdaptHealth.

        AdaptHealth generated approximately 42% of its revenue for the year ended December 31, 2019 through the sale of masks, tubing and other ancillary products related to patients utilizing CPAP devices. Medicare, Medicaid and private payors limit the number of times per year that patients may purchase such supplies. To the extent that any governmental or private payor revises their resupply guidelines to reduce the number of times such supplies can be purchased, such reductions could adversely impact AdaptHealth's revenue, financial condition and results of operations.

AdaptHealth generates a significant portion of its revenue from the provision of sleep therapy equipment and supplies to patients, and AdaptHealth is therefore highly dependent on it for its success.

        Approximately 58% of AdaptHealth's revenue for the year ended December 31, 2019 was generated from the provision of sleep therapy equipment and supplies to patients. AdaptHealth's ability to execute its growth strategy therefore depends upon the adoption by patients, physicians and sleep centers, among others, of AdaptHealth's sleep therapy equipment and supplies to treat their patients suffering from OSA. There can be no assurance that AdaptHealth will continue to maintain broad acceptance among physicians and patients. Any failure by AdaptHealth to satisfy physician or patient demand or to maintain meaningful market acceptance will harm its business and future prospects.

AdaptHealth may be adversely affected by consolidation among health insurers and other industry participants.

        In recent years, a number of health insurers have merged or increased efforts to consolidate with other non-governmental payors. Insurers are also increasingly pursuing alignment initiatives with healthcare providers. Consolidation within the health insurance industry may result in insurers having increased negotiating leverage and competitive advantages, such as greater access to performance and pricing data. AdaptHealth's ability to negotiate prices and favorable terms with health insurers in certain markets could be affected negatively as a result of this consolidation. In addition, the shift toward value-based payment models could be accelerated if larger insurers, including those engaging in consolidation activities, find these models to be financially beneficial. There can be no assurance that AdaptHealth will be able to negotiate favorable terms with payors and otherwise respond effectively to the impact of increased consolidation in the payor industry or vertical integration efforts.

AdaptHealth's payor contracts are subject to renegotiation or termination, which could result in a decrease in AdaptHealth's revenue or profits.

        The majority of AdaptHealth's payor contracts are subject to unilateral termination by either party on between 30 and 90 days' prior written notice. Such contracts are routinely amended (sometimes by unilateral action by payors regarding payment policy), renegotiated, subjected to a bidding process with AdaptHealth's competitors, or terminated altogether. Sometimes in the renegotiation process, certain lines of business may not be renewed or a payor may enlarge its provider network or otherwise adversely change the way it conducts its business with AdaptHealth. In other cases, a payor may reduce its provider network in exchange for lower payment rates. AdaptHealth's revenue from a payor may also be adversely affected if the payor alters its utilization management expectations and/or administrative procedures for payments and audits, changes its order of preference among the providers to which it refers business or imposes a third-party administrator, network manager or other intermediary. Any reduction in AdaptHealth's projected home respiratory therapy/home medical equipment revenues as a result of these or other factors could lead to a reduction in AdaptHealth's revenues. There can be no assurance that AdaptHealth's payor contracts will not be terminated or altered in ways that are unfavorable to AdaptHealth as a result of renegotiation or such administrative changes. Payors may decide to refer business to their owned provider subsidiaries, such as specialty pharmaceuticals and/or HME networks owned by such payors or by third-party management companies. These activities could materially reduce AdaptHealth's revenue from these payors.

If AdaptHealth fails to manage the complex and lengthy reimbursement process, its revenue, financial condition and results of operations could suffer.

        Because AdaptHealth depends upon reimbursement from Medicare, Medicaid and third-party payors for a significant majority of its revenues, AdaptHealth's revenue, financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AdaptHealth may be required to obtain certain payor-specific documentation from physicians and other healthcare providers before submitting claims for reimbursement. Certain payors have filing deadlines and will not pay claims submitted after such time. AdaptHealth cannot ensure that it will be able to effectively manage the reimbursement process and collect payments for its equipment and services promptly.

If the Centers for Medicare and Medicaid Services ("CMS") require prior authorization or implement changes in documentation necessary for AdaptHealth's products, AdaptHealth's revenue, financial condition and results of operations could be negatively impacted.

        CMS has established and maintains a Master List of Items Frequently Subject to Unnecessary Utilization of certain DMEPOS that the Secretary determined, based on prior payment experience, are frequently subject to unnecessary utilization. This list identifies items that CMS has determined could potentially be subject to Prior Authorization as a condition of Medicare payment. Since 2012, CMS has also mainted a list of categories of DMEPOS items to include face-to-face encounters with practitioners and written orders before furnishing the items to beneficiaries. On November 8, 2019, CMS combined and harmonized the two lists to create a single unified Master List of DMEPOS Items Potentially Subject to Face-To-Face Encounter and Written Order Prior to Delivery and/or Prior Authorization Requirements ("Master List"). In November 2019, CMS also reduced the financial threshold for inclusion on the Master List. With certain exceptions for reductions in Payment Threshold, items remain on the Master List for 10 years from the date the item was added to the Master List. The presence of an item on the Master List does not automatically mean that a prior authorization is required. Currently, CMS selects items from the Master List for inclusion on the "Required Prior Authorization List." The expanded Master List would increase the number of DMEPOS items potentially eligible to be selected for prior authorization, face-to-face encounter and written order prior to delivery requirements as a condition of payment. On April 22, 2019, CMS has added items that are a part of AdaptHealth's product lines to the Master List of Items Frequently Subject to Unnecessary Utilization. If CMS adds additional products to the Master List, expands Prior Authorization requirements, or expands Face-to-Face Encounter and Written Order Prior to Delivery requirments to products in AdaptHealth's product line, such Prior Authorization requirements may adversely impact AdaptHealth's revenue, financial condition and results from operations.

Reimbursement claims are subject to audits by various governmental and private payor entities from time to time and such audits may negatively affect AdaptHealth's revenue, financial condition and results of operations.

        AdaptHealth receives a substantial portion of its revenues from the Medicare program. Medicare reimbursement claims made by healthcare providers, including HME providers, are subject to audit from time to time by governmental payors and their agents, such as Medicare Administrative Contractors ("MACs") that act as fiscal intermediaries for all Medicare billings, auditors contracted by CMS, and insurance carriers, as well as HHS-OIG, CMS and state Medicaid programs. These include specific requirements imposed by the Durable Medical Equipment Medicare Administrative Contractor ("DME MAC") Supplier Manuals. To ensure compliance with Medicare, Medicaid and other regulations, government agencies or their contractors, including MACs, Recovery Audit Contractors and Zone Program Integrity Contractors, often conduct audits and request customer records and other documents to support our claims submitted for payment of services rendered. In many instances, there are only limited publicly-available guidelines and methodologies for determining errors with certain audits. As a result, there can be a significant lack of clarity regarding required documentation and audit methodology. The clarity and completeness of each patient medical file, some of which is the work product of physicians not employed by AdaptHealth, is essential to successfully challenging any payment denials. For example, the DME MAC Supplier Manuals provide that clinical information from the "patient's medical record" is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and government subcontractors have taken the position, that the "patient's medical record" refers not to documentation maintained by the Durable Medical Equipment ("DME") supplier but instead to documentation maintained by the patient's physician, healthcare facility or other clinician, and that clinical information created by the DME supplier's personnel and confirmed by the patient's physician is not sufficient to establish medical necessity. If the physicians working with AdaptHealth's patients do not adequately document, among other things, their diagnoses and plans of care, AdaptHealth's risks related to audits and payment denials in general are greater. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could adversely impact AdaptHealth's revenue, financial condition and results of operations.

        CMS has developed and instituted various audit programs under which CMS contracts with private companies to conduct claims and medical record audits. These audits are in addition to those conducted by existing MACs. Some contractors are paid a percentage of the overpayments recovered. One type of audit contractor, the Recovery Audit Contractors ("RACs"), receive claims data directly from MACs on a monthly or quarterly basis and are authorized to review previously paid claims. It is unclear whether CMS intends to conduct RAC prepayment reviews in the future and if so, what providers and claims would be the focus of those reviews.

        Moreover, the ACA now requires that overpayments be reported and returned within 60 days of identification of the overpayment. Any overpayment retained after this deadline will now be considered an "obligation" for purposes of the False Claims Act and subject to fines and penalties. CMS currently has a six-year "lookback period," for reporting and returning the "identified" overpayment. Private payors also reserve rights to conduct audits and make monetary adjustments.

        AdaptHealth's third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to AdaptHealth. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations.

        AdaptHealth cannot currently predict the adverse impact, if any, that these audits, methodologies and interpretations might have on its financial condition and results of operations.

Significant reimbursement reductions and/or exclusion from markets or product lines could adversely affect AdaptHealth.

        All Medicare Durable Medical Equipment, Prosthetics, Orthotics, & Supplies ("DMEPOS") Competitive Bidding Program contracts expired on December 31, 2018, and, as a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that CMS expects will last until December 31, 2020.

        On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas ("CBAs") included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named "Round 2021." Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.

        For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in AdaptHealth's product lines are included on the list of products subject to Round 2021. For the year ended December 31, 2019, AdaptHealth estimates that approximately $145.0 million of revenue was generated with respect to covered items in competitive bidding areas subject to Round 2021. The $145.0 million estimate excludes amounts generated in non-rural and rural non-bid areas, as well as products not currently part of Competitive Bidding Programs. As part of the competitive bidding process, single payment amounts ("SPAs") replace the current Medicare durable medical equipment fee schedule payment amounts for selected items in certain areas of the country. The SPAs are determined by using bids submitted by DME suppliers. CMS will select winning bidders based upon the CMS-determined demand in each CBA, and the price assigned to the winning bidders shall be the price submitted by the final bidder accepted to meet such CBA's volume demand. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract and only successful bidders can supply the covered items to Medicare beneficiaries in the acquisition area (there are, however, regulations in place that allow non-contracted providers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). The contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service, but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. AdaptHealth's exclusion from certain markets or product lines could materially adversely affect its financial condition and results of operations.

        The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists, as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the competitive bidding program. While AdaptHealth cannot predict the outcome of the competitive bidding program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.

Failure by AdaptHealth to maintain controls and processes over billing and collections or the deterioration of the financial condition of AdaptHealth's payors or disputes with third parties could have a significant negative impact on its financial condition and results of operations.

        The collection of accounts receivable requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. There can be no assurance that AdaptHealth will be able to improve upon or maintain its current levels of collectability and days sales outstanding in future periods. Further, some of AdaptHealth's payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If AdaptHealth is unable to properly bill and collect its accounts receivable, its financial condition and results of operations will be adversely affected. In addition, from time to time AdaptHealth is involved in disputes with various parties, including its payors and their intermediaries regarding their performance of various contractual or regulatory obligations. These disputes sometimes lead to legal and other proceedings and cause AdaptHealth to incur costs or experience delays in collections, increases in its accounts receivable or loss of revenue. In addition, in the event such disputes are not resolved in AdaptHealth's favor or cause AdaptHealth to terminate its relationships with such parties, there may be an adverse impact on its financial condition and results of operations.

If AdaptHealth is unable to maintain or develop relationships with patient referral sources, its growth and profitability could be adversely affected.

        AdaptHealth's success depends in large part on referrals from acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities, hospice operators and other patient referral sources in the communities served by AdaptHealth. By law, referral sources cannot be contractually obligated to refer patients to any specific provider. However, there can be no assurance that other market participants will not attempt to steer patients to competing post-acute providers or otherwise limit AdaptHealth's access to potential referrals. The establishment of joint ventures or networks between referral sources, such as acute care hospitals, and other post-acute providers may hinder patient referrals to AdaptHealth. AdaptHealth's growth and profitability depend on its ability to establish and maintain close working relationships with patient referral sources and to increase awareness and acceptance of the benefits of inpatient rehabilitation, home health, and hospice care by its referral sources and their patients. There can be no assurance that AdaptHealth will be able to maintain its existing referral source relationships or that it will be able to develop and maintain new relationships in existing or new markets. AdaptHealth's loss of, or failure to maintain, existing relationships or its failure to develop new relationships could adversely affect its ability to grow its business and operate profitably.

Failure by AdaptHealth to successfully design, modify and implement technology-based and other process changes to maximize productivity and ensure compliance could ultimately have a significant negative impact on AdaptHealth's financial condition and results of operations.

        AdaptHealth has identified a number of areas throughout its operations, including revenue cycle management and fulfilment logistics, where it intends to centralize and/or modify current processes or systems in order to attain a higher level of productivity or ensure compliance. Failure to achieve the cost savings or enhanced quality control expected from the successful design and implementation of such initiatives may adversely impact AdaptHealth's financial condition and results of operations. Additionally, Medicare and Medicaid often change their documentation requirements with respect to claims submissions. The standards and rules for healthcare transactions, code sets and unique identifiers also continue to evolve, such as ICD 10 and HIPAA 5010 and other data security requirements. Moreover, government programs and/or commercial payors may have difficulties administering new standards and rules for healthcare transactions and this may adversely affect timelines of payment or payment error rates. The DMEPOS competitive bidding program also imposes new reporting requirements on contracted providers. Failure by AdaptHealth to successfully design and implement system or process modifications could have a significant impact on its operations and financial condition. From time to time, AdaptHealth's outsourced contractors for certain information systems functions, such as Brightree LLC and Parachute Health LLC, may make operational, leadership or other changes that could impact AdaptHealth's plans and cost-savings goals. The implementation of many of the new standards and rules will require AdaptHealth to make substantial investments. Further, the implementation of these system or process changes could have a disruptive effect on related transaction processing and operations. If AdaptHealth's implementation efforts related to systems development are unsuccessful, AdaptHealth may need to write off amounts that it has capitalized related to systems development projects. Additionally, if systems development implementations do not occur, AdaptHealth may need to incur additional costs to support its existing systems.

AdaptHealth's business depends on its information systems, including software licensed from third parties. AdaptHealth's information systems and those of AdaptHealth's third-party software providers are subject to security breaches and other cybersecurity incidents, which may disrupt AdaptHealth's operations.

        AdaptHealth's business depends on the proper functioning and availability of its computer systems and networks. AdaptHealth relies on an external service provider to provide continual maintenance, upgrading and enhancement of AdaptHealth's primary information systems used for its operational needs. AdaptHealth licenses third-party software that supports intake, personnel scheduling and other human resources functions, office clinical and centralized billing and receivables management in an integrated database, enabling AdaptHealth to standardize the care delivered across its network of locations and monitor its performance and consumer outcomes. AdaptHealth also uses a third-party software provider for its order processing and inventory management platform. To the extent that its third-party providers fail to support, maintain and upgrade such software or systems, or if AdaptHealth loses its licenses with third-party providers, the efficiency of AdaptHealth's operations could be disrupted or reduced.

        If AdaptHealth experiences a reduction in the performance, reliability, or availability of its information systems, its operations and ability to process transactions and produce timely and accurate reports could be adversely affected. If AdaptHealth experiences difficulties with the transition and integration of information systems or is unable to implement, maintain, or expand its systems properly, AdaptHealth could suffer from, among other things, operational disruptions, regulatory problems, and increases in administrative expenses.

        There can be no assurance that AdaptHealth's and its third-party software providers' safety and security measures and disaster recovery plan will prevent damage, interruption or breach of its information systems and operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect, AdaptHealth may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications AdaptHealth develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of its information systems. Unauthorized parties may attempt to gain access to AdaptHealth's systems or facilities, or those of third parties with whom AdaptHealth does business, through fraud or other forms of deceiving its employees or contractors. On occasion, AdaptHealth has acquired additional information systems through its business acquisitions. AdaptHealth has upgraded and expanded its information system capabilities and has committed significant resources to maintain, protect, enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of AdaptHealth's operations. A cyber security attack or other incident that bypasses AdaptHealth's information systems security could cause a security breach which may lead to a material disruption to its information systems infrastructure or business and may involve a significant loss of business or patient health information. If a cyber security attack or other unauthorized attempt to access AdaptHealth's systems or facilities were to be successful, it could result in the theft, destruction, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may materially impact AdaptHealth's ability to provide various healthcare services. Any successful cyber security attack or other unauthorized attempt to access AdaptHealth's systems or facilities also could result in negative publicity which could damage its reputation or brand with its patients, referral sources, payors or other third parties and could subject AdaptHealth to substantial penalties under HIPAA and other federal and state privacy laws, in addition to private litigation with those affected. Failure to maintain the security and functionality of AdaptHealth's information systems and related software, or a failure to defend a cyber security attack or other attempt to gain unauthorized access to AdaptHealth's systems, facilities or patient health information, could expose AdaptHealth to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in AdaptHealth's operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the OIG or state attorneys general), private litigation with those affected by the data breach, loss of customers, disputes with payors and increased operating expense, which could adversely impact AdaptHealth's financial condition and results of operations.

AdaptHealth experiences competition from numerous other home respiratory and mobility equipment providers, and this competition could adversely affect its revenues and its business.

        The home respiratory and mobility equipment markets are highly competitive and include a large number of providers, some of which are national providers, but most of which are either regional or local providers, including hospital systems, physician specialists and sleep labs. The primary competitive factors are quality considerations such as responsiveness, access to payor contracts, the technical ability of the professional staff and the ability to provide comprehensive services. These markets are very fragmented. Some of AdaptHealth's competitors may now or in the future have greater financial or marketing resources than AdaptHealth. In addition, in certain markets, competitors may have more effective sales and marketing activities. AdaptHealth's largest national home respiratory/home medical equipment provider competitors include AeroCare Holdings, Inc., Apria Healthcare Group Inc., Lincare Holdings Inc. and Rotech Healthcare Inc. The rest of the homecare market in the United States consists of regional providers and product-specific providers, as well as numerous local organizations. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute healthcare services, including homecare services of the types AdaptHealth provides. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value based purchasing and other payment systems.

        There are relatively few barriers to entry in local home healthcare markets, and new entrants to the home respiratory/home medical equipment markets could have a material adverse effect on AdaptHealth's business, results of operations and financial condition. A number of manufacturers of home respiratory equipment currently provide equipment directly to patients on a limited basis. Such manufacturers have the ability to provide their equipment at prices below those charged by AdaptHealth, and there can be no assurance that such direct-to-patient sales efforts will not increase in the future or that such manufacturers will not seek reimbursement contracts directly with AdaptHealth's third-party payors, who could seek to provide equipment directly to patients from the manufacturer. In addition, pharmacy benefit managers (known as "PBMs"), including CVS Health Corporation and the OptumRx business of UnitedHealth Group Incorporated, could enter the HME market and compete with AdaptHealth. Large technology companies, such as Amazon.com, Inc. and Alphabet Inc., have disrupted other supply businesses and have publicly stated an interest in the entering the healthcare market. In the event such companies enter the HME market, AdaptHealth may experience a loss of referrals or revenue.

Changes in medical equipment technology and development of new treatments may cause AdaptHealth's current equipment or services to become obsolete.

        AdaptHealth evaluates changes in home medical equipment technology and treatments on an ongoing basis for purposes of determining the feasibility of replacing or supplementing items currently included in the patient service equipment inventory and services that AdaptHealth offers patients. AdaptHealth's selection of medical equipment and services is formulated on the basis of a variety of factors, including overall quality, functional reliability, availability of supply, payor reimbursement policies, product features, labor costs associated with the technology, acquisition, repair and ownership costs and overall patient and referral source demand, as well as patient therapeutic and lifestyle benefits. Manufacturers continue to invest in research and development to introduce new products to the marketplace. It is possible that major changes in available technology, payor benefit or coverage policies related to those changes or the preferences of patients and referral sources may cause AdaptHealth's current product offerings to become less competitive or obsolete, and it will be necessary to adapt to those changes. Unanticipated changes could cause AdaptHealth to incur increased capital expenditures and accelerated equipment write-offs, and could force AdaptHealth to alter its sales, operations and marketing strategies.

AdaptHealth's operations involve the transport of compressed and liquid oxygen, which carries an inherent risk of rupture or other accidents with the potential to cause substantial loss.

        AdaptHealth's operations are subject to the many hazards inherent in the transportation of medical gas products and compressed and liquid oxygen, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of AdaptHealth's related operations. If a significant accident or event occurs, it could adversely affect AdaptHealth's business, financial position and results of operations. Additionally, corrective action plans, fines or other sanctions may be levied by government regulators who oversee transportation of hazardous materials such as compressed or liquid oxygen.

        AdaptHealth provides a significant number of patients with oxygen-based therapy, and from time to time, AdaptHealth has operated medical gas facilities in several states subject to federal and state regulatory requirements. AdaptHealth's medical gas facilities and operations are subject to extensive regulation by the Food and Drug Administration ("FDA") and other federal and state authorities. The

FDA regulates medical gases, including medical oxygen, pursuant to its authority under the federal Food, Drug and Cosmetic Act. Among other requirements, the FDA's current Good Manufacturing Practice ("cGMP") regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each such state, its medical gas facilities would be subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with the cGMP and other regulations, and AdaptHealth expends significant time, money and resources in an effort to achieve substantial compliance with the cGMP regulations and other federal and state law requirements at each of its medical gas facilities. AdaptHealth also complies with the FDA's requirement for medical gas providers to register their sites with the agency. There can be no assurance, however, that these efforts will be successful and that AdaptHealth's medical gas facilities will maintain compliance with federal and state law regulations. Failure by AdaptHealth to maintain regulatory compliance at its medical gas facilities could result in enforcement action, including warning letters, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, and civil or criminal penalties which would materially harm its business, financial condition, results of operations, cash flow, capital resources and liquidity.

AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.

        AdaptHealth's operations are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal Stark Law and the federal False Claims Act. These laws may impact, among other things, AdaptHealth's sales, marketing and education programs.

        The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

        The federal Ethics in Patient Referrals Act of 1989, commonly known as the "Stark Law," prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

        The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as qui tam actions, can be brought by any individual on behalf of the government and such individuals, commonly known as "whistleblowers," may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claim Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

        From time to time, AdaptHealth has been and is involved in various governmental audits, investigations and reviews related to its operations. Reviews and investigations can lead to government actions, resulting in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way AdaptHealth conducts business, loss of licensure or exclusion from participation in Medicare, Medicaid or other government programs. If AdaptHealth fails to comply with applicable laws, regulations and rules, its financial condition and results of operations could be adversely affected. Furthermore, becoming subject to these governmental investigations, audits and reviews may result in substantial costs as AdaptHealth cooperates with the government authorities, regardless of whether the particular investigation, audit or review leads to the identification of underlying issues.

        AdaptHealth is unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If AdaptHealth is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, AdaptHealth may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid and other government healthcare reimbursement programs and the curtailment or restructuring of its operations.

Failure by AdaptHealth to maintain required licenses and accreditation could impact its operations.

        AdaptHealth is required to maintain a significant number of state and/or federal licenses for its operations and facilities. Certain employees are required to maintain licenses in the states in which they practice. AdaptHealth manages the facility licensing function centrally. In addition, individual clinical employees are responsible for obtaining, maintaining and renewing their professional licenses, and AdaptHealth has processes in place designed to notify branch or pharmacy managers of renewal dates for the clinical employees under their supervision. State and federal licensing requirements are complex and often open to subjective interpretation by various regulatory agencies. Accurate licensure is also a critical threshold issue for the Medicare enrollment and the Medicare competitive bidding program. From time to time, AdaptHealth may also become subject to new or different licensing requirements due to legislative or regulatory requirements developments or changes in its business, and such developments may cause AdaptHealth to make further changes in its business, the results of which may be material. Although AdaptHealth believes it has appropriate systems in place to monitor licensure, violations of licensing requirements may occur and failure by AdaptHealth to acquire or maintain appropriate licensure for its operations, facilities and clinicians could result in interruptions in its operations, refunds to state and/or federal payors, sanctions or fines or the inability to serve Medicare beneficiaries in competitive bidding markets which could adversely impact AdaptHealth's financial condition and results of operations.

        Accreditation is required by most of AdaptHealth's managed care payors and is a mandatory requirement for all Medicare DMEPOS providers. If AdaptHealth or any of its branches lose accreditation, or if any of its new branches are unable to become accredited, such failure to maintain accreditation or become accredited could adversely impact AdaptHealth's financial condition and results of operations.

Compliance with regulations under the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the Health Information Technology for Economic and Clinical Health Act ("HITECH Act") and related rules relating to the transmission, security and privacy of health information could impose additional significant costs on AdaptHealth's operations.

        Numerous federal and state laws and regulations addressing patient privacy and consumer privacy, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. HIPAA and the HITECH Act require AdaptHealth to comply with standards for the use and disclosure of health information within AdaptHealth and with third parties. HIPAA and the HITECH Act also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, and privacy and electronic security of individually identifiable health information.

        HIPAA requires healthcare providers, including AdaptHealth, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations.

        In addition, under the Federal CAN-SPAM Act, the Telephone Consumer Protection Act and the Telemarketing Sales Rule and Medicare regulations, AdaptHealth is limited in the ways in which it can market and service its products and services by use of email or telephone marketing. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payors, and the cost of complying with these standards could be significant.

AdaptHealth is highly dependent upon senior management; failure by AdaptHealth to attract and retain key members of senior management could adversely affect AdaptHealth's financial condition and results of operations.

        AdaptHealth is highly dependent on the performance and continued efforts of its senior management team. AdaptHealth's future success is dependent on its ability to continue to attract and retain qualified executive officers and senior management. Any inability to manage AdaptHealth's operations effectively could adversely impact its financial condition and results of operations.

AdaptHealth's reliance on relatively few suppliers for the majority of its patient service equipment and supplies could adversely affect AdaptHealth's ability to operate.

        AdaptHealth currently relies on a relatively small number of suppliers to provide it with the majority of its patient service equipment and supplies. Significant price increases, or disruptions in the ability to obtain such equipment and supplies from existing suppliers, may force AdaptHealth to use alternative suppliers. Additionally, any new excise taxes imposed on manufacturers of certain medical equipment could be passed on to customers, such as AdaptHealth. Such manufacturers may be forced to make other changes to their products or manufacturing processes that are unacceptable to AdaptHealth, resulting in a need to change suppliers. Any change in suppliers AdaptHealth uses could cause delays in the delivery of such products and possible losses in revenue, which could adversely affect AdaptHealth's results of operations. In addition, alternative suppliers may not be available, or may not provide their products and services at similar or favorable prices. If AdaptHealth cannot obtain the patient service equipment and supplies it currently uses, or alternatives at similar or favorable prices, AdaptHealth's ability to provide such products may be severely impacted, which could have an adverse effect on its business, financial condition, results of operations, cash flow, capital resources and liquidity. In December 2019, a novel strain of coronavirus began to impact the population of China, where several of our suppliers' manufacturing facilities are located. In China, certain businesses have suspended or terminated operations, a portion of the population has been subject to self-imposed or mandatory quarantines and economic activity has slowed. While the closures and limitations on movement in China are expected to be temporary, the potential supply chain disruption or its duration, and its related financial impact, cannot be estimated at this time. Should the closures and limitations on movement continue for an extended period of time, the impact on our supply chain could materially and adversely affect our business and results of operations.

AdaptHealth's strategic growth plan, which involves the acquisition of other companies, may not succeed.

        AdaptHealth's strategic plan calls for significant growth in its business over the next several years through an increase in its density in select markets where it is established as well as the expansion of its geographic footprint into new markets. This growth would place significant demands on AdaptHealth's management team, systems, internal controls and financial and professional resources. As a result, AdaptHealth could be required to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding AdaptHealth's information technology infrastructure. If AdaptHealth is unable to effectively manage growth, its financial results could be adversely impacted.

        AdaptHealth's strategic plan also contemplates continued growth from future acquisitions of home medical equipment providers. AdaptHealth may face increased competition for attractive acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. Without successful acquisitions, AdaptHealth's future growth rate could decline. In addition, AdaptHealth cannot guarantee that any future acquisitions, if consummated, will result in further growth.

        AdaptHealth's strategic plan contemplates successful integration of acquired home medical equipment providers with AdaptHealth's existing business, including reduction in operating expenses with respect to the acquired companies. Integrating an acquisition could be expensive and time-consuming and could disrupt AdaptHealth's ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations. AdaptHealth may not be able to combine successfully the operations of recently acquired companies with its operations, and, even if such integration is accomplished, AdaptHealth may never realize the potential benefits of such acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on AdaptHealth's operations or other projects and may impose challenges on us including, but not limited to, consistencies in business standards, procedures, policies and business cultures. There can be no assurance that any future acquisitions, if consummated, will result in further growth.

        Specific integration risks relating to the acquisition of other companies by AdaptHealth may include:

  •
  difficulties related to combining previously separate businesses into a single unit, including patient transitions, product and service offerings, distribution and operational capabilities and business cultures;

  •
  availability of financing to the extent needed to fund acquisitions;

  •
  customer loss and other general business disruption;

  •
  managing the integration process while completing other independent acquisitions or dispositions;

  •
  diversion of management's attention from day-to-day operations;

  •
  assumption of liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated;

  •
  failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements;

  •
  potentially substantial costs and expenses associated with acquisitions and dispositions;

  •
  failure to retain and motivate key employees;

  •
  coordinating research and development activities to enhance the introduction of new products and services;

  •
  difficulties in establishing and applying AdaptHealth's internal control over financial reporting and disclosure controls and procedures to an acquired business;

  •
  obtaining necessary regulatory licenses and payor-specific approvals, which may impact the timing of when AdaptHealth is to bill and collect for services rendered;

  •
  AdaptHealth's ability to transition patients in a timely manner may impact AdaptHealth's ability to collect amounts for services rendered;

  •
  AdaptHealth's estimates for revenue accruals during the integration of acquisitions may require adjustments in future periods as the transition of patient information is finalized; and

  •
  delays in obtaining new government and commercial payor identification numbers for acquired branches, resulting in a slowdown and/or loss of associated revenue.

        In addition, AdaptHealth faces competition for acquisition candidates and, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. There can be no assurance that AdaptHealth will be able to identify suitable acquisition opportunities in the future or that any such opportunities, if identified, will be consummated on favorable terms, if at all. Without successful acquisitions, AdaptHealth's future growth rate could decline.

        While AdaptHealth conducts due diligence in connection with any acquisition opportunity, there may be risks or liabilities that such due diligence efforts fail to discover that are not disclosed to AdaptHealth or that AdaptHealth inadequately assesses. The failure to timely identify any material liabilities associated with any acquisitions could adversely impact AdaptHealth's financial condition and results of operations.

If AdaptHealth were required to write down all or part of its goodwill its net earnings and net worth could be materially adversely affected.

        Goodwill represents a significant portion of AdaptHealth's assets. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. For example, if our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, it might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If, as part of our annual review of goodwill, we are required to write down all or a significant part of AdaptHealth's goodwill our net earnings and net worth could be materially adversely affected, which could affect our flexibility to obtain additional financing. In addition, if our assumptions used in preparing our valuations for purposes of impairment testing differ materially from actual future results, we may record impairment charges in the future and our financial results may be materially adversely affected. AdaptHealth had $266.8 million and $202.4 million of goodwill recorded on its Consolidated Balance Sheets at December 31, 2019 and December 31, 2018, respectively. It is not possible at this time to determine if there will be any future impairment charge, or if there is, whether such charges would be material.

AdaptHealth may not be able to generate sufficient cash flow to cover required payments or meet operating covenants under its long-term debt and long-term operating leases.

        Failure to generate sufficient cash flow to cover required payments or meet operating covenants under AdaptHealth's long-term debt and long-term operating leases could result in defaults under such agreements and cross-defaults under other debt or operating lease arrangements, which could harm its operating subsidiaries. AdaptHealth may not generate sufficient cash flow from operations to cover required interest, principal and lease payments. In addition, AdaptHealth's outstanding credit facility contains restrictive covenants and requires AdaptHealth to maintain or satisfy specified coverage tests. These restrictions and operating covenants include, among other things, requirements with respect to total leverage ratios and fixed charge coverage ratios. These restrictions, together with the restrictive covenants included in promissory notes with the BlueMountain Entities, may interfere with AdaptHealth's ability to obtain additional advances under its existing credit facility or to obtain new financing or to engage in other business activities, which may inhibit AdaptHealth's ability to grow its business and increase revenue. In addition, failure by AdaptHealth to comply with these restrictive covenants could result in an event of default which, if not cured or waived, could result in the acceleration of its debt.

AdaptHealth may need additional capital to fund its operating subsidiaries and finance its growth, and AdaptHealth may not be able to obtain it on acceptable terms, or at all, which may limit its ability to grow.

        AdaptHealth's ability to maintain and enhance its operating subsidiaries and equipment to meet regulatory standards, operate efficiently and remain competitive in its markets requires AdaptHealth to commit substantial resources to continued investment in its affiliated facilities and equipment. Additionally, the continued expansion of its business through the acquisition of existing facilities, expansion of existing facilities and construction of new facilities may require additional capital, particularly if AdaptHealth were to accelerate its acquisition and expansion plans. Financing may not be available or may be available only on terms that are not favorable. In addition, some of AdaptHealth's outstanding indebtedness restrict, among other things, its ability to incur additional debt. If AdaptHealth is unable to raise additional funds or obtain additional funds on acceptable terms, it may have to delay or abandon some or all of its growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of the Common Stock.

Changes in the method of determining the London Interbank Offered Rate ("LIBOR"), or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on AdaptHealth's outstanding variable rate indebtedness.

        Certain of AdaptHealth's indebtedness, including LIBOR Rate Loans under its credit facility, bears interest at variable interest rates that use LIBOR as a benchmark rate. LIBOR is the subject of recent proposals for reform and, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Federal Reserve Bank of New York has begun publishing a Secured Overnight Funding Rate ("SOFR"), which is intended to replace U.S. dollar LIBOR, and central banks in several other jurisdictions have also announced plans for alternative reference rates for other currencies. These reforms may cause LIBOR to perform differently than in the past or to disappear entirely. The consequences of these developments with respect to LIBOR cannot be entirely predicted but may result in an increase in the interest cost of AdaptHealth's variable rate indebtedness. In the event that LIBOR is no longer available as a reference rate or is replaced by SOFR in the future, AdaptHealth's credit facility permits its lenders, in good faith, to unilaterally suspend maintaining LIBOR Rate Loans under the credit facility and to adopt a new rate, such as SOFR. As a result, AdaptHealth may need to renegotiate its outstanding indebtedness or incur other indebtedness, and the phase-out of LIBOR may negatively impact the terms of such indebtedness. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our business, financial condition and results of operations.

Political and economic conditions, including significant global or regional developments such as economic and political events, international conflicts, natural disasters, and public health crises that are out of AdaptHealth's control, could adversely affect its revenue, financial condition and results of operations.

        AdaptHealth's business can be affected by a number of factors that are beyond its control, such as general geopolitical, economic and business conditions, financial services market conditions, and general political and economic developments, including slower economic growth, disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, inflation, elevated unemployment levels, sluggish or uneven economic recovery, government actions impacting trade agreements including the imposition of trade restrictions such as tariffs and retaliatory counter measures, government deficit reduction, natural and other disasters and public health crises affecting the operations of AdaptHealth or its customers or suppliers. Any Medicare, Medicaid or third-party payor reimbursement reductions as a result of such factors could adversely impact AdaptHealth's business, financial condition, results of operations, cash flow, capital resources and liquidity. Turmoil in the financial markets, including in the capital and credit markets, and any uncertainty over its breadth, depth and duration may put pressure on the global economy and could have a negative effect on AdaptHealth's business. Further, historical worldwide financial and credit turmoil could reduce the availability of liquidity and credit to fund the continuation and expansion of business operations worldwide. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could cause an economic recession in the United States or worldwide. If financial markets in the United States, Europe and Asia experience extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, governments may take unprecedented actions intended to address extreme market conditions that may include severely restricted credit and declines in real estate values. If conditions in the global economy, U.S. economy or other key vertical or geographic markets are weak or uncertain, AdaptHealth could experience material adverse impacts on its revenue, financial condition and results of operations.

If AdaptHealth's subsidiary fails to comply with the terms of its Corporate Integrity Agreement, it could be subjected to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

        Braden Partners, L.P. ("BP"), d/b/a Pacific Pulmonary Services ("PPS"), which was acquired by AdaptHealth in May 2018, entered into a five-year Corporate Integrity Agreement ("CIA") with the Office of Inspector General of the Department of Health and Human Services (the "OIG-HHS"), effective March 31, 2017, concurrent with the execution of a settlement agreement with the United States, acting through the DOJ and on behalf of the OIG-HHS. The CIA imposes certain compliance, auditing (including by an independent review organization), self-reporting and training requirements with which BP must comply. If BP fails to comply with the terms of its CIA, it could be subjected to substantial monetary penalties and/or suspension or exclusion from participation in federal healthcare programs. Any such suspension, exclusion or termination would result in the revocation or termination of contracts and/or licenses and potentially have a material adverse effect on the results of BP's operations. The imposition of monetary penalties and/or termination of contracts with respect to BP could adversely affect AdaptHealth's profitability and financial condition. The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG-HSS confirmed that the requirements of the CIA imposed upon PPS would only apply to the operations of BP and therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.

AdaptHealth's current insurance program may expose it to unexpected costs and negatively affect its business, financial condition and results of operations, particularly if it incurs losses not covered by its insurance or if claims or losses differ from its estimates.

        There is an inherent risk of liability in the provision of healthcare services. As participants in the healthcare industry, AdaptHealth may periodically be subject to lawsuits, some of which may involve large claims and significant costs to defend, such as mass tort or other class actions. Although AdaptHealth's insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that it believes are reasonable based on its operations, the coverage under its insurance programs may not be adequate to protect it in all circumstances. AdaptHealth's insurance policies contain exclusions and conditions that could have a materially adverse impact on AdaptHealth's ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. Additionally, insurance companies that currently insure companies in AdaptHealth's industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future. The incurrence of losses and liabilities that exceed AdaptHealth's available coverage, therefore, could have a material adverse effect on its business, financial condition and results of operations.

        AdaptHealth currently self-insures a significant portion of expected losses under its workers' compensation, automobile liability and employee health insurance programs and, to offset negative insurance market trends, AdaptHealth may elect to increase its self-insurance coverage, accept higher deductibles or reduce the amount of coverage. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying its liabilities for these losses could result in materially different expenses than expected under these programs, which could have a material adverse effect on AdaptHealth's financial condition and results of operations. In addition, if AdaptHealth experiences a greater number of these losses than it anticipates, it could have a material adverse effect on its business, financial condition and results of operations.

AdaptHealth currently outsources, and from time to time in the future may outsource, a portion of its internal business functions to third-party providers. Outsourcing these functions has significant risks, and AdaptHealth's failure to manage these risks successfully could materially adversely affect its business, results of operations, and financial condition.

        AdaptHealth currently, and from time to time in the future, may outsource portions of its internal business functions, including billing and administrative functions relating to revenue cycle management, to third-party providers in India, the Philippines and Central America. These third-party providers may not comply on a timely basis with all of AdaptHealth's requirements, or may not provide AdaptHealth with an acceptable level of service. In addition, AdaptHealth's reliance on third-party providers could have significant negative consequences, including significant disruptions in its operations and significantly increased costs to undertake its operations, either of which could damage AdaptHealth's relationships with its customers. In addition, AdaptHealth's outsourced functions may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; vandalism; currency fluctuations; changes to the law of India, the Philippines, the United States or any of the states or other jurisdictions in which AdaptHealth does business or outsources operations; or increases in the cost of labor and supplies in India, the Philippines or Central America or any other jurisdiction in which AdaptHealth outsources any portion of its internal business functions. AdaptHealth's outsourced operations may also be affected by trade restrictions, such as tariffs or other trade controls. As a result of its outsourcing activities, it may also be more difficult for AdaptHealth to recruit and retain qualified employees for its business needs at any time. AdaptHealth's failure to successfully outsource certain of its business functions could materially adversely affect its business, results of operations, and financial condition.

Risks Related to Our Securities

Our only significant assets are the ownership of a majority interest in AdaptHealth Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.

        We have no direct operations and no significant assets other than the ownership of a majority of the economic and voting interests in AdaptHealth Holdings. We depend on AdaptHealth Holdings and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of AdaptHealth Holdings and its subsidiaries may limit our ability to obtain cash from AdaptHealth Holdings. The earnings from, or other available assets of, AdaptHealth Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A Common Stock. AdaptHealth Holdings is classified as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of AdaptHealth Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by AdaptHealth Holdings. Under the terms of the A&R AdaptHealth Holdings LLC Agreement, AdaptHealth Holdings is obligated to make tax distributions to holders of AdaptHealth Units, including us, except to the extent such distributions would render AdaptHealth Holdings insolvent or are otherwise prohibited by law or the terms of AdaptHealth's credit facility. In addition to our tax obligations, we also incur expenses related to our operations and our interests in AdaptHealth Holdings, including costs and expenses of being a publicly-traded company, all of which could be significant. To the extent that we require funds and AdaptHealth Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment.

        Prior to the Business Combination, there was no public market for AdaptHealth Holdings' securities. As an active market for our securities continues to develop, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

  •
  actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in the market's expectations about our operating results;

  •
  success of competitors;

  •
  our operating results failing to meet the expectation of securities analysts or investors in a particular period;

  •
  changes in financial estimates and recommendations by securities analysts concerning AdaptHealth or the home medical equipment industry in general;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  our ability to market new and enhanced products on a timely basis;

  •
  changes in laws and regulations affecting our business;

  •
  our ability to meet compliance requirements;

  •
  commencement of, or involvement in, litigation involving us;

  •
  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

  •
  the volume of shares of our Class A Common Stock available for public sale;

  •
  any major change in our board of directors or management;

  •
  sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

  •
  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

        Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.

        As a public company, we are required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of AdaptHealth Holdings as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

        In connection with the audit of AdaptHealth's consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, there were certain controls over financial reporting relating to the timeliness of our review controls over non-routine transactions that did not operate as designed. AdaptHealth continues to be actively engaged in the development and implementation of its remediation plan to address such material weakness, including:

  •
  implementation of processes to improve overall efficiency and accuracy of accounting;

  •
  assignment of dedicated and experienced technical resources, including engaging a third-party consultant to assist management, with its responsibility of strengthening corporate oversight over financial reporting and enhancing controls associated with complex accounting matters; and

  •
  hiring additional qualified personnel and continue to evaluate the adequacy of our accounting personnel staffing level.

        This remediation plan is intended to ensure that the key controls over the financial reporting oversight process are operating effectively and are sustainable.

        In addition, our management and other personnel will need to continue to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 and the evaluation of the effectiveness of our internal controls over financial reporting within the prescribed timeframe. AdaptHealth is in the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal controls over financial reporting. AdaptHealth may discover additional deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner.

Certain of our principal stockholders have significant influence over us.

        Entities affiliated with Deerfield Management Company, L.P. (collectively, "Deerfield Management") collectively beneficially own approximately 26.14% of our Class A Common Stock, assuming (i) the exchange of 30,563,799 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 1,640,981 private placement warrants and 833,333 public warrants held by Deerfield Management. Everest Trust beneficially owns approximately 21.717% of our Class A Common Stock, assuming (i) the exchange of 30,563,799 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 665,628 private placement warrants held by Clifton Bay Offshore Investments L.P. and 41,473 private placement warrants held by Quadrant Management, Inc. As long as Deerfield Management and/or Everest Trust own or control a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

        The interests of Deerfield Management and/or Everest Trust may not align with the interests of our other stockholders. Each of Deerfield Management and Everest Trust is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Each of Deerfield Management and Everest Trust may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that our stockholders and our directors, including any who were designated by any of our stockholders, other than any such persons who are employees of us or any of our subsidiaries, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.

We will continue to incur significant increased expenses and administrative burdens as a result of being a public company, which could have a material adverse effect on our business, financial condition and results of operations.

        We will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that AdaptHealth Holdings did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities AdaptHealth had not prior to the Business Combination. In addition, additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

AdaptHealth's management has limited experience in operating a public company.

        AdaptHealth's executive officers and certain directors have limited experience in the management of a publicly traded company. AdaptHealth's management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of AdaptHealth, including the key personnel of AdaptHealth who have stayed with us following the Business Combination. The loss of such key personnel could negatively impact our operations and financial results.

        Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of AdaptHealth. It is possible that AdaptHealth will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of the key personnel of AdaptHealth may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

        The Tax Receivable Agreement, which we entered into at the Closing with the Blocker Sellers and Non-Blocker AdaptHealth Members (collectively, the "TRA Holders"), generally provides for the payment by us to the Blocker Sellers of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of AdaptHealth Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder's tax basis in its AdaptHealth Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We are dependent on distributions from AdaptHealth Holdings to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in AdaptHealth Holdings or us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

        The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

        As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

        We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with yours.

        The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their AdaptHealth Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us.

There can be no assurance that we will be able to continue to comply with the continued listing standards of Nasdaq.

        Our Class A Common Stock is currently listed on Nasdaq. There can be no assurance that we will continue to be able to meet Nasdaq's listing requirements with respect to our Class A Common Stock. If our Class A Common Stock is delisted, there could be limited availability of market quotations for the Class A Common Stock and reduced liquidity in trading. Our public warrants were formerly listed on Nasdaq; however, on November 27, 2019, we received a letter from Nasdaq stating that our public warrants failed to meet the Nasdaq Capital Market's round lot holder requirement. Our public warrants were suspended from trading on Nasdaq on December 6, 2019 and subsequently delisted. Upon suspension of trading on Nasdaq, our public warrants began trading on the over-the-counter market. Although we anticipate that our Class A Common Stock, if delisted from Nasdaq, would be eligible for quotation and trading on the over-the-counter market, there can be no assurance that trading would be commenced or maintained on the over-the-counter market for our Class A Common Stock.

        In addition, if we failed to meet Nasdaq's listing requirements with respect to our Class A Common Stock, in addition to reduced liquidity, we and our stockholders could face significant material consequences including:

  •
  a determination that our Class A Common Stock is a "penny stock" which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

  •
  a limited amount of news and analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because our Class A Common Stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of our Class A Common Stock, if we were no longer listed on Nasdaq, our Class A Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Class A Common Stock.

A significant portion of our total outstanding Class A Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the Business Combination:

  •
  certain persons collectively own 3,672,500 shares of Class A Common Stock and 2,643,333 private placement warrants distributed to them by our Sponsor in connection with its dissolution, subject to restrictions on transfer under the terms of a letter agreement entered into by our Sponsor at the time of our initial public offering ("IPO");

  •
  38,290,298 shares of Class A Common Stock which were either issued or may be issued upon the exchange of AdaptHealth Units are subject to restrictions on transfer under the terms of the Lock-up Agreements; and

  •
  Deerfield and Richard Barasch collectively own 12,500,000 shares of Class A Common Stock that are subject to restrictions on transfer under the terms of the Deerfield Subscription Agreement.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding public warrants.

        Our warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

        We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are "out-of-the-money," in which case you would lose any potential embedded value from a subsequent increase in the value of the Common Stock had your warrants remained outstanding.

        In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are "out-of-the-money," in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your warrants remained outstanding. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees, which include the selling securityholders.

Our warrants may have an adverse effect on the market price of our Class A Common Stock.

        We issued warrants to purchase 8,333,333 shares of our Class A Common Stock as part of the units offered in our IPO and, simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 4,333,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.

The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

        We qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we plan to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.07 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. AdaptHealth had revenues for the year ended December 31, 2019 of approximately $529.6 million. If we continue to expand our business through acquisitions and/or continue to grow revenues organically, we may cease to be an emerging growth company prior to December 31, 2023.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find our Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Class A Common Stock and its stock price may be more volatile.

        We are also currently a "smaller reporting company." In the event that we are still considered a "smaller reporting company," at such time as we cease being an "emerging growth company," the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an "emerging growth company" or a "smaller reporting company." Specifically, similar to "emerging growth companies," "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an "emerging growth company" or "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects.

Our second amended and restated certificate of incorporation requires that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America be the exclusive forums for substantially all disputes between us and our stockholders, which may have the effect of discouraging lawsuits against our directors and officers.

        Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder's counsel. Our second amended and restated certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against our directors and officers. If a court were to find either exclusive forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. For example, the Court of Chancery of the State of Delaware determined in December 2018 that the exclusive forum provision of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. If the Court of Chancery's decision were to be overturned, we would enforce the federal district court exclusive forum provision in our second amended and restated certificate of incorporation.

 UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION OF ADAPTHEALTH

        The following unaudited pro forma condensed combined information presents the unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 based upon the combined historical financial statements of AdaptHealth Corp. ("AdaptHealth"), and the Patient Care Solutions business ("PCS") after giving effect to AdaptHealth's acquisition of PCS from McKesson Corporation (the "PCS Acquisition") and related adjustments described in the accompanying notes.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the PCS Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives pro forma effect to the PCS Acquisition as if it was completed on December 31, 2019.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

  •
  The audited historical financial statements of AdaptHealth and the notes thereto as included in the Form 10-K filed on March 6, 2020.

  •
  The audited and unaudited historical financial statements of PCS and the notes thereto included elsewhere in this Form S-1/A.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PCS Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact, of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had AdaptHealth owned PCS in the periods indicated above, or any integration costs and benefits from restructuring plans.

ADAPTHEALTH CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2019

(in thousands)	AdaptHealth Corp. Historical	PCS Reclassified(1)	Pro Forma Adjustments	Note 3	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$76,878	$70	$(15,072)	(a)	$61,876
Accounts receivable, net	78,619	21,891	—		100,510
Inventory	13,239	—	—		13,239
Prepaid and other current assets	12,679	793	(700)	b)	12,772

Total current assets	181,415	22,754	(15,772)		188,397
Equipment and other fixed assets, net	63,559	9,118	—		72,677
Goodwill	266,791	—	—		266,791
Other assets	6,852	9,763	(9,747)	(c)	6,868
Deferred tax asset	27,505	—	—		27,505

Total assets	$546,122	$41,635	$(25,519)		$562,238

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$102,728	$5,920	$(968)	(d)	$107,680
Current portion of capital lease obligations	19,750	—	—		19,750
Current portion of long-term debt	1,721	—	—		1,721
Contract Assets	9,556	—	—		9,556
Other liabilities	17,139	2,991	(2,579)	(e)	17,551

Total current liabilities	150,894	8,911	(3,547)		156,258
Long-term debt, less current portion	395,112	—	—		395,112
Capital lease obligations, less current portion	233	—	—		233
Other long-term liabilities	29,131	8,200	(8,136)	(f)	29,195

Total liabilities	575,370	17,111	(11,683)		580,798

Stockholders' equity (deficit)
Total stockholders' equity (deficit) attributable to AdaptHealth Corp.	(14,519)	24,524	(13,836)	(g)	(3,831)
Noncontrolling interest in subsidiaries	(14,729)	—	—		(14,729)

Total stockholders' equity (deficit)	(29,248)	24,524	(13,836)		(18,560)

Total Liabilities and Stockholders' Equity (Deficit)	$546,122	$41,635	$(25,519)		$562,238

(1)
Refer to Note 2 for reclassification of PCS historical information.

ADAPTHEALTH CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)	AdaptHealth Corp. Historical	PCS Reclassified(1)	Pro Forma Adjustments	Pro Forma Combined
Net revenue less provision for doubtful accounts	$529,644	$132,885	$—	$662,529
Costs and expenses:
Cost of net revenue	440,386	163,772	—	604,158
General and administrative expenses	56,493	5,563	—	62,056
Depreciation, excluding patient equipment depreciation	3,068	235	—	3,303

Total costs and expenses	499,947	169,570	—	669,517

Operating (loss) income	29,697	(36,685)	—	(6,988)
Interest expense (income)	39,305	(90)	—	39,215
Loss on extinguishment of debt, net	2,121	—	—	2,121

Loss before income taxes	(11,729)	(36,595)	—	(48,324)
Income tax expense	1,156	—	—	1,156

Net loss	(12,885)	(36,595)	—	(49,480)
Income attributable to noncontrolling interest	2,111	—	—	2,111

Net loss attributable to AdaptHealth Corp.	$(14,996)	$(36,595)	$—	$(51,591)

Net loss per common share:
Basic and diluted	$(0.66)			$(2.29)
Weighted average shares outstanding for net loss attributable to AdaptHealth Corp.:
Basic and diluted	22,557			22,557

(1)
Refer to Note 2 for reclassification of PCS historical information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Description of the PCS Acquisition

Basis of presentation

        The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the PCS Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the PCS Acquisition.

        AdaptHealth's historical results reflect AdaptHealth's audited consolidated statement of operations for the year ended December 31, 2019 and audited condensed consolidated balance sheet as of December 31, 2019 under GAAP. PCS' historical results reflect the unaudited consolidated statement of operations for the twelve month period ended December 31, 2019 and unaudited condensed consolidated balance sheet as of December 31, 2019 under U.S. GAAP.

Description of the PCS Acquisition

        On November 21, 2019, AdaptHealth LLC, a Delaware limited liability company ("Buyer") and a wholly-owned indirect subsidiary of AdaptHealth Corp., McKesson Medical-Surgical, Inc., a Virginia corporation ("Seller"), NRE Holding Corporation, a Delaware corporation ("NRE"), and McKesson Patient Care Solutions, Inc., a Pennsylvania corporation, entered into a Securities Purchase Agreement (the "Agreement"), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from the Seller, all of the issued and outstanding equity interests of NRE (the "Transaction"). The Transaction closed on January 1, 2020 upon satisfaction of all closing conditions pursuant to the Agreement. In connection with the Transaction, AdaptHealth Corp. acquired PCS from McKesson Corporation. PCS currently provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. PCS maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states.

        The base purchase price for the Transaction was $14 million, subject to customary adjustments for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount). The total cash paid at closing was $15 million. In addition, Buyer may be required to make an additional payment of $1.5 million to Seller after the closing of the Transaction pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the Transaction. The total investment, including restructuring costs until the business is fully integrated on AdaptHealth Corp.'s platform in the latter half of 2020, is expected to be approximately $30 million.

        The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the Transaction. AdaptHealth Corp. is still in the process of finalizing the purchase price allocation.

(in thousands)
Cash Consideration	$15,002
Fair value of net assets acquired:
Accounts receivables	$21,891
Prepaid and other assets	93
Other assets	16
Equipment and other fixed assets	9,118
Accounts payable and accrued expenses	(4,952)
Other liabilities	(412)
Other long-term liabilities	(64)

Net assets acquired	$25,690
Bargain purchase gain	$10,688

        Management of AdaptHealth Corp. will finalize the measurement of the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations. In accordance with FASB ASC Topic 805, management will review the procedures it uses to identify and measure the assets acquired and liabilities assumed in order to ensure that the measurements appropriately reflect the consideration of all available information as of the acquisition date. Based on the information currently available to management, it is estimated that a bargain purchase gain will be recorded in connection with the PCS Acquisition. Management has determined that a gain on this transaction may be appropriate given the Seller desired to exit the home medical equipment business operated by PCS.

Basis of the Pro Forma Presentation

        Upon consummation of the PCS Acquisition, PCS will adopt AdaptHealth Corp.'s accounting policies. AdaptHealth Corp. may identify differences between the accounting policies among the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.

Note 2—Reclassifications to Historical Financial Information of PCS

        Certain balances and transactions presented in the historical financial statements of PCS included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of AdaptHealth as indicated in the tables below.

PCS Balance Sheet Reclassifications at December 31, 2019

(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Assets
Accounts receivable, net	16,341	5,550	21,891
Contract Assets	5,550	(5,550)	—
Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	2,651	3,269	5,920
Other accrued liabilities	6,260	(6,260)	—
Other liabilities		2,991	2,991
Stockholders' equity (deficit)
Total stockholders' equity (deficit)			—
attributable to AdaptHealth Corp.	—	24,524	24,524
Net parent investment	24,524	(24,524)	—

PCS Statement of Operations Reclassifications for the Year Ended December 31, 2019

(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of net revenue	82,263	81,509	163,772
General and administrative expenses	—	5,563	5,563
Depreciation, excluding patient equipment depreciation	—	235	235
Selling, distribution, and administrative expenses	82,483	(82,483)	—
Restructuring Charges	4,838	(4,838)	—
Interest expense (income)	—	(90)	(90)
Other expense, net	(104)	104	—

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)

        The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:

  a)
  Represents the following adjustments (1) reduction of $70 representing PCS' December 31, 2019 cash balance since cash was not acquired in connection with the PCS Acquisition and (2) payment of $15,002 representing the cash paid at closing of the PCS Acquisition.

  b)
  Represents adjustment to reflect certain assets included in the historical December 31, 2019 balance sheet of PCS that were not acquired by AdaptHealth Corp.

  c)
  Represents adjustment to reflect operating lease right-of-use assets included in the historical December 31, 2019 balance sheet of PCS as a result of PCS' adoption of amended accounting guidance related to lease arrangements. This is included as a pro-forma adjustment since AdaptHealth Corp. has not yet adopted such accounting guidance.

  d)
  Represents adjustment to reflect certain accrued expenses included in the historical December 31, 2019 balance sheet of PCS that were not assumed by AdaptHealth Corp.

  e)
  Represents adjustments to reflect (1) restructuring liablities of $968 included in the historical December 31, 2019 balance sheet of PCS that were not assumed by AdaptHealth Corp., and (2) operating lease liabilities of $1,611 included in the historical December 31, 2019 balance sheet of PCS as a result of PCS' adoption of amended accounting guidance related to lease arrangements. This is included as a pro-forma adjustment since AdaptHealth Corp. has not yet adopted such accounting guidance.

  f)
  Represents adjustment to reflect operating lease liabilities included in the historical December 31, 2019 balance sheet of PCS as a result of PCS' adoption of amended accounting guidance related to lease arrangements. This is included as a pro-forma adjustment since AdaptHealth Corp. has not yet adopted such accounting guidance.

  g)
  Represents adjustment to equity resulting from the estimated acquisition accounting in connection with the PCS Acquisition. This includes the impact of an estimated $10,688 bargain purchase gain, calculated as if the net assets of PCS were acquired on December 31, 2019. The bargain purchase gain is not reflected in the unaudited pro forma combined statements of operations because it is a nonrecurring item that is directly related to the transaction.

USE OF PROCEEDS

        We will receive up to an aggregate of approximately $110,421,953.50 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital.

        We will not receive any proceeds from the sale of Class A Common Stock or private placement warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders' securities and to indemnify certain selling securityholders against certain liabilities.

 MARKET INFORMATION

        Our Class A Common Stock is currently listed on Nasdaq under the symbol "AHCO" and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol "AHCOW." Through November 8, 2019, our Class A Common Stock and warrants were quoted under the symbols "DFB" and "DFBW," respectively. As of March 6, 2020, there were 40 holders of record of shares of our Class A Common Stock, 18 holders of record of shares of our Class B Common Stock and 26 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B Common Stock.

DIVIDENDS

        We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

 SELECTED FINANCIAL DATA

        The following table shows selected historical consolidated financial information for the periods and as of the dates indicated. The selected historical consolidated financial information as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements not included in this prospectus.

        Historical results are not necessarily indicative of future operating results. The selected historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands)	2019	2018	2017	2016
Consolidated Statement of Operations Data:
Total net revenue	$529,644	$345,278	$192,559	$174,316
Operating income	$29,697	$31,091	$16,088	$2,323
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	$23,260	$9,687	$(4,183)

(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$60,418	$68,427	$45,931	$29,935
Net cash used in investing activities	$(84,870)	$(96,284)	$(15,077)	$(2,676)
Net cash provided by (used in) financing activities	$76,144	$48,769	$(30,263)	$(27,580)

	December 31,
(in thousands)	2019	2018	2017
Balance Sheet Data:
Total assets	$547,034	$368,957	$111,984
Total long-term debt, including current portion	$396,833	$134,185	$20,312
Total stockholders' equity (deficit) / members' equity (deficit)	$(29,248)	$102,769	$(637)

        The following table sets forth EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:

	Year Ended December 31,
(in thousands)	2019	2018	2017	2016
	(unaudited)
EBITDA	$90,142	$77,569	$43,580	$28,886
Adjusted EBITDA	$123,021	$84,447	$45,035	$33,104
Adjusted EBITDA less Patient Equipment Capex	$75,600	$45,083	$19,186	$7,625

        The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex:

	Year Ended December 31,
(in thousands)	2019	2018	2017	2016
	(unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	$23,260	$9,687	$(4,183)
Income attributable to noncontrolling interest	2,111	1,077	580	563
Interest expense excluding change in fair value of interest rate swaps	27,878	8,000	5,041	5,761
Interest expense (income)—change in fair value of interest rate swaps	11,426	(547)	—	—
Income tax expense (benefit)	1,156	(2,098)	249	(208)
Depreciation	62,567	47,877	27,816	26,563
Loss from discontinued operations, net of tax	—	—	207	390

EBITDA	90,142	77,569	43,580	28,886
Loss on extinguishment of debt, net(a)	2,121	1,399	324	—
Equity-based compensation expense(b)	11,070	884	49	49
Transaction costs(c)	15,984	2,514	—	—
Severance(d)	2,301	1,920	826	430
Non-recurring expenses	534	161	256	3,739
Earnout liability activity(e)	869	—	—	—

Adjusted EBITDA	123,021	84,447	45,035	33,104
Less: Patient equipment capex(f)	(47,421)	(39,364)	(25,849)	(25,479)

Adjusted EBITDA less Patient Equipment Capex	$75,600	$45,083	$19,186	$7,625

(a)
Represents write offs of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
Represents fair value adjustments and other charges associated with earnout liabilities from acquisitions.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with AdaptHealth's consolidated financial statements and the accompanying notes included in this prospectus. All amounts presented are in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management's expectations. Factors that could cause such differences are discussed below and elsewhere in this prospectus, particularly "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

AdaptHealth Corp. Overview

        AdaptHealth is a leading provider of home healthcare equipment, supplies and related services in the United States. The Company focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The Company services beneficiaries of Medicare, Medicaid and commercial insurance payors. As of December 31, 2019, AdaptHealth serviced approximately 1.2 million patients annually in 49 states through its network of 173 locations in 35 states. Following its acquisition of PCS from McKesson Corporation in January 2020, AdaptHealth services over approximately 1.4 million patients annually in all 50 states through its network of 187 locations in 38 states. The Company's principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.

Trends and Factors Affecting AdaptHealth's Future Performance

        Significant trends and factors that AdaptHealth believes may affect its future performance include:

  •
  Home Medical Equipment Growth.  According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth's total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines comprised approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports ("LTSS") spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion.

  •
  Aging U.S. Population.  The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth's products and services, is expected to continue to grow and thus grow AdaptHealth's market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but they are also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060.

  •
  Increasing Prevalence of Chronic Conditions.  HME is necessary to help treat significant health issues affecting millions of Americans, such as chronic obstructive pulmonary disease, congestive heart failure, obstructive sleep apnea and diabetes.

  •
  Increasing Prevalence of and Preference for In-Home Treatments.  The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting.

  •
  Home Care is the Lowest Cost Setting.  Not only is in-home care typically just as effective as care delivered in an inpatient setting, but it has also proven to be more cost effective. This is especially important within the context of government pressures to lower the cost of care, pushing clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. In-home care offers a significant cost reduction opportunity relative to facility based care without sacrificing quality.

        Certain additional items may impact the comparability of the historical results presented below with AdaptHealth's future performance, such as the cost of being a public company. To operate as a public company, AdaptHealth will be required to continue to implement changes in certain aspects of its business and develop, manage, and train management level and other employees to comply with ongoing public company requirements, including compliance with Section 404 and the evaluation of the effectiveness of internal controls over financial reporting. AdaptHealth will also incur new expenses as a public company, including expenses associated with public reporting obligations, proxy statements and stockholder meetings, stock exchange fees, transfer agent fees, SEC and Financial Industry Regulatory Authority filing fees and offering expenses.

Key Components of Operating Results

        Net Revenue.    Net revenues are recorded for services that AdaptHealth provides to patients for home healthcare equipment and related services. AdaptHealth's primary service lines are (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from OSA, (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) respiratory, including oxygen and related chronic therapy services in the home. Net revenues also include other services and supplies, primarily related to orthotics, enteral and hospice. Revenues are recorded either (x) at a point in time for the sale of supplies and disposables, or (y) over the service period for equipment rental (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment), at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and other third-party payors, including private insurers. For the year ended December 31, 2019, approximately 60% and 40% of revenues were recognized at a point in time and over the service period, respectively. For the year ended December 31, 2018, approximately 55% and 45% of revenues were recognized at a point in time and over the service period, respectively. Net revenues are net of related provision for doubtful accounts and implicit price concessions. Provision for doubtful accounts consists of billed charges that are ultimately deemed uncollectible due to a patient's or a third-party payor's inability or unwillingness to pay. The amount is based on management's best estimate of the net realizable value of accounts receivable. Variable consideration in the form of implicit price concessions that is not expected to be collected from customers are recorded as a direct reduction of net revenues.

        The Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("ASC 606"), effective January 1, 2019, using the modified retrospective transition method. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company's adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenues. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts.

        Cost of Net Revenue.    Cost of net revenues includes the cost of non-capitalized medical equipment and supplies, distribution expenses, labor costs, facilities rental costs, third-party revenue cycle management costs and depreciation for capitalized patient equipment. Distribution expenses represents the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries, benefits and other costs related to drivers and dispatch personnel; and amounts paid to couriers.

        General and Administrative Expenses.    General and administrative expenses consist of corporate support costs including information technology, human resources, finance, contracting, legal, compliance, equity-based compensation, transaction expenses and other administrative costs.

        Depreciation, Excluding Patient Equipment Depreciation.    Depreciation expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenues).

Factors Affecting AdaptHealth's Operating Results

        AdaptHealth's operating results and financial performance are influenced by certain unique events during the periods discussed herein, including the following:

Acquisitions

        AdaptHealth accounts for its acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in the historical results of AdaptHealth for the periods following the closing of the acquisition. The most significant of these acquisitions impacting the comparability of AdaptHealth's operating results in 2019 compared to 2018 were PPS HME Holdings ("PPS") acquired in May 2018, Verus Healthcare, Inc. ("Verus") acquired in May 2018, Home Medical Express, Inc. ("HMEI") acquired in July 2018, Med Way Medical, Inc. ("Med Way") acquired in December 2018, Continued Care of Long Island, Inc. ("CCLI") acquired in October 2018, SleepMed Therapies, Inc. ("SleepMed") acquired in July 2019, and Gould's Discount Medical, LLC ("Gould's") acquired in January 2019. Refer to Note 3, Acquisitions, included in our consolidated financial statements for the year ended December 31, 2019 included in this prospectus for additional information regarding AdaptHealth's acquisitions.

Debt and Recapitalization

        On March 20, 2019, AdaptHealth entered into the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. The debt restructuring consisted of $425 million in credit facilities, which includes a $300 million Initial Term Loan (the "Credit Facility Term Loan"), $50 million Delayed Draw Term Loan (the "Delayed Draw Loan"), and $75 million Revolving Credit Facility (the "New Revolver"), all with maturities in March 2024. The

Credit Facility Term Loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement)."

        On March 20, 2019, AdaptHealth entered into a Note and Unit Purchase Agreement with certain affiliates of BlueMountain Capital Management, LLC. In connection with the agreement, membership interests in AdaptHealth Holdings were purchased for $20 million, and AdaptHealth also signed a promissory note agreement with a principal amount of $100 million (the "BM Note"). The outstanding principal amount under the BM Note was due on the tenth anniversary of the agreement and bore interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% payment in kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.

        The transactions consummated with respect to the Third Amended and Restated Credit and Guaranty Agreement and the Note and Unit Purchase Agreement are hereinafter referred to as the "2019 Recapitalization."

        In connection with the closing of the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility. In addition, the Company repaid $50.0 million under the Credit Facility Term Loan using the proceeds received from the transactions completed as part of the Business Combination; such repayment was applied to the principal payments required to be paid through September 2023. In addition, the Company repaid $31.5 million that was outstanding under the New Revolver. Further, in connection with the closing of the Business Combination, the BM Note was replaced with a new amended and restated promissory note with a principal amount of $100 million. In addition, certain affiliates of BlueMountain Capital Management, LLC converted certain of its members' equity interests to a $43.5 million promissory note. The new $100 million promissory note, together with the $43.5 million promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on November 8, 2029 and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind ("PIK"), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash.

Seasonality

        AdaptHealth's business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. AdaptHealth's quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Key Business Metrics

        AdaptHealth focuses on net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex as it reviews its performance. Total net revenue is comprised of net sales revenue and net revenue from fixed monthly equipment reimbursements less a provision for doubtful accounts and implicit price concessions. Net sales revenue consists of revenue recognized at a point in time for the sale of supplies and disposables. Net revenue from fixed monthly equipment reimbursements consists of revenue recognized over the service period for equipment (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment).

	Three months ended
	March 31, 2019		June 30, 2019		September 30, 2019		December 31, 2019
Net Revenue (in thousands)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue—Point in time
Sleep	$47,127	39.4%	$50,433	40.6%	$59,117	43.3%	$67,865	45.4%	$224,542	42.4%
Respiratory	1,279	1.1%	1,445	1.2%	1,397	1.0%	1,659	1.1%	5,780	1.1%
HME	11,042	9.2%	10,966	8.8%	11,963	8.8%	11,977	8.0%	45,948	8.7%
Other	9,509	8.0%	10,151	8.2%	10,587	7.8%	9,934	6.6%	40,181	7.5%

Total Net sales revenue	$68,957	57.7%	$72,995	58.8%	$83,064	60.9%	$91,435	61.1%	$316,451	59.7%

Net revenue from fixed monthly equipment reimbursements
Sleep	$18,057	15.1%	$18,944	15.3%	$20,761	15.2%	$23,084	15.4%	$80,846	15.3%
Respiratory	20,429	17.1%	20,010	16.1%	19,646	14.4%	21,333	14.3%	81,418	15.4%
HME	10,370	8.7%	10,294	8.3%	11,103	8.1%	11,445	7.7%	43,212	8.2%
Other	1,686	1.4%	1,910	1.5%	1,877	1.4%	2,244	1.5%	7,717	1.4%

Total Net revenue from fixed monthly equipment reimbursements	$50,542	42.3%	$51,158	41.2%	$53,387	39.1%	$58,106	38.9%	$213,193	40.3%

Total net revenue
Sleep	$65,184	54.5%	$69,377	55.9%	$79,878	58.5%	$90,949	60.8%	$305,388	57.7%
Respiratory	21,708	18.2%	21,455	17.3%	21,043	15.4%	22,992	15.4%	87,198	16.5%
HME	21,412	17.9%	21,260	17.1%	23,066	16.9%	23,422	15.7%	89,160	16.9%
Other	11,195	9.4%	12,061	9.7%	12,464	9.2%	12,178	8.1%	47,898	8.9%

Total net revenue	$119,499	100.0%	$124,153	100.0%	$136,451	100.0%	$149,541	100.0%	$529,644	100.0%

	Three months ended
	March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018
Net Revenue (in thousands)	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Dollars	Revenue Percentage	Total	Revenue Percentage
	(Unaudited)
Net sales revenue—Point in time
Sleep	$12,205	21.8%	$25,760	32.8%	$41,226	40.4%	$44,394	40.9%	$123,585	35.8%
Respiratory	1,069	1.9%	1,193	1.5%	1,267	1.2%	1,382	1.3%	4,911	1.4%
HME	9,069	16.2%	9,289	11.8%	8,938	8.7%	9,428	8.7%	36,724	10.6%
Other	5,472	9.8%	6,043	7.8%	6,062	6.0%	7,074	6.4%	24,651	7.2%

Total Net sales revenue	$27,815	49.7%	$42,285	53.9%	$57,493	56.3%	$62,278	57.3%	$189,871	55.0%

Net revenue from fixed monthly equipment reimbursements
Sleep	$7,534	13.5%	$11,709	14.9%	$16,102	15.8%	$17,359	16.0%	$52,704	15.3%
Respiratory	12,167	21.7%	15,627	19.9%	19,246	18.8%	19,301	17.8%	66,341	19.2%
HME	8,354	14.9%	8,770	11.2%	9,180	9.0%	9,638	8.8%	35,942	10.4%
Other	114	0.2%	94	0.1%	135	0.1%	77	0.1%	420	0.1%

Total Net revenue from fixed monthly equipment reimbursements	$28,169	50.3%	$36,200	46.1%	$44,663	43.7%	$46,375	42.7%	$155,407	45.0%

Total net revenue
Sleep	$19,739	35.3%	$37,469	47.7%	$57,328	56.2%	$61,753	56.9%	$176,289	51.1%
Respiratory	13,236	23.6%	16,820	21.4%	20,513	20.0%	20,683	19.1%	71,252	20.6%
HME	17,423	31.1%	18,059	23.0%	18,118	17.7%	19,066	17.5%	72,666	21.0%
Other	5,586	10.0%	6,137	7.9%	6,197	6.1%	7,151	6.5%	25,071	7.3%

Total net revenue	$55,984	100.0%	$78,485	100.0%	$102,156	100.0%	$108,653	100.0%	$345,278	100.0%

Results of Operations

Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018.

        The following table summarizes AdaptHealth's consolidated results of operations for the years ended December 31, 2019 and December 31, 2018:

	Year Ended December 31,
	2019		2018
					Increase/(Decrease)
		Revenue Percentage		Revenue Percentage
(in thousands, except percentages)	Dollars		Dollars		Dollars	Percentage
	(unaudited)
Revenue:
Revenue, net of contractual allowances and discounts			$361,054
Provision for doubtful accounts(1)			(15,776)

Net revenue	$529,644	100.0%	345,278	100.0%	$184,366	53.4%
Costs and expenses:
Cost of net revenue	440,386	83.1%	293,384	85.0%	147,002	50.1%
General and administrative expenses	56,493	10.7%	18,069	5.2%	38,424	212.7%
Depreciation, excluding patient equipment depreciation	3,069	0.6%	2,734	0.8%	335	12.3%

Total costs and expenses	499,948	94.4%	314,187	91.0%	185,761	59.1%

Operating income	29,696	5.6%	31,091	9.0%	(1,395)	(4.5)%
Interest expense, net	39,304	7.4%	7,453	2.2%	31,851	427.4%
Loss on extinguishment of debt, net	2,121	0.4%	1,399	0.4%	722	NM %

(Loss) income before income taxes	(11,729)	(2.2)%	22,239	6.4%	(33,968)	(152.7)%
Income tax expense (benefit)	1,156	0.2%	(2,098)	(0.6)%	3,254	NM

Net (loss) income	(12,885)	(2.4)%	24,337	7.0%	(37,222)	(152.9)%
Income attributable to noncontrolling interests	2,111	0.4%	1,077	0.3%	1,034	96.0%

Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	(2.8)%	$23,260	6.7%	$(38,256)	(164.5)%

(1)
The Company adopted ASC 606 effective January 1, 2019, the effects of which have not been reflected in prior periods. The Company's adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded approximately $27.5 million of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606.

        Net Revenue.    Net revenue for the year ended December 31, 2019 was $529.6 million compared to $345.3 million for the year ended December 31, 2018, an increase of $184.4 million or 53.4%. The increase in net revenue was driven primarily by acquisitions, which increased revenue by approximately $156.3 million. The remaining increase in net revenue was attributable to organic growth resulting from demographic growth in core markets and CPAP resupply sales and marketing initiatives. For the year ended December 31, 2019, sales revenue (recognized at a point in time) comprised approximately 60% of total net revenue, compared to approximately 55% of total net revenue for the year ended December 31, 2018. The increase in sales revenue was driven primarily by the Verus and SleepMed acquisitions, which are predominantly CPAP resupply businesses and therefore have a high sales revenue mix, as well as strong organic growth in this category. For the year ended December 31, 2019, revenue from fixed monthly equipment reimbursements comprised approximately 40% of total net revenue, compared to approximately 45% of total net revenue for the year ended December 31, 2018.

        Cost of Net Revenue.    Cost of net revenue for the year ended December 31, 2019 was $440.4 million compared to $293.4 million for the year ended December 31, 2018, an increase of $147.0 million or 50.1%. Cost of net revenue as a percentage of net revenue was 83.1% of net revenue for the year ended December 31, 2019, compared to 85.0% of net revenue for the year ended December 31, 2018. The 1.9% decrease in cost of net revenue as a percentage of net revenue is due in part to lower labor expense due to an increased usage of a global workforce, offset by an increase to expense of approximately $0.9 million associated with earnout liability activity relating to acquisitions. The $147.0 million increase in cost of net revenue is primarily attributable to acquisition growth.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2019 were $56.5 million compared to $18.1 million for the year ended December 31, 2018, an increase of $38.4 million or 212.7%. General and administrative expenses as a percentage of net revenue was 10.7% for the year ended December 31, 2019, and 5.2% for the year ended December 31, 2018. General and administrative expenses for the year ended December 31, 2019 included $11.1 million in equity-based compensation expense, $15.6 million in transaction costs, $1.4 million in severance expenses and $0.3 million in other non-recurring expenses. General and administrative expenses for the year ended December 31, 2018 included $0.9 million in equity-based compensation expense, and $2.4 million in transaction costs. Excluding the impact of equity-based compensation expense, transaction costs, severance and other non-recurring expenses, general and administrative expenses as a percentage of net revenue was 5.3% and 4.3% for the years ended December 31, 2019 and 2018, respectively. The $38.4 million increase was primarily comprised of an increase in labor costs of $21.0 million which included a $10.2 million increase in equity-based compensation expense, and an increase in other general and administrative expenses of $17.4 million of which $13.1 million was transaction related. Excluding the impact attributable to equity-based compensation and transaction costs, the increase was a result of increased support costs related to acquisition growth as well as incremental costs associated with operating as a public company.

        Interest Expense.    Interest expense for the year ended December 31, 2019 was $39.3 million compared to $7.5 million for the year ended December 31, 2018. The increase in interest expense was driven by higher long-term debt obligations to fund acquisitions as well as the 2019 Recapitalization. Additionally, during the year ended December 31, 2019, AdaptHealth recorded non-cash interest expense representing the change in fair value of its interest rate swap agreements of $11.4 million, as compared to non-cash interest income of $0.5 million recorded in the year ended December 31, 2018; such amounts would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, in accordance with the provisions of FASB ASC 815, Derivatives and Hedging, and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income in equity rather than interest expense.

        Loss on Extinguishment of Debt.    Loss on extinguishment of debt for the year ended December 31, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization. Loss on extinguishment of debt for the year ended December 31, 2018 was $1.4 million which was the result of the write-off of deferred financing costs and prepayment penalties incurred related to a debt restructuring that occurred in February 2018 offset by gain on debt extinguishment.

        Income Tax Expense.    Income tax expense for the year ended December 31, 2019 was $1.1 million compared to income tax benefit of $2.1 million for the year ended December 31, 2018. The increase in income tax expense was primarily related to increased pre-tax income associated with the tax paying entities coupled with increased losses in entities that are not subject to tax at the entity level. During the year ended December 31, 2018, AdaptHealth reversed a previously established valuation allowance on deferred tax assets as a result of its profitability over the previous two years, resulting in an income tax benefit of $7.2 million recorded during that period.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex

        AdaptHealth uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, AdaptHealth's ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

        AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation.

        AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, earnout liability activity, and other non-recurring expenses.

        AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

        AdaptHealth believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating AdaptHealth's financial performance. AdaptHealth's business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients' ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient's use of the equipment terminates. AdaptHealth uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, AdaptHealth's debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

        EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth's liquidity.

        The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
(in thousands)	2019	2018
	(Unaudited)
Net (loss) income attributable to AdaptHealth Corp.	$(14,996)	$23,260
Income attributable to noncontrolling interests	2,111	1,077
Interest expense excluding change in fair value of interest rate swaps	27,878	8,000
Interest expense (income)—change in fair value of interest rate swaps	11,426	(547)
Income tax expense (benefit)	1,156	(2,098)
Depreciation	62,567	47,877

EBITDA	90,142	77,569
Loss on extinguishment of debt, net(a)	2,121	1,399
Equity-based compensation expense(b)	11,070	884
Transaction costs(c)	15,984	2,514
Severance(d)	2,301	1,920
Non-recurring expenses	534	161
Earnout liability activity(e)	869	—

Adjusted EBITDA	123,021	84,447
Less: Patient equipment capex(f)	(47,421)	(39,364)

Adjusted EBITDA less Patient Equipment Capex	$75,600	$45,083

(a)
Represents write offs of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)
Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards.

(c)
Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
Represents fair value adjustments and other charges associated with earnout liabilities from acquisitions.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Liquidity and Capital Resources

        AdaptHealth's principal sources of liquidity are its operating cash flows, borrowings under its credit agreements and proceeds from equity issuances. AdaptHealth has used these funds to meet its capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, acquisitions and debt service. Our future capital expenditure requirements will depend on many factors, including its patient volume and revenue growth rates.

AdaptHealth's capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up. AdaptHealth may be required to seek additional equity or debt financing in connection with its business growth. In the event that additional financing is required from outside sources, AdaptHealth may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, AdaptHealth's business, results of operations, and financial condition would be materially and adversely affected. AdaptHealth believes that its expected operating cash flows, together with its existing cash, cash equivalents, and amounts available under its credit facility, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.

        As of December 31, 2019, AdaptHealth had $76.9 million of cash and cash equivalents and $160.5 million available under the Third Amended and Restated Credit and Guaranty Agreement (including $100.0 million available under the Delayed Draw Loan and $60.5 million available under its Revolving Credit Facility after consideration of stand-by letters of credit outstanding of $2.5 million).

        On March 20, 2019, AdaptHealth entered into the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. The credit agreement consisted of $425 million in credit facilities, which included a $300 million Credit Facility Term Loan, a $50 million Delayed Draw Term Loan and a $75 million New Revolver, all with maturities in March 2024.

        The Credit Facility Term Loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the AdaptHealth's Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the AdaptHealth's Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. As of December 31, 2019, AdaptHealth had $246.3 million outstanding under the Credit Facility Term Loan (4.55% interest rate at December 31, 2019). The Credit Facility Term Loan required quarterly principal repayments of $1.875 million beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3.75 million beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at maturity in March 2024. In November 2019, the Company repaid $50.0 million under the Credit Facility Term Loan using the proceeds received from the transactions completed as part of the Business Combination; such repayment was applied to the principal payments required to be paid through September 2023. In addition, in November 2019, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Loan from $50 million to $100 million, and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.

        The Delayed Draw Loan allows up to $100 million to be drawn in order to fund permitted acquisitions and to pay fees and transaction costs associated with such acquisitions, and has an availability period from the first business day immediately following the closing date of the credit agreement (March 20, 2019) to the earliest of (a) the Credit Facility Term Loan maturity date (March 2024), (b) 24 months following the closing date, or (c) the date of the termination of the commitment. The Delayed Draw Loan may consist of Base Rate Loans or LIBOR Rate Loans. As of December 31, 2019, AdaptHealth did not have any borrowings outstanding under the Delayed Draw Loan.

        The New Revolver allows up to $75 million to be drawn in order to (1) finance working capital, make capital expenditures and for other general corporate purposes in an amount not to exceed $25 million, and (2) finance permitted acquisitions and to pay fees and transaction costs associated with such acquisitions in an amount not to exceed $50 million. As of December 31, 2019, AdaptHealth had $12 million outstanding under the New Revolver. Amounts outstanding under the New Revolver are due at maturity in March 2024. The interest rate under the New Revolver was 4.55% at December 31, 2019.

        Under the credit agreement, AdaptHealth is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on AdaptHealth. Financial covenants include a total leverage ratio and a fixed charges coverage ratio, as defined in the agreement. Additionally, under the terms of the credit agreement, AdaptHealth may be required to repay principal based on excess cash flow, as defined. AdaptHealth was in compliance with all debt covenants as of December 31, 2019.

        On March 20, 2019, AdaptHealth signed a Note and Unit Purchase Agreement with certain affiliates of BlueMountain Capital Management, LLC. In connection with the agreement, AdaptHealth entered into a promissory note agreement with a principal amount of $100 million (the "BM Note"). The outstanding principal amount under the BM Note was due on the tenth anniversary of the agreement and bore interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% payment in kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. In November 2019, in connection with the closing of the Business Combination, the BM Note was replaced with a new amended and restated promissory note with a principal amount of $100 million. In addition, certain affiliates of BlueMountain Capital Management, LLC converted certain of its members' equity interests to a $43.5 million promissory note. The new $100 million promissory note, together with the $43.5 million promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash.

        At December 31, 2019, AdaptHealth's working capital was $30.5 million, as compared to a working capital deficit of $44.9 million at December 31, 2018. A significant portion of AdaptHealth's assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AdaptHealth provides.

        Cash Flow.    The following table presents selected data from AdaptHealth's consolidated statement of cash flows:

	Year Ended December 31,
(in thousands)	2019	2018
	(unaudited)
Net cash provided by operating activities	$60,418	$68,427
Net cash used in investing activities	(84,870)	(96,284)
Net cash provided by financing activities	76,144	48,769

Net increase in cash and cash equivalents	51,692	20,912
Cash at beginning of year	25,186	4,274

Cash at end of year	$76,878	$25,186

        Net cash provided by operating activities for the year ended December 31, 2019 was $60.4 million compared to $68.4 million for the year ended December 31, 2018, a decrease of $8.0 million. The decrease was primarily the result of a $37.2 million decrease in net income (loss) partially resulting from a $13.5 million increase in transaction costs and a $31.9 million increase in interest expense in 2019 compared to 2018, a net increase of $52.2 million in non-cash charges primarily from depreciation, provision for doubtful accounts, non-cash interest expense relating to the Company's interest rate swaps, equity-based compensation expense and write-off of deferred financing costs, a change in deferred taxes of $3.1 million, and a $26.1 million increase in cash used resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period.

        Net cash used in investing activities for the year ended December 31, 2019 was $84.9 million compared to $96.3 million for the year ended December 31, 2018. The use of funds in the year ended December 31, 2019 consisted of $21.4 million for equipment and other fixed asset purchases and $63.5 million for acquisitions, including the Gould's acquisition, the SleepMed acquisition, and the acquisition of Choice Medical Healthcare, Inc. in the fourth quarter of 2019. The use of funds in the year ended December 31, 2018 consisted of $10.0 million for equipment and other fixed asset purchases and $86.3 million for acquisitions, including the Verus acquisition and the PPS acquisition.

        Net cash provided by financing activities for the year ended December 31, 2019 was $76.1 million compared to $48.8 million for the year ended December 31, 2018. Net cash provided by financing activities for the year ended December 31, 2019 was primarily related to the 2019 Recapitalization and the Business Combination, and consisted of $360.5 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members' interests, net proceeds of $148.9 million from the transactions completed in connection with the Business Combination, and proceeds of $100.0 million from a preferred debt issuance, offset by total repayments of $274.9 million on long-term debt and capital lease obligations, payments of $9.0 million for financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members' interests, payment of $13.0 million for earnout liabilities in connection with the Verus acquisition and the HMEI acquisition, distributions to members of $250.0 million, distributions to noncontrolling interests of $1.3 million, and net payments of $0.6 million relating to tax withholdings associated with equity-based compensation activity. For the year ended December 31, 2018, net cash provided by financing activities consisted of $164.8 million of borrowings from long-term debt and lines of credit, offset by total repayments of $112.0 million on long-term debt, lines of credit and capital lease obligations, and payments of $2.7 million for deferred financing costs, $1.0 million for debt prepayment penalties and distributions to noncontrolling interests of $0.3 million.

Critical Accounting Policies and Significant Estimates

        The discussion and analysis of the Company's financial condition and results of operations is based upon the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the Company's consolidated financial statements requires its management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. The Company's management bases its estimates, assumptions and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Different assumptions and judgments would change the estimates used in the preparation of the Company's consolidated financial statements which, in turn, could change the results from those reported. In addition, actual results may differ from these estimates and such differences could be material to the Company's financial position and results of operations.

        Critical accounting policies and significant estimates are those that the Company's management considers the most important to the portrayal of the Company's financial condition and results of operations because they require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company's critical accounting policies and significant estimates in relation to its consolidated financial statements include those related to revenue recognition, accounts receivable, business combinations, and goodwill valuation.

  Revenue Recognition

        The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company's revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.

        Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.

        Performance obligations are determined based on the nature of the services provided. The majority of the Company's services and related products represent a bundle of services that are not capable of being distinct and as such, are treated as a single performance obligation satisfied over time as services are rendered.

        The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company's estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.

        Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

        The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient's physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

        The Company's billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.

        The Company's adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue.

  Accounts Receivable

        Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.

        The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management's evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company's evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.

        Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue or provision for doubtful accounts in the period of revision.

        Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company's policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. Under ASC 606, the Company recognizes revenue in the statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

  Business Combinations

        The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company's services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.

  Valuation of Goodwill

        The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstance indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter (December 31st) of each year.

        The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is "more likely than not" that the carrying value of the Company's reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.

  Recent Accounting Pronouncements

        Recently issued accounting pronouncements that may be relevant to the Company's operations but have not yet been adopted are outlined in Note 2 (cc), Recently Issued Accounting Pronouncements, to its consolidated financial statements included elsewhere in this prospectus.

  Related Party Transactions

  Executive Loan

        On December 31, 2014, an executive entered into a loan agreement to borrow approximately $1.0 million from the Company in order to acquire membership interests. Monthly, interest-only payments were due at a rate of 1.9% per annum, and the principal was due in full at maturity on December 31, 2021. The principal and accrued interest under the loan were forgiven by the Company in connection with the transactions completed as part of the Business Combination.

  Vendor Relationships

        The Company and two of its executive officers owned equity in SnapWorx, LLC, a vendor of the Company that provides workflow technology services. Each individual owned less than 1% of SnapWorx, LLC. The Company and each individual sold its ownership in Snap Worx, LLC in February 2020.

        The Company and two of its executive officers and shareholders own equity in Parachute Health, a vendor of the Company that provides automated order intake software. Each individual owns less than 1% of Parachute Health.

        The expense related to Snap Worx LLC and Parachute Health was approximately $6.5 million and $3.5 million for the years ended December 31, 2019 and 2018, respectively.

  Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

        A "Related Party Transaction" is a transaction, arrangement or relationship in which the post combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of the post combination company's officers or one of the post combination company's directors;

  •
  any person who is known by the post combination company to be the beneficial owner of more than 5% of our voting stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Off-Balance Sheet Arrangements

        As of December 31, 2019, the Company did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Commitments and Contingencies

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company's management believes any liability that may ultimately result from its resolution will not have a material adverse effect on the Company's financial conditions or results of operations.

        Other contingencies arising in the normal course of business relate to acquisitions and the related contingent purchase prices and deferred payments.

BUSINESS

General

        AdaptHealth is a leading provider of home healthcare equipment, supplies and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home and (iv) diabetes management medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial payors. As of December 31, 2019, we serviced approximately 1.2 million patients annually in 49 states through our network of 173 locations in 35 states. Following our acquisition of the Patient Care Solutions business from McKesson Corporation in January 2020, we service approximately 1.4 million patients annually in all 50 states through our network of 187 locations in 38 states. AdaptHealth's principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.

Industry Overview

        The HME industry provides critical medical products and recurring supply services, designed to improve quality of life, to patients in their homes. The HME industry allows patients with complex and chronic conditions to transition to their homes and achieve a greater level of independence, which is often lost in facility-based settings. While the industry has traditionally treated outpatient and lower acuity ailments, recent technological improvements have helped make higher acuity treatment more affordable and, in turn, have allowed the industry to shift to the treatment of more advanced acute ailments. The equipment and supplies that HME providers deliver can include respiratory products, mobility, diabetes management, nutritional and other general home needs (bathroom needs, nutritional needs, hospital beds, etc.).

        According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth estimates its total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines to be approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, the Company believes it has more than doubled its addressable market to more than $25 billion. Primary drivers of continued market growth include:

  •
  Aging U.S. Population:  The population of adults aged 65 and older in the U.S., a significant group of end users of AdaptHealth's products and services, is expected to continue to grow and thus grow AdaptHealth's market opportunity. According to CMS, in the U.S., the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but it is also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060. This growth emphasizes the need for companies such as AdaptHealth to provide efficient and effective equipment to a patient's home, shortening the amount of time that the patient population spends in an inpatient setting.

  •
  Increasing Prevalence of Chronic Conditions:  HME is necessary to help treat significant health issues affecting millions of Americans. For example, chronic obstructive pulmonary disease ("COPD") was the third leading cause of death in the U.S. in 2014 with over 15 million reported diagnoses, according to the Centers for Disease Control and Prevention ("CDC"). Congestive heart failure ("CHF"), another condition where HME plays a role in successful treatment, impacts more than five million Americans, according to the CDC. The CDC also estimates that more than 9% of the US population suffers from diabetes. Finally, according to the American Sleep Apnea Association, obstructive sleep apnea affects 20 million people across the nation, with 15 million undiagnosed, including many individuals younger than 65 years old. As these conditions continue to increase in prevalence, AdaptHealth expects that the demand within the HME industry for suppliers, such as AdaptHealth, will grow with it, positioning AdaptHealth to be able to expand its market reach and penetration.

  •
  Advancements in Technology:  Continuing development of technology and supply logistics has enabled more efficient and effective delivery of care in the home along with the collection of data that can be used for ongoing treatment. This, in turn, has helped grow AdaptHealth's total addressable market. With improvements in technology, physicians are often able to monitor patients' adherence to prescribed therapy which previously required admission to a facility. With the advancement of technology, physicians are more confident in shifting care to a patient's home and patients are more comfortable receiving care in this setting.

  •
  Increasing Prevalence of and Preference for In-Home Treatments:  The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. Patient preference is supported by data that has shown that the efficacy of home care is often equivalent to that of facility-based care. The home setting provides comfort and convenience for a population that often faces barriers to receiving effective traditional treatment, such as transportation and adherence. By bringing the care to them, the elderly population can maintain a higher quality of life while still receiving high-quality care and equipment. As a result, more companies within the healthcare industry that are primarily facility-based are beginning to shift towards in-home offerings.

  •
  Home Care is the Lowest Cost Setting:  Not only is in-home care typically just as effective as care delivered in a facility-based setting, but it has also proven to be more cost effective. The cost effectiveness of in home care is particularly important within the context of government pressures to lower the cost of care, pushing payors, such as Medicare and Medicaid, and clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care generally offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Business Strategy

        AdaptHealth's strategy is to grow its revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of AdaptHealth's scalable, integrated technology platform.

  •
  Drive Market Share Gains in the HME Market:  AdaptHealth plans to leverage its technological and clinical advantages as well as its relationships with key constituents across the HME supply chain to deepen its presence in the HME market. AdaptHealth has built a strong network of highly diversified referral relationships that its sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for greater than 2% of its revenue as of December 31, 2019. AdaptHealth believes that maintaining and broadening these relationships will drive organic growth. AdaptHealth's ability to provide many products across its contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of its HME competitors focus on certain specific product lines, AdaptHealth is able to offer a wide array of products to its customers. AdaptHealth believes that its strong referral relationships and its broad product portfolio will help drive market share growth.

  •
  Grow through Acquisitions:  The HME industry is highly fragmented, with more than 6,000 unique suppliers. AdaptHealth believes that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. AdaptHealth believes that in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, AdaptHealth plans to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration), which are expected to add annual net revenues of approximately $116 million. Three of these acquisitions were closed in the fourth quarter of 2019 and represent approximately $18 million in anticipated annual net revenue in 2020.

  •
  Improve Profitability with Technology-Enabled Platform:  AdaptHealth plans to leverage its integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in its current business and the businesses it acquires. During 2018 and 2019, AdaptHealth has deployed its technology solutions with respect to 39 acquisitions and has established the ability to improve logistics performance and operating margins. AdaptHealth intends to continue to improve its technology platform to enhance its communications with referral sources and provide better patient service.

  •
  Expand Product Portfolio:  In addition to its other growth initiatives, AdaptHealth also plans to augment its product portfolio to help drive growth. While AdaptHealth offers a suite of products to its referrers and patients, it has identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. AdaptHealth believes that these products will deepen its portfolio and allow it to further address key clinical conditions which, in turn, are expected to help drive growth across its customer base. AdaptHealth's scale has helped it to be successful in the past when bidding on Medicare contracts.

  •
  Utilize Value-Based Reimbursement Arrangements:  AdaptHealth's broad HME service offerings and technology-enabled infrastructure provide the opportunity to enter into value-based reimbursement arrangements with its payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which AdaptHealth provides certain HME services on a per-patient, per-month basis or shares in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Competitive Strengths

        AdaptHealth believes that the following strengths will continue to enable it to provide high-quality products and services to its customers and to create value for stockholders:

  •
  Differentiated Technology-Enabled Platform:  Over the last five years, AdaptHealth has developed an integrated technology system (based upon best-in-class third party applications and proprietary software products) which AdaptHealth believes provides a competitive advantage within the HME industry. AdaptHealth's integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. AdaptHealth believes that its platform's ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, AdaptHealth believes its adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. AdaptHealth believes such systems provide better patient service by reducing the time between an order's receipt and the delivery of the products to the patient. AdaptHealth believes its model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. AdaptHealth believes that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.

  •
  National Scale and Operational Excellence:  AdaptHealth also has relationships with national healthcare distribution companies to drop ship certain HME products directly to patients homes in one to two days. AdaptHealth believes that its scale makes AdaptHealth attractive to payors as it is able to service its patients across the nation. As of December 31, 2019, AdaptHealth has been able to build a network of more than 1,200 payors, including 10 national and over 150 regional insurers. AdaptHealth's payor network allows the organization to provide in-network rates for most prospective patients, unlike many of its competitors. AdaptHealth believes that this, in turn, makes it more attractive to referral sources and helps to drive volume. AdaptHealth has a broad distribution network to leverage with respect to timely and efficient delivery of products. AdaptHealth has strategically located small depots across the country based upon equipment volume and drive times to support its delivery fleet and help enhance operational success.

  •
  Experienced Management Team:  AdaptHealth is led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers. Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which AdaptHealth operates, AdaptHealth believes that management's experience is a meaningful differentiator relative to its competitors.

  •
  Proven M&A Success:  AdaptHealth's integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. AdaptHealth has demonstrated its ability to execute upon acquisitions, deploying over $320 million in capital to complete 64 transactions from its founding through December 31, 2019. As AdaptHealth continues to grow it expects to deploy incrementally more capital and integrate substantially larger targets over time, which in turn it expects will be a source of continued growth for AdaptHealth. For the year ended December 31, 2019, AdaptHealth completed 18 acquisitions for aggregate consideration of $67 million (excluding amounts related to contingent consideration).

Company Operations

        Product Offering.    AdaptHealth delivers home medical equipment and supplies directly to a patient's home upon discharge from a hospital and/or receipt of referral. The breadth of AdaptHealth's products is particularly valuable to acute care hospitals, sleep laboratories and long-term care facilities that discharge patients with complex conditions and multiple product needs.

        AdaptHealth is often paid a fixed monthly amount for certain HME products as designated by CMS or commercial payors, such as CPAP, wheelchairs, hospital beds, oxygen concentrators, continuous glucose monitors and other similar products. These types of equipment accounted for approximately 40% of AdaptHealth's revenue for the year ended December 31, 2019.

        For other products, which include those deemed to be consumables, AdaptHealth receives a single payment upon shipment of the product. Sales of these products, which include CPAP masks and related supplies, diabetes management supplies, wound care supplies, wheelchair cushions accessories, orthopedic bracing, breast pumps and supplies, walkers, commodes and canes, nutritional supplies and incontinence supplies, accounted for approximately 60% of AdaptHealth's revenue for the year ended December 31, 2019.

        Supply Chain.    AdaptHealth plays an important role in delivering HME products to patients in their homes. Manufacturers of home medical equipment sell their products to AdaptHealth and ship them to AdaptHealth directly. AdaptHealth also contracts with national healthcare distribution companies to ship certain HME products directly to patients' homes. These distributors invoice AdaptHealth for the cost of shipped products at the time of sale. AdaptHealth receives referrals from a variety of sources, such as acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators. AdaptHealth's products are either shipped to patients' homes by AdaptHealth-operated or contracted delivery trucks or shipped using proprietary or third-party distribution services. AdaptHealth bills payors and patients directly for the products that are delivered and for the services that are provided.

Operating Structure

        Management.    AdaptHealth is led by a proven management team with experience in the HME industry across a variety of healthcare organizations. AdaptHealth adopts a centralized approach for key business processes, including M&A activity, revenue cycle management, strategic purchases, payor contracting, finance, compliance, legal, human resources, IT and sales management. In addition, AdaptHealth has centralized many of the functions relating to its CPAP and other resupply businesses. However, AdaptHealth believes that the personalized nature of customer requirements and referral relationships, characteristic of the home healthcare business, mandate that it emphasize a localized operating structure as well. AdaptHealth focuses on regional management to respond promptly and effectively to local market demands and opportunities. AdaptHealth's regional managers are responsible and accountable for maintaining and developing relationships with referral sources, customer service for non-CPAP supply product lines and logistics for non-drop-shipped products.

        IT.    AdaptHealth has established an integrated, technology-enabled, centralized platform, distinguishing itself from many of its competitors who traditionally use less automated processes that are typically complex, can be prone to mistakes and are inefficient. AdaptHealth's technology enables automated, compliant, and integrated workflow into patients' delivery of care. AdaptHealth believes that this advanced technology platform provides it with a competitive advantage through its unique components that cater to patients and physicians. AdaptHealth believes that its technology platform has several characteristics that appeal to physicians, including its ease of use, the improved compliance it enables through its integrated systems and the automated, integrated workflow it provides for patients' delivery of care. Additionally, AdaptHealth's e-prescribing capabilities enhance transparency and reduce transcription and other errors. AdaptHealth believes that patients are also better served due to the efficiency from time of order to delivery and the seamless integration across points of care enabled by AdaptHealth's platform. The integrated system also provides AdaptHealth management with critical information in a timely manner, allowing them to track performance levels company-wide.

        AdaptHealth has formed close relationships with its third-party software providers, including Apacheta Corporation, Brightree, Parachute Health and SnapWorx, LLC, to optimize its HME workflow. An example of this optimization is AdaptHealth's automated point-of-delivery technology, which tracks AdaptHealth's drivers and produces paperless, secure delivery tickets which are uploaded directly to the patient's file and available immediately on an enterprise-wide basis. In addition, to address ongoing and growing threats related to cyberattacks, AdaptHealth continues to deploy market leading defense tools to protect and secure its networks and data.

        Revenue Cycle Management.    AdaptHealth's revenue cycle management and billing processes have both manual and computerized elements that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors that can accommodate electronic claims submission, such as Medicare, certain state Medicaid payors and many commercial payors, are billed electronically on a daily basis. For other payors who are unable to accept electronic submissions, AdaptHealth generates paper claims and invoices.

        AdaptHealth contracts with several business process outsourcing providers to provide certain billing and administrative functions related to revenue cycle management. These providers are based in the Philippines, India and Central America and provide AdaptHealth with the ability to scale its workforce in a cost effective manner. As of December 31, 2019, approximately 1,430 full-time equivalent personnel were provided to AdaptHealth under such arrangements. Following AdaptHealth's acquisition of PCS in January 2020, approximately 1,500 full-time equivalent personnel are provided to AdaptHealth under such arrangements.

Sales and Marketing

        Sales activities are generally carried out by AdaptHealth's full-time sales representatives with assistance from on-site liaisons in certain markets who interact directly with hospital discharge coordinators and patients. AdaptHealth's sales team works closely with AdaptHealth's trained respiratory therapists in carrying out their daily sales activities. AdaptHealth primarily acquires new patients through referrals. Sources of referrals include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, among others. AdaptHealth's sales representatives maintain continual contact with medical professionals across these facilities. AdaptHealth believes that its relationships with its referral sources are strong and that these entities will continue to be a source of organic growth through new patients. While AdaptHealth views its referral sources as fundamental to its business, no single referral source accounted for more than 2% of its revenues as of December 31, 2019.

Acquisitions

        Continuing to grow through accretive acquisitions is a key element of AdaptHealth's growth strategy, and AdaptHealth continuously reviews its pipeline of potential acquisition candidates. AdaptHealth maintains a dedicated M&A integration team and leverages its scalable front-end and back-office technology platform to facilitate acquisition integration to help realize short-term cost saving synergies and longer term revenue growth synergies.

        During the year ended December 31, 2019, AdaptHealth completed acquisitions involving 18 companies for total purchase consideration of approximately $67 million (excluding amounts related to contingent consideration). For the year ended December 31, 2018, AdaptHealth completed acquisitions involving 21 companies for total purchase consideration of approximately $171 million.

Suppliers

        AdaptHealth purchases medical equipment from a variety of suppliers. AdaptHealth's sleep therapy equipment and supplies are primarily provided by two suppliers, and its mobility and home services products (such as hospital beds, wheelchairs, walkers and commodes) are principally supplied by a single supplier. Notwithstanding its significant supply relationships with these vendors, AdaptHealth believes that it is not dependent upon any single supplier and that its product needs can be met by an adequate number of qualified manufacturers.

Facilities

        AdaptHealth does not own any properties and leases its headquarters facility located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA. As of December 31, 2019, AdaptHealth served approximately 1.2 million patients annually across 49 states and performed over 7,000 equipment and supply deliveries a day through 173 locations, consisting of 128 patient servicing centers, 36 distribution-only depots and 9 administrative offices. Following AdaptHealth's acquisition of PCS in January 2020, AdaptHealth services approximately 1.4 million patients annually across all 50 states and performs over 10,000 equipment and supply deliveries a day through its network of 187 locations, consisting of 140 patient servicing centers, 38 distribution-only depots and 9 administrative offices. Full service locations are typically between 300 and 5,000 square feet, and are usually a combination office and warehouse space. Many of these facilities are accredited to provide patient services, and their adjacent warehouse space is used for storage of adequate supplies of equipment and accessories for such patient services. AdaptHealth believes that these facilities are adequate to meet its current needs, and expects to add additional facilities in connection with its growth strategies. AdaptHealth believes that such additional space, when required, will be available on commercially reasonable terms, consistent with historical cost trends.

Employees

        As of December 31, 2019, AdaptHealth had approximately 2,590 employees. Following AdaptHealth's acquisition of PCS in January 2020, AdaptHealth has approximately 3,060 employees. AdaptHealth believes that relations between its management and employees are good.

Competition

        The HME market is fragmented and highly competitive. AdaptHealth competes with other large national providers, including AeroCare, Apria Healthcare, Lincare and Rotech; regional providers, including DASCO Home Medical Equipment, Binson's Medical Equipment, Inc., Norco, Inc. and Protech Home Medical Corp.; and product-specific providers, including Breg, Inc., Byram Healthcare Centers, Inc., Inogen, Inc. and Acelity L.P., as well as over 6,000 local organizations. In addition, non-HME providers, including CVS, Amazon and certain manufacturers of HME equipment are considering entering or expanding their presence in the HME market.

        Consolidation of the HME market is a continuing trend, as required technology investments and reduced reimbursements put financial pressure on smaller providers. Larger HME providers with integrated technology and automated processes are generally better positioned to gain market share and more attractive vendor pricing. Competitive bidding also emphasizes the importance of relationships with both the payors and referral sources. Because payors typically select a limited number of exclusive suppliers and physicians typically refer based on timely delivery and consistency, relationships with both are critical to the success of competitors in the market.

        AdaptHealth believes that the most important competitive factors in the regional and local markets are:

  •
  Reputation with referral sources, including local physicians and hospital-based professionals;

  •
  Service quality and efficient, responsive referral process;

  •
  Differentiated technology platform that provides a superior physician and patient experience;

  •
  Comprehensive offering across the home medical equipment space;

  •
  Broad network of payor contracts and regional insurers;

  •
  Overall ease of doing business; and

  •
  Quality of patient care, including clinical expertise.

        AdaptHealth believes that it competes favorably with competitors on the basis of these and other factors.

Legal Proceedings

        AdaptHealth is involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of its business. These matters involve personnel and employment issues, regulatory matters, personal injury, contract and other proceedings arising in the ordinary course of business, which have not resulted in any material losses to date. Although AdaptHealth does not expect the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations, such matters are inherently unpredictable. Therefore, AdaptHealth could incur judgments or enter into settlements or claims that could materially impact its financial condition or results of operations.

        In addition, on July 25, 2017, AdaptHealth Holdings was served with a subpoena by the U.S. Attorney's Office for the United States District Court for the Eastern District of Pennsylvania ("EDPA") pursuant to 18 U.S.C. §3486 to produce certain audit records and internal communications regarding ventilator billing. The investigation appears to be focused on billing practices regarding one payor that contracted for bundled payments for certain ventilators. AdaptHealth Holdings has cooperated with investigators and, through agreement with the EDPA, has submitted all information requested. An independent third party was retained by AdaptHealth Holdings that identified overpayments and underpayments for ventilator billings related to the payor, and a remittance was sent to reconcile that account. AdaptHealth Holdings has cooperated and fully complied with the subpoena. On October 3, 2019 AdaptHealth received a follow-up civil investigative demand from the EDPA regarding a document previously produced to the EDPA and patients included in the review by the independent third party. AdaptHealth has responded to the EDPA and supplemented its production as requested. At this time, AdaptHealth Holdings cannot provide any assurance as to whether the EDPA will seek additional information or pursue this matter further.

Government Regulation

        The federal government and all states in which AdaptHealth currently operates regulate various aspects of AdaptHealth's business. In particular, AdaptHealth's operations are subject to federal laws that regulate the reimbursement of its products and services under various government programs and that are designed to prevent fraud and abuse. AdaptHealth's operations are also subject to state laws governing, among other things, pharmacies, nursing services, medical equipment suppliers and certain types of home health activities. Certain of its employees are subject to state laws and regulations governing the licensure and professional practice of respiratory therapy, pharmacy and nursing.

        AdaptHealth maintains a Compliance Program that meets the guidelines set forth by the Office of Inspector General of CMS, and provides ongoing compliance training designed to keep AdaptHealth's officers, directors and employees well-educated and up-to-date regarding developments on relevant topics and to emphasize AdaptHealth's policy of strict compliance. Federal and state laws require that AdaptHealth obtain facility and other regulatory licenses and that AdaptHealth enroll as a supplier with federal and state health programs.

        As a healthcare provider, AdaptHealth is subject to extensive regulation to prevent fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare, Medicaid and other regulations, regional health insurance carriers and state agencies often conduct audits and request customer records and other documents to support AdaptHealth's claims submitted for payment of services rendered to customers. Similarly, government agencies and their contractors periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on AdaptHealth's financial condition and results of operations.

        Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As part of AdaptHealth's provision of, and billing for, healthcare equipment and services, AdaptHealth is required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicate with payers, and the cost of complying with these standards could be significant. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.

        Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. AdaptHealth cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national healthcare policies. Future legislative and regulatory changes could have a material adverse effect on AdaptHealth's financial condition and results of operations.

Implemented Regulation

        As a provider of home oxygen, respiratory and other chronic therapy equipment to the home healthcare market, AdaptHealth participates in Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Providers of home oxygen and other respiratory therapy services and equipment have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Durable medical equipment, including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.

        Impact of the ACA and MIPPA.    The ACA, the Medicare Improvements for Patients and Providers Act of 2008 ("MIPPA"), the Medicare, Medicaid and SCHIP Extension Act of 2007 ("SCHIP Extension Act"), the Deficit Reduction Act of 2005 ("DRA") and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 ("MMA"), contain provisions that directly impacted reimbursement for the primary respiratory and other DME products provided by AdaptHealth.

        In recent years, the U.S. Congress and certain state legislatures have considered and passed a large number of laws intended to result in significant change to the ACA, The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, among other things, removed penalties for not complying with ACA's individual mandate to carry health insurance. In addition, the president has signed an executive order that directs agencies to minimize "economic and regulatory burdens" of the ACA. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. However, the law remains in place pending appeal. These changes and court challenges may impact the number of individuals that elect to obtain public or private health insurance or the scope of such coverage, if purchased. The presidential administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through further legislation or judicial challenge, which could result in lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth's revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.

        MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008, and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that AdaptHealth provides, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2009 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a Recovery Audit Contractors program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. The RACs are empowered to audit claims submitted by healthcare providers and to withhold future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations. This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules, which could adversely impact AdaptHealth's future financial condition and results of operations. In October 2008, CMS established Zone Program Integrity Contractors ("ZPICs"), who are responsible for ensuring the integrity of all Medicare-related claims. The ZPICs assumed the responsibilities previously held by Medicare's Program Safeguard Contractors ("PSCs"). These legislative and regulatory provisions, as currently in effect have and will continue to adversely impact AdaptHealth's financial condition and results of operations.

        Impact of Competitive Bidding.    In December 2003, MMA was signed into law. The MMA legislation directly impacted reimbursement for the primary respiratory and other DME products that AdaptHealth provides. Among other things, MMA established a competitive acquisition program for DME that was expected to commence in 2008, but was subsequently delayed by further legislation. MMA instructed CMS to establish and implement programs under which competitive acquisition areas would be established throughout the United States for purposes of awarding contracts for the furnishing of competitively priced items of DME, including oxygen equipment. The program was initially intended to be implemented in phases such that competition under the program would occur in nine of the largest metropolitan statistical areas ("MSAs") in the first year and an additional 70 of the largest MSAs in a second, subsequent round of bidding. The second round was subsequently expanded to include 91 MSAs.

        For each competitive acquisition area, CMS is required to conduct a competition under which providers submit bids to supply certain covered items of DME. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract, and only successful bidders can supply the covered items to Medicare beneficiaries in the acquisition area (there are, however, regulations in place that allow non-contracted providers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). The contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. CMS concluded the bidding process for the first round of MSAs in September 2007. However, in July 2008, Congress enacted the MIPPA legislation which retroactively delayed the implementation of competitive bidding and reduced Medicare prices nationwide by 9.5% beginning in 2009 for the product categories, including oxygen, that were initially included in competitive bidding.

        In 2009, CMS reinstituted the bidding process in the nine largest MSA markets. Reimbursement rates from the re-bidding process were publicly released by CMS on June 30, 2010. CMS announced average savings of approximately 32% off the current payment rates in effect for the product categories included in competitive bidding. As of January 1, 2011, these payment rates were in effect in the nine markets only (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, Pittsburgh and Riverside). AdaptHealth's annual Medicare revenues from the product categories in the nine markets affected by competitive bidding were approximately $5.6 million at the time the program commenced.

        On January 30, 2013, CMS announced new, lower Medicare pricing for the second round of competitive bidding effective July 1, 2013. CMS announced average savings of approximately 45% for the product categories included in Round 2. The ACA legislation requires CMS to expand competitive bidding further to additional geographic markets (certain markets may be excluded at the discretion of CMS) or to use competitive bid pricing information to adjust the payment amounts otherwise in effect for areas that are not competitive acquisition areas by January 1, 2016.

        CMS is required by law to re-compete competitive bidding contracts at least once every three years. With the Round 1 rebid contracts expiring on December 31, 2013, new Round 1 re-compete contracts and pricing went into effect on January 1, 2014. Round 1 re-compete bidding occurred in the same nine Metropolitan Statistical Areas ("MSAs") as the Round 1 rebid. CMS' contract prices under the Round 1 re-compete averaged 37% below Medicare's fee schedule rates for the six product categories.

        On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas included in the Round 2 re-compete and Round 1 2017 DMEPOS Competitive Bidding Program into a single round of competition referred to as "Round 2021." Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the Competitive Bidding Program. While AdaptHealth cannot predict the outcome of the Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its future financial condition and results of operations.

        Durable Medical Equipment Medicare Administrative Contractor.    In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, the DME MAC Supplier Manuals provide that clinical information from the "patient's medical record" is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and government subcontractors have recently taken the position, among other things, that the "patient's medical record" refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient's physician, healthcare facility or other clinician, and that clinical information created by the DME supplier's personnel and confirmed by the patient's physician is not sufficient to establish medical necessity. It may be difficult, and sometimes impossible, for AdaptHealth to obtain documentation from other healthcare providers. Moreover, auditors' interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates lead to further audit activity and regulatory burdens. If these or other burdensome positions are generally adopted by auditors, DME MACs, other contractors or CMS in administering the Medicare program, AdaptHealth would have the right to challenge these positions as being contrary to law. If these interpretations of the documentation requirements are ultimately upheld, however, it could result in AdaptHealth making significant refunds and other payments to Medicare, and AdaptHealth's future revenues and cash flows from Medicare may be reduced. AdaptHealth cannot currently predict the adverse impact these interpretations of the Medicare documentation requirements might have on its financial condition and results of operations, but such impact could be material.

        Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. AdaptHealth cannot predict whether new federal and state budgetary proposals will be adopted or the effect, if any, such proposals would have on its financial condition and results of operations.

MANAGEMENT

Officers and Directors

        Set forth below are the names, ages and positions of each of our directors and executive officers:

Name	Age	Position	Class (1)
Richard Barasch	66	Chairman of the Board	I
Alan Quasha	70	Director	I
Terence Connors	65	Director	II
Dr. Susan Weaver	58	Director	III
Dale Wolf	65	Director	III
Luke McGee	36	Chief Executive Officer, Director	I
Joshua Parnes	41	President, Director	II
Gregg Holst	61	Chief Financial Officer	—
Christopher Joyce	56	General Counsel	—
Shaw Rietkerk	45	Chief Operating Officer	—

(1)
The term of office of the Class I directors expires at our 2020 annual meeting of stockholders, the term of office of the Class II directors expires at our 2021 annual meeting of stockholders and the term of office of the Class III directors expires at our 2022 annual meeting of stockholders.

        Richard Barasch has served as our Chairman since our formation and served as the President and Chief Executive Officer of DFB from our formation to the Closing. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American's acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently on the Board of Directors of ELMC Risk Management Inc., HouseWorks, LLC and Quest Analytics. He is on the Board of Advisors of the Health Policy and Management program at the Columbia University School of Public Health, where he is also an Assistant Adjunct Professor, and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School.

        Alan Quasha has served on our board of directors since the Closing. Mr. Quasha is the Chief Executive Officer of Quadrant Management, Inc., the predecessor of which was founded in 1978. Mr. Quasha has also been a Partner of Vanterra Capital LLC since 2008 and an Investment Committee Member of Trilantic Capital Partners Fund IV since 2009. He serves as a board member of numerous companies, including his roles as Chairman of Carret Asset Management, LLC since 2004, Chairman of Brean Capital, LLC since 2005, Non-Executive Director of Compagnie Financiere Richemont SA (SWISS: CFR.VX) since 2000 and ARC Group Worldwide, Inc. since 2016, where he also serves as the Chief Executive Officer. As a venture capital investor, Mr. Quasha brings strategic and financial experience to our board of directors. He has evaluated and invested in numerous companies in the U.S. and emerging markets, across various industries. Many of these investments involved significant hands-on operating experience. He is also Chairman of the Brain Trauma Foundation, was a past Director of American Express Funds and a former Governor of the American Stock Exchange.

Mr. Quasha holds a bachelor's degree from Harvard College, an MBA from Harvard Business School, a Master of Law degree from New York University Law School and a Doctorate of Law from the Harvard Law School.

        Terence Connors has served on our board of directors since the Closing. Mr. Connors currently serves as board member and audit committee chairman of FS Credit Real Estate Income Trust, Inc. and Suburban Propane Partners L.P. (NYSE) and previously served as board member and audit committee chairman of Cardone Industries, Inc., a privately-held automotive aftermarket parts remanufacturer. After a nearly 40-year career with two international public accounting firms, he retired from KPMG LLP in 2015, where he held the positions of Professional Practice Partner and SEC Reviewing Partner. He was also a member of KPMG's Board of Directors from 2011 to 2015 and chaired the Audit, Finance & Operations Committee. Mr. Connors has worked with numerous public and private companies, including Fortune 500 companies, as a senior audit and global lead partner. Mr. Connors served 14 years on the board of the Philadelphia Chapter of the National Association of Corporate Directors (NACD), including as Chairman and President and is a NACD Board Leadership Fellow. He has served on several nonprofit boards, including the Philadelphia YMCAs and Gesu School and currently serves as a Trustee and Finance Committee Chair at St. Joseph's Preparatory School in Philadelphia. He is a graduate of LaSalle University with a bachelor's degree in Accounting.

        Susan Weaver, M.D. has served on our board of directors since February 2018. She has served as the Chief Executive Officer of C 3 HealthcareRX, a healthcare and pharmacy services company, since July 2016, and as the Founder and President of Transformation Health Partners, LLC since September 2015. Dr. Weaver was the Chief Medical Officer for Blue Cross Blue Shield of North Carolina from 2014 to 2015 after serving as the Vice President, Health Delivery Redesign from December 2012 to early 2014. Prior to joining Blue Cross Blue Shield of North Carolina, Dr. Weaver was the Executive Vice President, Medical Affairs for WakeMed Health & Hospital from September 2011 to December 2012 and the Senior Vice President, Medical Affairs and Physician Practices from January 2009 to September 2011. Dr. Weaver also served as an Executive Director and Physician and founding member for Alliance Medical Ministry, a 501(c)(3) providing medical care to the working uninsured of Wake County, North Carolina. She holds an M.D. from Duke University School of Medicine and a B.S. in Psychology from Duke University.

        Dale Wolf has served on our board of directors since the Closing. Mr. Wolf has served as a member of the board of directors of Molina Healthcare, Inc. since 2013 and as chairman of the board since 2017. Mr. Wolf served as the President and Chief Executive Officer of Onecall Care Management Inc. from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf served as the President and Chief Executive Officer of DBW Healthcare, Inc. from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional health care solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as Chief Executive Officer of Coventry Health Care, Inc., a diversified national health care company, and served as the Executive Vice President, Chief Financial Officer and Treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf was also a member of the boards of directors of Correctional Healthcare Companies, Inc. from 2012 to 2014, Coventry Healthcare, Inc. from 2005 to 2009 and Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated from Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors, and from the MIT Sloan School Senior Executive Program. He has also been a fellow in the Society of Actuaries since 1979.

        Luke McGee has served as the Chief Executive Officer of AdaptHealth Holdings since 2012 and as a member of our board of directors since the Closing. Mr. McGee joined Quadrant Management, Inc. in 2010 and holds director positions in certain of Quadrant's portfolio companies along with executive level roles at certain times. Prior to joining Quadrant, Mr. McGee was in the investment banking group at Deutsche Bank and before that Merrill Lynch. He holds a bachelor's degree in Economics from Duke University.

        Joshua Parnes joined AdaptHealth Holdings in 2013 with the acquisition of Ocean Home Health and was appointed President of AdaptHealth Holdings in August 2017. Mr. Parnes has served on our board of directors since the Closing. Mr. Parnes built Ocean Home Health from a startup into a successful home medical equipment provider and has over 14 years of operating experience in the home medical equipment industry.

        Gregg Holst joined AdaptHealth Holdings in 2014 as its Chief Financial Officer. Mr. Holst has previously served as chief financial officer for various publicly traded and private equity-backed companies in the healthcare and consumer products sectors, and previously spent eight years at GE Capital in several senior finance roles. Mr. Holst holds a bachelor's degree in Accounting from Pennsylvania State University and is a Certified Public Accountant.

        Christopher Joyce joined AdaptHealth Holdings in 2018 as its General Counsel. Mr. Joyce has over 25 years of experience as chief legal officer and business development executive for publicly-traded and privately-held provider-based and managed care companies. Mr. Joyce most recently served as General Counsel of InnovaCare, Inc., a $2.0 billion managed care insurance company with 450,000 Medicare and Medicaid beneficiaries. Mr. Joyce holds a bachelor's degree in Economics from the State University of New York at Albany and a JD from the University of Chicago.

        Shaw Rietkerk joined AdaptHealth Holdings in 2018. Mr. Rietkerk most recently served as Executive Vice President of Revenue Cycle Management at Brightree. Mr. Rietkerk has over two decades of healthcare service leadership experience, with an extensive background in revenue cycle management, operations, business process outsourcing, account management and process. Prior to joining Brightree in 2015, Mr. Rietkerk was Senior Vice President, Worldwide Operations at M*Modal, a leading healthcare technology provider of advanced clinical documentation solutions.

Board of Directors and Terms of Office of Officers and Directors

        We are managed under the direction of our board of directors. Our board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Barasch, Quasha and McGee, will expire at our 2020 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Parnes and Connors will expire at our 2021 annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Wolf and Dr. Weaver, will expire at our 2022 annual meetings of stockholders.

        Pursuant to the terms of the Subscription Agreement, Deerfield is entitled to designate for nomination by us for election one director to serve on our board of directors. Deerfield's designee is Dr. Susan Weaver.

        Pursuant to the terms of the Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the BM Notes have the right, commencing on the Closing Date and ending on the date on which the BM Notes have been paid in full, to designate and nominate for election one director to our board of directors. BlueMountain's designee is Dale Wolf.

        Officers are appointed by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office.

Committees of the Board of Directors

        The standing committees of our board of directors currently consist of an audit committee, a compensation committee, a nominating and governance committee and a compliance committee. Each of the committees reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

        Our audit committee consists of Dale Wolf, Alan Quasha and Terence Connors, and Mr. Connors serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have determined that each of Messrs. Wolf, Quasha and Connors qualifies as independent under Nasdaq listing standards and applicable SEC rules with respect to audit committee membership. We have also determined Mr. Connors qualifies as an "audit committee financial expert" as defined in applicable SEC rules.

        We have adopted an audit committee charter, which details the principal functions of the audit committee including:

  •
  the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

  •
  pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

  •
  reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

  •
  setting clear hiring policies for employees or former employees of the independent registered accounting firm;

  •
  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

  •
  obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm's internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

  •
  reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

  •
  reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

        Our compensation committee consists of Richard Barasch, Dale Wolf and Alan Quasha, and Mr. Quasha serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. We have determined that each of Messrs. Barasch, Wolf and Quasha qualifies as independent under Nasdaq listing standards and applicable SEC rules. We have adopted a compensation committee charter, which details the principal functions of the compensation committee including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

  •
  reviewing and approving the compensation of all of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our equity-based remuneration plans;

  •
  assisting management in complying with our SEC filings;

  •
  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Governance Committee

        Our nominating and governance committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors consistent with criteria approved by our board; (ii) overseeing the organization of our board of directors to discharge the board's duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

        Our nominating and governance committee consists of Terence Connors, Dr. Susan Weaver and Richard Barasch, with Mr. Barasch serving as the chair of the nominating and governance committee. Our board of directors adopted a written charter for the nominating and governance committee, which is available free of charge on our corporate website at https://www.adapthealth.com/investor-relations. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement.

Compliance Committee

        Our compliance committee exercises oversight responsibility, review regulatory compliance issues and report to our board of directors with respect to our regulatory compliance programs. Our compliance committee consists of Dr. Weaver and Messrs. Barasch and Wolf, with Dr. Weaver serving as the chair of the compliance committee.

Code of Ethics and Committee Charters

        We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement. You may review these documents by accessing our public filings at the SEC's web site at www.sec.gov. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Executive Compensation

        The following disclosure describes the material elements of the compensation of the Company's named executive officers for the year ended December 31, 2019 and is presented based on the reduced disclosure rules applicable to the Company as an "emerging growth company" within the meaning of the Securities Act. For the year ended December 31, 2019, our named executive officers were:

  •
  Luke McGee, Chief Executive Officer;

  •
  Joshua Parnes, President; and

  •
  Christopher Joyce, General Counsel.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Luke McGee	2019	458,333	1,000,000	5,278,612	1,325,974	450,000	1,602	8,514,521
Chief Executive Officer	2018	300,000	—	1,724,100	—	211,250	12,324	2,247,674
Joshua Parnes	2019	458,333	—	4,583,925	1,325,974	450,000	11,278	6,829,510
President	2018	300,000	—	1,724,100	—	211,250	10,664	2,246,014
Christopher Joyce(7)	2019	343,750	—	1,352,745	530,390	158,000	12,367	2,397,252
General Counsel	—	—	—	—	—	—	—	—

(1)
On March 11, 2019, the annual base salaries for Messrs. McGee, Parnes and Joyce were increased to $500,000, $500,000 and $350,000, respectively. Effective as of the Closing, the annual base salary for Mr. Joyce was increased to $375,000.

(2)
The amount reported in this column represents a transaction bonus paid to Mr. McGee in connection with the closing of BlueMountain's investment in AdaptHealth Holdings on March 20, 2019.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the incentive units, shares of restricted stock and founder shares granted and/or modified during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. These amounts reflect the equity-based compensation expense for these grants and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See note 11, Stockholders' Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

Name	2019 Incentive Units(1) ($)	Modification of 2018 Incentive Units(2) ($)	Restricted Stock(3) ($)	Founder Shares(4) ($)	Total ($)
Luke McGee	1,718,640	1,734,097	436,500	1,389,375	5,278,612
Joshua Parnes	1,718,640	1,734,097	436,500	694,688	4,583,925
Christopher Joyce	—	715,020	174,600	463,125	1,352,745

(1)
The amounts reported in this column represent the grant date fair value of the incentive units of AdaptHealth Holdings granted to Messrs. McGee and Parnes. For additional information, see "—Narrative to Summary Compensation Table—Long Term Incentives—Incentive Units" below.

(2)
The amounts reported in this column represent the equity-based compensation expense computed in accordance with FASB ASC 718 as a result of the accelerated vesting and modifications to the incentive units granted to each of our named executive officers in 2018. For accounting purposes, the 2018 Incentive Units were modified because satisfactions of the threshold amount was deferred and our named executive officers received a dividend in connection with the closing of BlueMountain's investment in AdaptHealth Holdings on March 20, 2019 without regard to the threshold amounts. For each of Messrs. McGee and Parnes, the equity-based compensation expenses reported in this column includes $1,347,101 related to the accelerated vesting of such units at the same time and for Mr. Joyce, the equity-based compensation expenses reported in this column includes $325,871 related to the accelerated vesting of such units in connection with the Closing. For additional information, see "—Narrative to Summary Compensation Table—Long Term Incentives—Incentive Units" below.

(3)
The amounts reported in this column represent the restricted shares of our Class A Common Stock granted to each of our named executive officers. For additional information, see "—Narrative to Summary Compensation Table—Long Term Incentives—2019 Stock Incentive Plan" below.

(4)
The amounts reported in this column represent the grant date fair value of the founder shares granted to our named executive officers in connection with the Closing. The fair value attributable to the founder shares incorporates the transfer restrictions and other restrictions applicable to such founder shares. For additional information, please see "Description of Securities—Authorized and Outstanding Stock—Founder Shares" above.
(4)
The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A Common Stock granted to each of our named executive officers during the fiscal year ended December 31, 2019, in accordance with FASB ASC 718. The amounts reported reflect the value at the grant date based upon the probable outcome of the performance conditions applicable to the options. The value of such awards as of the grant date, assuming that the highest level of performance conditions will be achieved, was $2,651,948, $2,651,948 and $1,060,780 for Messrs. McGee, Parnes and Joyce, respectively. These amounts reflect the equity-based compensation expense for these stock options and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. For additional information, see "—Narrative to Summary Compensation Table—Long Term Incentives—2019 Stock Incentive Plan" below. See note 11, Stockholders' Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

(5)
The amounts reported as earned in this column represent the bonuses earned with respect to 2019 by each named executive officer. These amounts will be paid in the first quarter of 2020. For additional information, please see "—Narrative to Summary Compensation Table—Executive Employment Agreements" below.

(6)
The amounts reported as earned by each named executive officer in this column represent the following amounts for the ended December 31, 2019: (i) for Mr. McGee, represents $1,602 in life insurance premiums, (ii) for Mr. Parnes, represents $300 in life insurance premiums and $10,978 in reimbursement of health insurance premiums, and (iii) For Mr. Joyce, represents $1,290 in life insurance premiums and $11,077 in automobile expenses.

(7)
Mr. Joyce was not one of our named executive officers for the year ended December 31, 2018.

Narrative to Summary Compensation Table

Executive Employment Agreements

        Certain of the compensation paid to our named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with the Company or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of our named executive officers, please see "—Potential Payments Upon Termination or Change In Control" below.

        Luke McGee and Joshua Parnes.    Each of Messrs. McGee and Parnes are party to substantially similar employment agreements, dated March 20, 2019, pursuant to which each of Messrs. McGee and Parnes are entitled to receive an annual base salary of $500,000, and are eligible to receive a target annual incentive bonus equal to 100% of their base salary based on the achievement of annual company and individual performance objectives for such fiscal year, subject to continued employment through the applicable payment date. In connection with their employment agreements, each of Messrs. McGee and Parnes entered into restrictive covenant agreements which include a 24-month post-termination non-compete and non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.

        Christopher Joyce.    Mr. Joyce is party to an offer letter dated January 15, 2018, pursuant to which Mr. Joyce is entitled to receive a base salary, currently $375,000, and is eligible to receive a target annual incentive bonus equal to 60% of base salary based on company performance as determined by the Company at its sole discretion, subject to continued employment through the applicable payment date. Mr. Joyce is also entitled to a car allowance of $1,000 per month.

2019 Bonuses

        Bonuses payable to our named executive officers in respect of service during 2019 will be paid in the first calendar quarter of 2020 and were determined based on the achievement of company performance, Adjusted EBITDA Less Patient Equipment Capex and compliance thresholds established by our compensation committee.

Long-Term Incentives

        Incentive Units.    Prior to the Business Combination, AdaptHealth Holdings made grants of incentive units pursuant to the A&R AdaptHealth Holdings LLC Agreement and a form of AdaptHealth Holdings Incentive Unit Grant Notice to certain executive officers, including its named executive officers. The incentive units were intended to qualify as profits interests for federal income tax purposes, and each named executive officer, through single-member limited liability companies, became members of AdaptHealth Holdings, bound by all the terms and conditions set forth in the AdaptHealth Holdings LLC Agreement.

        On July 1, 2018, AdaptHealth Holdings granted incentive units (the "2018 Incentive Units") to certain executive officers, including each of our named executive officers, which vest 50% on the second anniversary of the vesting commencement date and 25% on each of the third and fourth anniversaries of the vesting commencement date. In connection with the closing of BlueMountain's investment in AdaptHealth Holdings on March 20, 2019, AdaptHealth Holdings agreed to make distributions in respect of the 2018 Incentive Units, as if the 2018 Incentive Units were vested, in the same amount distributed with respect to the AdaptHealth Holdings Common Units. The distributions made in respect of the 2018 Incentive Units that were made below the threshold value of such units was treated as an advance for tax purposes against any future consideration the named executive officers would receive in respect of the 2018 Incentive Units in a "Sale of the Company" (as defined in the A&R AdaptHealth Holdings LLC Agreement). As of the same date, pursuant to their employment agreements, the vesting of the 2018 Incentive Units held by each of Messrs. McGee and Parnes were fully accelerated.

        On June 13, 2019, AdaptHealth Holdings granted incentive units to certain executive officers, including each of Messrs. McGee and Parnes, 50% of which vest in substantially equal installments on each of the first, second, third and fourth anniversaries of the vesting commencement date (the "Time Units"), and 50% of which vest on the earlier to occur of (x) a Sale of the Company and (y) the fourth anniversary of the vesting commencement date (the "Performance Units"). If (i) a named executive officer's employment is terminated for an act or omission giving rise to cause that results directly from a breach of his fiduciary duties to, or directly results, or could be reasonably be expected to directly result, in material liability to, AdaptHealth Holdings or any of its affiliates, or (ii) the named executive officer breaches any restrictive covenant to which he is bound, in each case, the named executive officer forfeits their incentive units in their entirety, regardless of whether or not they have vested. If the named executive officer's employment is terminated for any other reason, then all unvested incentive units will be forfeited and cancelled on and after the effective date of such termination.

        In connection with the Business Combination, all of the incentive units were exchanged for AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock based on the equity consideration valuation at the closing of the Business Combination, provided that the consideration received in respect of the 2018 Incentive Units and the Time Units remained subject to the same vesting terms and conditions as were applicable to the 2018 Incentive Units and the Time Units immediately prior to the Closing and the consideration received in respect of the Performance Units were deemed to have satisfied the applicable performance criteria as of the closing of the Business Combination pursuant to the terms of the Merger Agreement and will be subject to time-based vesting, with 25% of such consideration vesting on each of the first four quarterly anniversaries of the Closing.

        For additional information on the consideration received in respect of the incentive units, see "Description of Securities—Authorized and Outstanding Stock—Common Stock" above.

        2019 Stock Incentive Plan.    On October 14, 2019, our board of directors adopted the 2019 Stock Incentive Plan (the "Plan"), which was subsequently approved on November 7, 2019 by our stockholders and the Plan became effective on the Closing. On November 21, 2019, our compensation committee approved the grants of stock options and restricted stock to certain executive officers, including our named executive officers, pursuant to the Plan and the applicable form of award agreement. The stock options and the shares of restricted stock are eligible to vest 1/3rd on December 31st of each of 2020, 2021 and 2022 subject to the achievement of the applicable performance criteria. The performance criteria applicable to the stock options is based on the growth of per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2020 fiscal year against the per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2019 fiscal year. The performance criteria applicable to the shares of restricted stock is based on the compound annual growth rate of the price per share of our Class A Common Stock as of the applicable vesting date against a baseline per share price of $10.00. The stock options and the shares of restricted stock, in each case, that fail to vest based on the achievement of the performance criteria will be forfeited for no consideration.

        In the event that a named executive officer experiences a termination of employment by us without "cause" (other than due to death or disability) or by the named executive officer for "good reason," in each case, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until the end of the 24 month period for Messrs. McGee and Parnes, or 12 month period for Mr. Joyce, following the date of termination; provided, however, that if such termination occurs within one year of a "change in control," or the named executive officer experiences a termination as a result of his death or disability, the named executive officer will vest in the stock options (with such vesting to occur on the latter of the date of termination and December 31, 2020) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the named executive not undergone a termination until December 31, 2022. Any vesting of stock options or eligibility for continued vesting of restricted stock, in each case, following a termination of employment is subject to the respective named executive officer's execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

Health and Welfare Plans

        Our named executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans maintained by the Company or one of our subsidiaries, in each case on the same basis as all of our other employees, except that (i) our named executive officers were also entitled to reimbursement of automobile expenses of up to $1,000 per month each and (ii) Messrs. McGee and Parnes could elect to receive an annual reimbursement of $15,000 for participation in a family health insurance plan of their choosing in lieu of participation in a family health insurance plan maintained by us.

Retirement Plan

        One of our subsidiaries sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of our employees, including our named executive officers. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and, participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. We do not currently make any discretionary or employer matching contributions under the plan.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth outstanding equity awards held by each of our named executive officers as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Luke McGee	June 13, 2019(1)	—	—	—	—	639,448	7,021,135	(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000	(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Joshua Parnes	June 13, 2019(1)	—	—	—	—	639,448	7,021,135	(4)
	November 21, 2019(2)	—	—	—	—	150,000	1,647,000	(5)
	November 21, 2019(3)	—	1,250,000	11.50	November 21, 2029	—	—
Christopher Joyce	November 21, 2019(2)	—	—	—	—	60,000	658,800	(5)
	November 21, 2019(3)	—	500,000	11.50	November 21, 2029	—	—

(1)
Represents AdaptHealth Units and a corresponding number of shares of Class B Common Stock received in consideration of outstanding incentive units in connection with the Closing, of which (i) 50% vest in substantially equal installments on each of the first four quarterly anniversaries of the closing of the Business Combination, and (ii) 50% vest in substantially equal installments on each of the first, second, third and fourth anniversaries of May 20, 2019. For additional information, see "—Narrative to Summary Compensation Table—Long-Term Incentives—Incentive Units" above.

(2)
Represents grants of restricted stock eligible to vest 1/3rd on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see "—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan" above.

(3)
Represents grants of stock options eligible to vest 1/3rd on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the achievement of performance criteria. For additional information, see "—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan" above.

(4)
As of December 31, 2019, the fair market value of an AdaptHealth Unit and a corresponding share of Class B Common Stock was approximately $10.98, which is the closing price of a share of our Class A Common Stock on December 31, 2019.

(5)
As of December 31, 2019, the fair market value of a share of our Class A Common Stock was $10.98.

 Potential Payments Upon Termination or Change in Control

        The following summaries describe the potential payments and benefits that we would provide to its named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2019.

Severance Benefits

        Other than as set forth below, we did not offer or have in place for its named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan) as of December 31, 2019.

        Luke McGee and Joshua Parnes.    Pursuant to their employment agreements, in the event either of Messrs. McGee's or Parnes's employment is terminated by us without cause or by Messrs. McGee or Parnes for good reason, as applicable, subject to their execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Messrs. McGee and Parnes, as applicable, are entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (y) continued payment of base salary for a period of 24 months following such date of termination, and (z) an amount equal to two times their then-current target annual bonus, payable in substantially equal installments during the 24-month period following such date of termination in accordance with regular payroll practices.

        Christopher Joyce.    Pursuant to his offer letter, if Mr. Joyce's employment is terminated by us without cause, subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Joyce is entitled to an amount equal to his annual base salary and his target annual incentive bonus, payable in accordance with normal payroll practices until the earlier of (x) the 12-month anniversary of such date of termination and (y) such date Mr. Joyce accepts another position as an employee, consultant or independent contractor.

        Long-Term Incentives.    See "—Narrative to Summary Compensation Table—Long-Term Incentives—2019 Stock Incentive Plan" above for the treatment of equity awards held by our named executive officers in connection with a termination of employment and/or a change in control.

Director Compensation

        The following table sets forth the material terms of the compensation received by each of our non-employee directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Richard Barasch	12,500	106,600	119,100
Alan Quasha	12,500	66,625	79,125
Terence Connors	25,000	53,300	78,300
Susan Weaver, M.D.	18,750	53,300	72,050
Dale Wolf	12,500	53,300	65,800

(1)
For the year ended December 31, 2019, each of non-employee directors received a cash payment of $12,500, representing a quarter of their annual retainer fees for their service following the Closing. The amounts reported for each of Dr. Weaver and Mr. Connors include an additional cash payment of $6,250 and $12,500, respectively, representing a quarter of their annual retainer fees for their service as chairs of our compliance committee and audit committee, respectively.

(2)
Represents the aggregate grant date fair value, in accordance with FASB ASC 718, of (i) 5,000 shares of restricted shares to each of our non-employee directors, and (ii) with respect to Messrs. Barasch and Quasha, an additional 5,000 and 1,250, respectively, shares of restricted shares for their service as our Chairman and the chair of our compensation committee, respectively, in each case, representing the equity compensation in respect of their service following the Closing and for the first quarter of the 2020 fiscal year, granted pursuant to the Plan and approved by our compensation committee on December 16, 2019 and will vest 100% on the occurrence of our 2020 annual meeting of stockholders. See note 11, Stockholders' Equity, to our consolidated financial statements for the fiscal year ended December 31, 2019 to our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate these values.

Narrative to Director Compensation

        In general, during each fiscal year, our non-employee directors are eligible to receive (i) an annual cash retainer of $50,000 and (ii) a grant of shares of restricted stock in the amount of $100,000. Our Chairman and the chairs of certain of our board committees are eligible to receive an additional annual retainer (in cash or as a grant of restricted shares, at the non-employee director's election) in the following amounts:

  •
  $100,000 for our Chairman;

  •
  $50,000 for the chair of our audit committee; and

  •
  $25,000 for the chairs of each of our compensation committee and compliance committee.

        Our Chairman also serves as the chair of our nominating and governance committee, for which he does not receive any additional retainer fees.

        For the year ended December 31, 2019, the cash retainer fees received by our non-employee directors for their service on the board and chair positions, as applicable, represents a quarter of their annual fees for their service following the Closing, and the retainer fees paid in shares of restricted stock received by our non-employee directors for their service on the board and chair positions, as applicable, represents half of their annual fees for their service following the Closing and for the first quarter of the 2020 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founder Shares

        In December 2017, our Sponsor purchased an aggregate of 7,187,500 founder shares for an aggregate purchase price of $25,000. In December 2017 and January 2018, our Sponsor transferred 100,000 founder shares to Christopher Wolfe, our former Chief Financial Officer, and 30,000 founder shares to each of our independent directors. Following the expiration of the underwriters' over-allotment option on April 2, 2018, the holders of the founder shares forfeited an aggregate of 937,500 founder shares, so that the founder shares would represent 20.0% of our issued and outstanding shares after our IPO.

        Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Warrants

        Concurrently with the closing of our IPO, our Sponsor purchased an aggregate of 4,333,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $6.5 million.

        Each private placement warrant is exercisable for one share of Common Stock at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from our IPO held in the Trust Account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

        Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of our initial business combination.

Transactions with Deerfield

        Deerfield, which was a significant owner of our Sponsor, purchased 2,500,000 units in our IPO at $10.00 per unit. The underwriters did not receive any underwriting discounts or commissions on the units purchased by Deerfield. In addition, we entered into the Subscription Agreement with Deerfield and RAB Ventures, an entity that is controlled by Mr. Barasch and is one of the two members of our Sponsor.

Related-Party Loans

        Our Sponsor loaned us an aggregate of $270,531 to cover expenses related to our IPO and working capital needs. The loan was non-interest bearing. We repaid this loan on February 21, 2018.

        On December 31, 2014, Mr. McGee entered into a loan agreement to borrow $1.0 million from AdaptHealth Holdings in order to acquire AdaptHealth Holdings Common Units. Monthly, interest-only payments were due at a rate of 1.9% per annum, and the principal was due in full at maturity on December 31, 2021. The loan was forgiven prior to the Closing.

Vendor Relationships

        AdaptHealth Holdings and each of Messrs. McGee and Parnes previously owned equity in SnapWorx, LLC, a vendor of AdaptHealth Holdings that provides workflow technology services. Each of Messrs. McGee and Parnes owned less than 1% of SnapWorx, LLC. AdaptHealth Holdings' expense for the year ended December 31, 2018 for SnapWorx, LLC was $1.9 million. AdaptHealth Holdings and each of Messrs. McGee and Parnes sold their ownership in SnapWorx, LLC in February 2020.

        AdaptHealth Holdings and each of Messrs. McGee, Parnes and Gvodas own equity in Parachute Health, a vendor of AdaptHealth Holdings that provides automated order intake software. Each of Messrs. McGee, Parnes and Gvodas owns less than 1% of Parachute Health. AdaptHealth Holdings' expense for the year ended December 31, 2018 for Parachute Health was $1.6 million.

        In 2014, Ocean Home Health Supply LLC, an indirect subsidiary of AdaptHealth Holdings, executed an agreement with a company affiliated with Mr. Parnes for software and billing services. The agreement had an initial term of one year and automatically renewed from year to year. AdaptHealth Holdings' expense for the year ended December 31, 2018 under the agreement was $2.3 million. The agreement was terminated effective December 31, 2018.

BlueMountain Investment

        On February 27, 2019, AdaptHealth Holdings entered into a Note and Unit Purchase Agreement with the BM Blocker, pursuant to which, on March 26, 2019, among other things, in exchange for $120.0 million in cash, AdaptHealth Holdings issued (i) an aggregate of 17,302.79 Existing AdaptHealth Units and 19,747.43 BM Capped Common Units (as defined in the AdaptHealth Holdings LLC Agreement) to the BM Blocker and to BlueMountain Summit Opportunities Fund II (US) L.P., whereby such entities became members in AdaptHealth Holdings, and (ii) the BM Notes, in an aggregate initial principal amount of $100.0 million to the BlueMountain Entities. Interest accrues under the BM Notes (a) for the first seven years of the term of the BM Notes, at a rate of 12.0% per annum, with interest at a rate of 6.0% per annum payable in cash and interest at a rate of 6.0% per annum as PIK interest and (b) for the final three years of the term, at a rate equal to the greater of (i) 15.0% per annum or (ii) the 12-month LIBOR rate plus 12.0% per annum. Pursuant to a letter agreement entered into on July 8, 2019 between AdaptHealth Holdings, the BM Blocker and the BlueMountain Entities, at the Closing, (i) the BM Capped Common Units were canceled, (ii) an additional $43.5 million aggregate principal amount of promissory notes was issued to the BlueMountain Entities and (iii) the BM Notes were amended and restated such that, among other things: (A) the maturity date of the BM Notes were extended to the tenth anniversary of the Closing and (B) certain covenants contained in the AdaptHealth Holdings LLC Agreement restricting AdaptHealth Holdings' ability to engage in certain corporate actions were added to the BM Notes. See "—Liquidity and Capital Resources—2019 Recapitalization."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our officers or directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to us regarding the beneficial ownership of Common Stock as of March 6, 2020:

  •
  each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

  •
  each of our named executive officers and directors; and

  •
  all of our current officers and directors, as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

        The beneficial ownership of our Common Stock as of March 6, 2020 is based on 43,167,699 shares of Class A Common Stock and 30,563,799 shares of Class B Common Stock issued and outstanding in the aggregate as of March 6, 2020 assuming the issuance of 416,250 restricted shares of Class A Common Stock pursuant to approved grants.

        Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.

	Beneficial Ownership Table
	Class A Common Stock		Class B Common Stock
					% of Total Voting Power(2)
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%
Entities or Persons affiliated with Deerfield Management(3)	19,674,202	44.0%	—	—	26.2%
Richard Barasch(4)	863,217	2.0%	—	—	1.2%
Dr. Susan Weaver	20,000	*	—	—	*
Alan Quasha(5)	6,250	*	—	—	*
Terence Connors	5,000	*	—	—	*
Dale Wolf(6)	5,000	*	—	—	*
Luke McGee(7)	744,951	2.1%	4,626,028	14.9%	7.5%
Joshua Parnes	73,125	*	—	—	*
Gregg Holst(8)	137,834	*	688,334	2.1%	1.1%
Christopher Joyce(9)	143,218	*	266,331	*	*
Shaw Rietkerk(10)	56,034	*	239,793	*	*
Everest Trust(11)	15,105,280	34.5%	856,044	2.7%	21.5%
Still Water Nevada Trust(12)	1,079,189	2.5%	8,338,659	26.8%	12.7%
The Mykonos 2019 NGCG Nevada Trust(13)	525,586	1.2%	5,613,851	18.1%	8.3%
McLarty Capital Partners SBIC, L.P.(14)	—	—	4,526,189	14.6%	6.1%
Richardson M. Roberts(15)	—	—	4,222,598	13.6%	5.7%
BlueMountain Capital Management, LLC(16)	3,647,353	8.4%	150,581	*	5.2%
All directors and executive officers as a group(10 individuals)	2,354,629	5.4%	5,820,486	18.8%	11.1%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

(2)
The Class A Common Stock and Class B Common Stock vote together as a single class, except as required by law or the A&R Charter.

(3)
Comprised of (i) 17,179,888 shares of Class A Common Stock, 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable, and 833,333 shares of Class A Common Stock issuable upon exercise of an equal number of public warrants that are currently exercisable held by Deerfield Private Design Fund IV, L.P and (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Steven Hochberg is a partner at Deerfield Management Company, L.P., and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management Company, L.P. Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV, L.P. Each of Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, L.P. and Steven Hochberg. The address of Deerfield Private Design Fund IV, L.P. and Steven Hochberg is 780 Third Avenue, 37th Floor, New York, NY 10017.

(4)
The business address of Mr. Barasch is 780 Third Avenue, New York, NY 10017.

(5)
The business address of Mr. Quasha is c/o Quadrant Management, Inc., 320 Park Avenue, New York, NY 10022.

(6)
The business address of Mr. Wolf is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(7)
Includes shares and warrants held directly by Fresh Pond Investment LLC ("Fresh Pond"), 2321 Capital LLC ("2321 Capital") and LBM DME Holdings LLC ("LBM"), entities controlled by Mr. McGee. Fresh Pond holds 209,766 shares of Class A Common Stock (including 78,525 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,620,815 shares of Class B Common Stock. 2321 Capital holds 249,000 shares of Class A Common Stock (including 93,212 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,923,964 shares of Class B Common Stock. LBM holds 139,935 shares of Class A Common Stock (including 52,384 shares of Class A Common Stock underlying warrants that are currently exercisable) and 1,081,249 shares of Class B Common Stock.

(8)
Includes shares and warrants held directly by Wheatfield LLC, an entity controlled by Mr. Holst. The number of shares of Class A Common Stock includes shares underlying 33,348 warrants that are currently exercisable.

(9)
Includes shares and warrants held directly by Mayaid2001 LLC, an entity controlled by Mr. Joyce. Includes shares of Class A Common Stock underlying 12,903 warrants that are currently exercisable.

(10)
Includes shares of Class A Common Stock underlying 11,617 warrants that are currently exercisable.

(11)
Includes shares and warrants held directly by Clifton Bay Offshore Investments L.P. ("Clifton Bay Investments") and Quadrant Management, Inc. ("QMI"). Clifton Bay Investments holds 15,025,135 shares of Class A Common Stock (including shares of Class A Common Stock underlying 665,628 warrants that are currently exercisable). QMI holds 80,145 shares of Class A Common Stock (including 41,473 shares of Class A Common Stock underlying warrants that are currently exercisable) and 856,044 shares of Class B Common Stock. The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. ("Clifton Bay Management"), which is indirectly owned by the Trustee of the Everest Trust ("Everest"), a trust settled by Mr. Wayne Quasha.

  Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company ("Vicali"), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha, ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(12)
Includes shares and warrants held directly by Blue River NJ LLC ("Blue River"), and Quad Cap LLC ("Quad Cap"). Blue River holds 733,997 shares of Class A Common Stock (including 274,768 shares of Class A Common Stock underlying warrants that are currently exercisable) and 5,671,441 shares of Class B Common Stock. Quad Cap holds 345,192 shares of Class A Common Stock (including 129,221 shares of Class A Common Stock underlying warrants that are currently exercisable) and 2,667,218 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company—NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.

(13)
Includes shares and warrants held directly by Ocean Rock NJ LLC ("Ocean Rock") and Plains Capital LLC ("Plains Capital"). Ocean Rock holds 464,888 shares of Class A Common Stock (including 240,568 shares of Class A Common Stock underlying warrants that are currently exercisable) and 4,965,525 shares of Class B Common Stock. Plains Capital holds 60,698 shares of Class A Common Stock (including 31,410 shares of Class A Common Stock underlying warrants that are currently exercisable) and 648,326 shares of Class B Common Stock. The trustee of the trust is Peak Trust Company—NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, Nevada 89119.

(14)
Includes shares held directly by McLarty Capital Partners SBIC, L.P. ("McLarty Capital Partners"). The general partner of McLarty Capital Partners is McLarty Capital Partners SBIC, LLC. The business address of McLarty Capital Partners is c/o The Firmament Group, 1 Rockefeller Plaza Suite 1203, New York, NY 10020.

(15)
Includes shares held directly by Verus Equity Holding Company LLC ("Verus Equity Holding") and Verus Note Holding Company LLC ("Verus Note Holding"). Verus Equity Holding holds 1,851,469 shares of Class B Common Stock. Verus Note Holding holds 2,371,129 shares of Class B Common Stock. Richardson M. Roberts is the managing member of each of Verus Equity Holding and Verus Note Holding. The business address of Mr. Roberts is 1569 Mallory Lane Building 200, Brentwood, TN 37027.

(16)
Includes shares held directly by investment funds for which BlueMountain Capital Management, LLC is the investment manager. The business address of BlueMountain Capital Management, LLC is 280 Park Avenue, 12th Floor, New York NY 10017.

SELLING SECURITYHOLDERS

        Up to 75,053,512 shares of our Class A Common Stock may be offered for resale by the selling securityholders under this prospectus, including (i) 6,250,000 shares issued in a private placement prior to our initial public offering, (ii) 2,500,000 shares acquired by Deerfield Management Company, L.P. in connection with our initial public offering, (iii) 17,356,380 shares issued as partial consideration in connection with the Business Combination, (iv) 30,563,799 shares that are be issuable upon the exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock, (v) 1,550,000 shares issued upon exchange of an equal number of AdaptHealth Units, together with a corresponding number of shares of Class B Common Stock, (vi) 12,500,000 shares issued in private placements in connection with the Business Combination, and (vii) 4,333,333 shares issuable upon the exercise of private placement warrants. Additionally, up to 4,333,333 private placement warrants may be offered for resale by selling securityholders under this prospectus. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain selling securityholders in connection with the Business Combination. We are registering the securities as required under the Registration Rights Agreement.

        To the extent permitted by law, the selling securityholders listed below may resell shares of our Class A Common Stock and private placement warrants pursuant to this prospectus. We have registered the sale of the shares of our Class A Common Stock and the private placement warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of Class A Common Stock or private placement warrants from the selling securityholders after the date of this prospectus to resell their shares of Class A Common Stock and private placement warrants.

        The following table sets forth the number of shares of Class A Common Stock and private placement warrants being offered by the selling securityholders, including shares of our Class A Common Stock issuable upon the exercise of the private placement warrants and assuming the exchange of 30,563,799 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock. The selling securityholders are not making any representation that any shares of Class A Common Stock or private placement warrants covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or private placement warrants. For purposes of the table below, we assume that all of the shares of our Class A Common Stock and private placement warrants covered by this prospectus will be sold.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

        As of March 6, 2020, assuming the exchange of 30,563,799 AdaptHealth Units together with the same number of shares of our Class B Common Stock for shares of our Class A Common Stock, there were 73,315,218 shares of our Class A Common Stock issued and outstanding.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering		Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Entities or Persons affiliated with Deerfield Management(1)	19,674,202		1,640,981	19,674,202	1,640,981	—	—	—	—
2014 Barasch Family Trust #1(2)	510,010		—	510,010	—	—	—	—	—
Richard Barasch	858,217	(3)	527,314	853,217	527,314	—	—	—	—
Robert Spass	177,778	(4)	74,654	177,778	74,654	—	—	—	—
Bradley Cooper	115,008	(5)	48,299	115,008	48,299	—	—	—	—
Roland Bernardon	21,099	(6)	8,859	21,099	8,859	—	—	—	—
Robert Goldstein	125,614	(7)	52,785	125,614	52,785	—	—	—	—
J&R Family Investments	94,244	(8)	39,571	94,244	39,571	—	—	—	—
Para Partners	125,716	(9)	52,785	125,716	52,785	—	—	—	—
Gary Davis 1995 Trust for Children	125,716	(10)	52,785	125,716	52,785	—	—	—	—
Tony Wolk	31,473	(11)	13,215	31,473	13,215	—	—	—	—
Dr. Mohit Kaushal	20,000		—	20,000	—	—	—	—	—
Dr. Susan Weaver(12)	20,000		—	20,000	—	—	—	—	—
Dr. Gregory Sorenson(13)	20,000		—	20,000	—	—	—	—	—
Christopher Wolfe	375,089	(14)	132,085	375,089	132,085	—	—	—	—
Luke McGee(15)	5,520,979	(16)	224,121	5,370,979	224,121	—	—	—	—
Joshua Parnes	223,125	(17)	—	73,125	—	—	—	—	—
Shaw Rietkerk	295,827	(18)	11,617	270,827	11,617	—	—	—	—
Christopher Murray(19)	14,000		—	14,000	—	—	—	—	—
Clifton Bay Offshore Investments L.P.	15,025,135	(20)	665,628	15,025,135	665,628	—	—	—	—
BlueMountain Foinaven Master Fund L.P.	688,613		—	688,613	—	—	—	—	—
BMSB L.P.	2,115,972		—	2,115,972	—	—	—	—	—
BlueMountain Fursan Fund L.P.	842,768		—	842,768	—	—	—	—	—
Ocean Rock NJ LLC	5,430,413	(21)	240,568	5,430,413	240,568	—	—	—	—
Plains Capital LLC	709,024	(22)	31,410	709,024	31,410	—	—	—	—
Blue River NJ LLC	6,405,438	(23)	274,768	6,405,438	274,768	—	—	—	—
Quad Capital, LLC	3,012,410	(24)	129,221	3,012,410	129,221	—	—	—	—
Jedi Enterprises LLC	1,020,541		—	1,020,541	—	—	—	—	—
Wheatfield LLC	826,168	(25)	33,348	826,168	33,348	—	—	—	—
Quadrant Management, Inc.	936,189	(26)	41,473	936,189	41,473	—	—	—	—
McLarty Capital Partners SBIC L.P.	4,526,189		—	4,526,189	—	—	—	—	—
Mayaid2001 LLC	325,228	(27)	12,903	325,228	12,903	—	—	—	—
CFCP LLC	400,930	(28)	17,198	400,930	17,198	—	—	—	—
BlueMountain Summit Opportunities Fund II (US) L.P.	150,581		—	150,581	—	—	—	—	—
Verus Equity Holding Company LLC	1,851,469		—	1,851,469	—	—	—	—	—
Verus Note Holding Company LLC	2,371,129		—	2,371,129	—	—	—	—	—
Anthony Gonzalez	180,551	(29)	7,745	180,551	7,745	—	—		—
Kent Lake Partners L.P.	550,000		—	550,000	—	—	—		—
Destinations Multi-Strategy Alternatives Fund, a series of Brinker Capital Destinations Trust	404,000		—	404,000	—	—	—		—
Driehaus Event Driven Fund, a series of the Driehaus Mutual Funds	96,000		—	96,000	—	—	—		—

(1)
Comprised of (i) 17,179,888 shares of Class A Common Stock, 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable, and 833,333 shares of Class A Common Stock issuable upon exercise of an equal number of public warrants that are currently exercisable held by Deerfield Private Design Fund IV, L.P and (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Steven Hochberg is a partner at Deerfield Management Company, L.P., and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management Company, L.P. Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV, L.P. Each of Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, L.P. and

  Steven Hochberg. The address of Deerfield Private Design Fund IV, L.P. and Steven Hochberg is 780 Third Avenue, 37th Floor, New York, NY 10017.

(2)
Richard Barasch is not the trustee, but is a beneficiary of, the 2014 Barasch Family Trust #1.

(3)
Includes 527,314 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 5,000 restricted shares of Class A Common Stock, which vest on November 7, 2020. Mr. Barasch is the Chairman of our board of directors.

(4)
Includes 74,654 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(5)
Includes 48,299 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(6)
Includes 8,859 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(7)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(8)
Includes 39,571 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(9)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(10)
Includes 52,785 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(11)
Includes 13,215 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(12)
Dr. Weaver is a member of our board of directors.

(13)
Dr. Sorenson is a stockholder in, and Executive Chairman on the board of directors of, Deerfield Imaging Holdings, Inc., an affiliate of Deerfield Management.

(14)
Includes 132,085 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(15)
Includes shares of Class A Common Stock and private placement warrants held directly by Fresh Pond Investment LLC, 2321 Capital LLC and LBM DME Holdings LLC.

(16)
Includes 224,121 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date (the "Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(17)
Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date (the "Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(18)
Includes 11,617 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 25,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a "Vesting Date"). The number of shares eligible to vest on each Vesting Date (the "Vesting Eligible Restricted Shares") that will actually vest on each Vesting Date will be based on the compound annual growth rate of the price per share of the Company's Class A Common Stock from the grant date through the applicable Vesting Date ("CAGR") (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the "Restricted Stock Vesting Condition"): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(19)
Mr. Murray is an employee of AdaptHealth and/or its affiliates.

(20)
Includes 665,628 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(21)
Includes 240,568 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(22)
Includes 31,410 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(23)
Includes 274,768 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(24)
Includes 129,221 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(25)
Includes 33,348 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Gregg Holst is the sole member of Wheatfield LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Holst currently serves as our Chief Financial Officer.

(26)
Includes 41,473 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(27)
Includes 12,903 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Christopher Joyce is the sole member of Mayaid2001 LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Joyce currently serves as our General Counsel.

(28)
Includes 17,198 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Nick Gargano is the sole member of CFCP LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Gargano is an employee of AdaptHealth and/or its affiliates.

(29)
Includes 7,745 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Gonzalez is an employee of AdaptHealth and/or its affiliates.

        Please see "Certain Relationships and Related Transactions" appearing elsewhere in this prospectus for information regarding material relationships with our selling stockholders within the past three years.

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Warrants

        This prospectus covers our issuance of the shares of Class A Common Stock underlying the warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Additionally, the private placement warrants may be exercised on a cashless basis provided that the private placement warrants are held by the initial holders or a permitted transferee, and the public warrants will be required to be exercised on a cashless basis in the event of a redemption of the public warrants pursuant to the warrant agreement governing the warrants in which our board of directors has elected to require all holders of the public warrants who exercise their public warrants to do so on a cashless basis. In such event, holders would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants per share and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" means the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise or redemption is sent to the warrant agent.

        Warrants are exercisable only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

Sale of Class A Common Stock and Private Placement Warrants by Selling Securityholders

        The selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the shares of our Class A Common Stock or private placement warrants covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the shares or private placement warrants are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling shares of Class A Common Stock or private placement warrants:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  •
  block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  "at the market" or through market makers or into an existing market for the shares of Class A Common Stock or private placement warrants;

  •
  through one or more underwritten offerings on a firm commitment or best efforts basis;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares of Class A Common Stock or private placement warrants at a stipulated price per share or warrant;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through the distribution of Class A Common Stock or private placement warrants by any selling securityholder to its partners, members or securityholders;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        To our knowledge, the selling securityholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A Common Stock or private placement warrants covered by this prospectus. At any time a particular offer of the shares of Class A Common Stock or private placement warrants covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A Common Stock or private placement warrants covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A Common Stock or private placement warrants covered by this prospectus.

        To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        The selling securityholders may also sell shares of our Class A Common Stock or private placement warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

        Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of shares of Class A Common Stock or private placement warrants, from the purchaser) in amounts to be negotiated.

        In connection with the sale of the Class A Common Stock or private placement warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock or private placement warrants in the course of hedging the positions they assume. The selling securityholders may also sell shares of the Class A Common Stock or private placement warrants short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock or private placement warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares or private placement warrants offered by this prospectus, which shares or private placement warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling securityholders may from time to time pledge or grant a security interest in some or all of their shares of Class A Common Stock or private placement warrants to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the shares of Class A Common Stock pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the shares of Class A Common Stock or private placement warrants will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A Common Stock or private placement warrants by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of Class A Common Stock or private placement warrants.

        The selling securityholders also may transfer the shares of our Class A Common Stock or private placement warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        A selling securityholder that is an entity may elect to make a pro rata in-kind distribution of shares of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of Class A Common Stock pursuant to the distribution through a registration statement.

        The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Class A Common Stock or private placement warrants may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A Common Stock or private placement warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Class A Common Stock.

        We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock and private placement warrants. We have agreed to indemnify certain selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker- dealers or agents may be required to make.

        There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES

        The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

        Our second amended and restated certificate of incorporation authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of March 6, 2020, there were 42,751,419 shares of Class A Common Stock and 30,563,799 shares of Class B Common Stock issued and outstanding.

Common Stock

        Our second amended and restated certificate of incorporation provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the Business Combination and pursuant to the Merger Agreement, the Non-Blocker AdaptHealth Members were issued AdaptHealth Units and an equal number of shares of Class B Common Stock, and the Non-Blocker AdaptHealth Members collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.

        Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the A&R AdaptHealth Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder's AdaptHealth Units to the same transferee in compliance with the A&R AdaptHealth Holdings LLC Agreement.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.

Dividends

        Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.

Liquidation, Dissolution and Winding Up

        In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

        Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

        The founder shares are identical to the shares of Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions. Pursuant to a letter agreement, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, which include the selling securityholders, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Business Combination or earlier if, (x) subsequent to the Business Combination, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Preferred Stock

        Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Redeemable Warrants

Public Stockholders' Warrants

        Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. This means that only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-third of one warrant, such warrant will not be exercisable. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

        We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

        We have agreed that we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

        Redemption of warrants for cash.    Once the warrants become exercisable, we may redeem the warrants:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days' prior written notice of redemption (the "30-day redemption period") to each warrant holder; and

  •
  if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

        If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

        Redemption of warrants for Class A Common Stock.    Ninety days after the warrants become exercisable, we may redeem the warrants:

  •
  in whole and not in part;

  •
  at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table set forth under "Description of Securities—Redeemable Warrants—Public Stockholders' Warrants" based on the redemption date and the "fair market value" of our Class A Common Stock except as otherwise described in "Description of Securities—Redeemable Warrants—Public Stockholders' Warrants";

  •
  upon a minimum of 30 days' prior written notice of redemption, which we refer to as the 30-day redemption period; and

  •
  if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

        The numbers in the table below represent the "redemption prices," or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the "fair market value" of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

        The "fair market value" of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

        The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a "redemption price" of 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a "redemption price" of 0.298 shares of Class A Common Stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are "out of the money" (i.e., the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.

        Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive "fair market value" for such public warrants so redeemed ("fair market value" for such public warrants held by our officers or directors being defined as the last sale price of the public warrants on such redemption date).

        This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide the warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Common Stock, instead of cash, for "fair value" without the warrants having to reach the $18.00 per share threshold set forth above under "—Redemption of warrants for cash." Holders of the warrants will, in effect, receive a number of shares having a value reflecting a premium for their warrants, based on the "redemption price" as determined pursuant to the above table. We have calculated the "redemption prices" as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure, as the warrants would no longer be outstanding and would have been exercised or redeemed, and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the "redemption prices" we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a "premium" to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A Common Stock, without having to negotiate a redemption price with the warrant holders. For this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

        As stated above, we can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

        No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

        Redemption procedures and cashless exercise.    If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their warrants on a "cashless basis," our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management elects this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the "fair market value" (defined below) over the exercise price of the warrants by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management elects this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not elect this option, our Sponsor and its permitted transferees, which include the selling securityholders, would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

        A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares into which the warrants are convertible) other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our second amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we did not complete our initial business combination within 24 months from the closing of our IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

        If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

        Other than as set forth in the three immediately preceding paragraphs, no adjustment will be required to be made.

        Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

        The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

        The private placement warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees, which include the selling securityholders. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our IPO.

        If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

        We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

        The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our second amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

        Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Exclusive forum for certain lawsuits.    Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder's counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

        Special meeting of stockholders.    Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.

        Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder's notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice for an annual meeting. Specifically, a stockholder's notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made,

(iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder's intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders' ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

        Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  •
  1% of the total number of shares of Common Stock then outstanding; or

  •
  the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

  •
  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  •
  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  •
  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

  •
  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which was filed in a Current Report on Form 8-K on November 14, 2019, reflecting its status as an entity that is not a shell company.

        As of March 6, 2020, there were 42,751,419 shares of Class A Common Stock issued and outstanding. Of these shares, the shares sold in our IPO that were not redeemed in connection with the Closing are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,250,000 founder shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our Class A Common Stock issued in connection with the Business Combination or upon the exchange of a corresponding number of AdaptHealth Units and shares of Class B Common Stock are restricted securities for purposes of Rule 144.

        As of March 6, 2020, there were a total of 9,601,909 warrants to purchase shares of Class A Common Stock outstanding. Each warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the warrants. 5,268,576 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 5,268,576 shares of our Class A Common Stock that may be issued upon the exercise of the public warrants.

Registration Rights

        Concurrently with the Closing, we, our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures entered into the Registration Rights Agreement. The Registration Rights Agreement amended, restated and replaced the registration rights agreement entered into by us with our Sponsor on February 15, 2018, in order to provide registration rights to each of our Sponsor, the Blocker Sellers, the Non-Blocker AdaptHealth Members, Deerfield and RAB Ventures, pursuant to which we are required to register for resale shares of Class A Common Stock held by those parties at the Closing or issuable upon the future exercise of private placement warrants or upon the future exchange of AdaptHealth Units and shares of Class B Common Stock as well as the private placement warrants held by these parties, in each case held by them at the Closing (collectively, "Registrable Securities"). The Registrable Securities also include 12,500,000 shares of Class A Common Stock issued in connection with the Closing pursuant to the Deerfield Subscription Agreement. Our Sponsor was dissolved on January 17, 2020, and its rights associated with equity securities of the Company were distributed to its members, which include certain selling securityholders.

        We are required to use reasonable best efforts to file a registration statement registering the resale of all of the Registrable Securities. In addition, (i) the investors holding a majority of the Registrable Securities may request one long-form registration pursuant to which we shall pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations; provided that we shall not be required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain "piggy-back" rights with respect to underwritten offerings initiated by us or other of our stockholders.

        Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights Agreement also includes customary provisions regarding indemnification and contribution.

        The Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock shall enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).

Quotation of Securities

        Our Class A Common Stock is listed on Nasdaq and trades under the symbol "AHCO". Our public warrants were formerly listed on Nasdaq under the symbol "AHCOW" and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade "over-the-counter" under the trading symbol "AHCOW". A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed on for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of AdaptHealth Corp. as of December 31, 2019 and 2018, and for each of the years then ended have been included herein in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP's report refers to a change in the method of accounting for revenue.

        The consolidated financial statements of Verus Healthcare, Inc. as of May 17, 2018 and December 31, 2017, for the year ended December 31, 2017 and for the period from January 1, 2018 to May 17, 2018 have been audited by LBMC, PC, an independent registered public accounting firm, as set forth in their report thereon, which is included herein. Such financial statements have been so included in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

        The consolidated financial statements of PPS HME Holdings LLC as of May 17, 2018 and December 31, 2017, for the period from January 1, 2018 to May 17, 2018 and for the period from April 1, 2017 to December 31, 2017, have been included herein in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC's website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement.

        We have filed a registration statement on Form S-1 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC's website or our website.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
AdaptHealth Corp:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of AdaptHealth Corp. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity (deficit) / members' equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

        As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2015.

Philadelphia, Pennsylvania
March 6, 2020

ADAPTHEALTH CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$76,878,134	$25,185,681
Accounts receivable	78,619,230	53,016,649
Inventory	13,239,037	7,672,646
Prepaid and other current assets	12,678,423	4,915,277

Total current assets	181,414,824	90,790,253

Equipment and other fixed assets, net	63,559,080	61,601,350
Goodwill	266,790,518	202,436,212
Other assets	6,851,892	5,049,628
Deferred tax asset	27,505,379	9,079,190

Total Assets	$546,121,693	$368,956,633

Liabilities and Stockholders' Equity (Deficit) / Members' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$102,728,093	$85,558,419
Current portion of capital lease obligations	19,749,854	20,814,404
Current portion of long-term debt	1,721,132	7,089,976
Contract liabilities	9,556,423	7,508,428
Other liabilities	17,138,684	14,705,719

Total current liabilities	150,894,186	135,676,946

Long-term debt, less current portion	395,111,563	127,094,723
Capital lease obligations, less current portion	233,139	172,467
Other long-term liabilities	29,131,012	3,243,839

Total Liabilities	575,369,900	266,187,975

Commitments and contingencies (note 2(p))
Stockholders' Equity (Deficit) / Members' Equity (Deficit)
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 40,816,292 shares issued and outstanding as of December 31, 2019	4,082	—
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 31,563,799 shares issued and outstanding as of December 31, 2019	3,156	—
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	11,252,052	—
Accumulated deficit	(27,209,514)	—
Members' interest	—	113,274,181
Controlling interest members' deficit	—	(13,370,648)
Accumulated other comprehensive income	1,431,029	—

Total stockholders' equity (deficit) / members' equity (deficit) attributable to AdaptHealth Corp.	(14,519,195)	99,903,533
Noncontrolling interests in subsidiaries	(14,729,012)	2,865,125

Total Stockholders' Equity (Deficit) / Members' Equity (Deficit)	(29,248,207)	102,768,658

Total Liabilities and Stockholders' Equity (Deficit) / Members' Equity (Deficit)	$546,121,693	$368,956,633

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2019	2018
Revenue:
Revenue, net of contractual allowances and discounts		$361,053,975
Provision for doubtful accounts		(15,775,638)

Net revenue	$529,644,247	345,278,337
Costs and expenses:
Cost of net revenue	440,386,387	293,384,635
General and administrative expenses	56,492,554	18,068,821
Depreciation, excluding patient equipment depreciation	3,068,477	2,733,807

Total costs and expenses	499,947,418	314,187,263

Operating income	29,696,829	31,091,074
Interest expense, net	39,304,488	7,452,737
Loss on extinguishment of debt, net	2,121,451	1,398,929

(Loss) income before income taxes	(11,729,110)	22,239,408
Income tax expense (benefit)	1,156,002	(2,097,705)

Net (loss) income	(12,885,112)	24,337,113
Income attributable to noncontrolling interests	2,110,783	1,076,766

Net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347

Net (loss) income per common share:
Basic and diluted	$(0.66)	$1.95
Weighted average shares outstanding for net (loss) income attributable to AdaptHealth Corp.:
Basic and diluted	22,557,213	11,899,898

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2019	2018
Net (loss) income	$(12,885,112)	$24,337,113
Other comprehensive income:
Interest rate swap agreements, net of reclassification adjustment	2,536,836	—

Comprehensive (loss) income	(10,348,276)	24,337,113

Net income attributable to noncontrolling interests	2,110,783	1,076,766

Comprehensive (loss) income attributable to AdaptHealth Corp.	$(12,459,059)	$23,260,347

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity (Deficit) / Members' Equity (Deficit)

	Class A Common Stock		Class B Common Stock
					Preferred Stock				Controlling interest members' deficit		Accumulated other comprehensive income
							Additional paid-in capital	Members' interest		Accumulated Deficit		Noncontrolling interests in subsidiaries
	Shares	Amount	Shares	Amount	Shares	Amount							Total
Balance, December 31, 2017	—	$—	—	$—	—	$—	$—	$33,455,223	$(36,180,242)	$—	$—	$2,088,359	$(636,660)
Accrued return on members' interest	—	—	—	—	—	—	—	316,403	(316,403)	—	—	—	—
Issuance of members' interest for acquisitions	—	—	—	—	—	—	—	78,484,832	—	—	—	—	78,484,832
Cashless exercise of members' interest	—	—	—	—	—	—	—	134,350	(134,350)	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	883,373	—	—	—	—	883,373
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(300,000)	(300,000)
Net income	—	—	—	—	—	—	—	—	23,260,347	—	—	1,076,766	24,337,113

Balance, December 31, 2018	—	$—	—	$—	—	$—	$—	$113,274,181	$(13,370,648)	$—	$—	$2,865,125	$102,768,658
Activity prior to the Business Combination:
Issuance of members' interest, net of offering costs of $837,156	—	—	—	—	—	—	—	19,162,844	—	—	—	—	19,162,844
Redemption of members' interest	—	—	—	—	—	—	—	(2,112,500)	(1,600,955)	—	—	—	(3,713,455)
Distributions to members	—	—	—	—	—	—	—	—	(250,000,000)	—	—	—	(250,000,000)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(1,338,383)	(1,338,383)
Equity-based compensation	—	—	—	—	—	—	—	6,914,677	—	—	—	—	6,914,677
Net income (loss)	—	—	—	—	—	—	—	—	(16,315,045)	—	—	1,531,838	(14,783,207)
Effects of the Business Combination:
Recapitalization	27,796,166	2,780	34,113,799	3,411	—	—	—	(137,239,202)	281,286,648	(63,289,710)	—	(47,995,919)	32,768,008
Proceeds from sale of Class A Common Stock	12,500,000	1,250	—	—	—	—	—	—	—	69,561,286	—	55,437,464	125,000,000
Redemption of Class B Common Stock	—	—	(2,000,000)	(200)	—	—	—	—	—	(11,129,806)	—	(8,869,994)	(20,000,000)
Conversion of equity to long-term debt	—	—	—	—	—	—	—	—	—	(24,207,763)	—	(19,292,237)	(43,500,000)
Forgiveness of employee loan	—	—	—	—	—	—	—	—	—	537,329	—	428,221	965,550
Activity subsequent to the Business Combination:
Equity-based compensation	—	—	—	—	—	—	4,155,398	—	—	—	—	—	4,155,398
Shares withheld to pay withholding taxes	(29,874)	(3)	—	—	—	—	(283,805)	—	—	—	—	—	(283,808)
Exchange of Class B Common Stock to Class A Common Stock	550,000	55	(550,000)	(55)	—	—	(820,121)	—	—	—	—	820,121	—
Net income (loss)	—	—	—	—	—	—	—	—	—	1,319,150	—	578,945	1,898,095
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	8,200,580	—	—	—	—	—	8,200,580
Change in fair value of interest rate swaps, net of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	1,431,029	1,105,807	2,536,836

Balance, December 31, 2019	40,816,292	$4,082	31,563,799	$3,156	—	$—	$11,252,052	$—	$—	$(27,209,514)	$1,431,029	$(14,729,012)	$(29,248,207)

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(12,885,112)	$24,337,113
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	62,566,500	47,876,835
Equity-based compensation	11,070,075	883,373
Deferred income tax	895,298	(2,875,895)
Change in fair value of interest rate swaps, net of reclassification adjustment	11,425,921	(546,832)
Gain on change in fair value of contingent consideration	(150,000)	—
Provision for doubtful accounts	—	15,775,638
Amortization of deferred financing costs	1,311,573	477,781
Write-off of deferred financing costs	2,121,451	1,219,205
Forgiveness of employee loan	965,550	—
Gain on debt extinguishment	—	(800,000)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,197,521)	(22,042,721)
Due from affiliates and related parties	—	700,791
Inventory	(1,305,350)	2,309,508
Prepaid and other assets	(9,558,118)	(1,579,969)
Accounts payable and accrued expenses	14,157,579	2,691,981

Net cash provided by operating activities	60,417,846	68,426,808

Cash flows from investing activities:
Purchases of equipment and other fixed assets	(21,331,581)	(9,949,930)
Payments for business acquisitions, net of cash acquired	(63,538,392)	(86,334,011)

Net cash used in investing activities	(84,869,973)	(96,283,941)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	305,000,000	140,000,000
Payments on long-term debt	(194,071,757)	(24,830,307)
Proceeds from issuance of promissory note payable	100,000,000	—
Increase in cash from the Business Combination	43,911,748	—
Proceed from sale of Class A Common Stock	125,000,000	—
Proceeds from issuance of members' interests	20,000,000	—
Payments for equity issuance costs	(837,156)	—
Payments for redemptions of Class B Common Stock	(20,000,000)	—
Payments of deferred financing costs	(9,027,753)	(2,715,849)
Payments on capital leases	(37,271,512)	(27,936,993)
Borrowings on lines of credit	55,500,000	24,750,000
Payments on lines of credit	(43,500,000)	(59,218,647)
Distributions to members	(250,000,000)	—
Payments for redemption of members' interests	(3,713,455)	—
Payments of contingent consideration	(13,000,000)	—
Payments for debt prepayment penalties	—	(979,724)
Payments for tax withholdings from equity-based compensation activity, net	(507,152)	—
Distributions to noncontrolling interests	(1,338,383)	(300,000)

Net cash provided by financing activities	76,144,580	48,768,480

Net increase in cash and cash equivalents	51,692,453	20,911,347
Cash and cash equivalents at beginning of year	25,185,681	4,274,334

Cash and cash equivalents at end of year	$76,878,134	$25,185,681

Supplemental disclosures:
Cash paid for interest	$23,074,703	$7,327,942
Cash paid for income taxes	1,318,330	405,205
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	36,267,634	27,079,171
Unpaid equipment and other fixed asset purchases at end of year	8,514,047	12,557,763
Seller note issued in connection with an acquisition	2,000,000	—
Contingent purchase price in connection with acquisitions	12,625,000	15,250,000
Deferred purchase price in connection with acquisitions	1,572,500	500,000
Conversion of equity to debt	43,500,000	16,845,937

See accompanying notes to consolidated financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(1) Nature of Business

        AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB), a Delaware corporation, was originally formed in November 2017 as a publicly traded special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses.

        On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The merger was approved by DFB's stockholders, and the Business Combination closed on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the merger, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. The net assets of DFB were stated at historical costs in the Company's consolidated financial statements, with no goodwill or intangible assets recorded. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.

        Pursuant to the Merger Agreement, on the closing date, the Company contributed cash to AdaptHealth Holdings in exchange for AdaptHealth Holdings common unit interests equal to the number of shares of the Company's Class A Common Stock outstanding on the closing date. In connection with the Business Combination, the Company also issued and sold in a private placement an aggregate of 12,500,000 shares of Class A Common Stock for aggregate consideration of $125,000,000. In addition, the Company (1) issued 17,386,201 shares of Class A Common Stock to certain members of AdaptHealth Holdings in exchange for their interests in AdaptHealth Holdings, and (2) issued 32,113,799 shares of Class B Common Stock to certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings.

        The number of shares issued and outstanding of the Company immediately following the closing of the Business Combination is summarized in the table below:

	Class A Common Stock	Class B Common Stock
Total shares outstanding prior to the Business Combination	31,250,000	—
Less: redemption of public shares	(20,840,035)	—
Add: shares issued in private placement	12,500,000	—
Add: shares issued in connection with the Business Combination	17,386,201	32,113,799

Total shares outstanding at the closing date of the Business Combination	40,296,166	32,113,799

        Following the completion of the Business Combination, substantially all of the Company's assets and operations are held and conducted by AdaptHealth Holdings and its subsidiaries, and the Company's only assets are equity interests which represented a 56% controlling ownership of AdaptHealth Holdings as of November 8, 2019.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(1) Nature of Business (Continued)

        Following the completion of the Business Combination, certain members of AdaptHealth Holdings who retained their common unit interests in AdaptHealth Holdings, held the remaining 44% noncontrolling ownership as of November 8, 2019. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of non-economic Class B Common stock, which enables the holder to one vote per share.

        Unless the context otherwise requires, "the Company", "we," "us," and "our" refer, for periods prior to the completion of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods upon or after the completion of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.

        AdaptHealth is a leading provider of home healthcare equipment and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi-PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) home medical equipment to patients discharged from acute care and other facilities and (iii) oxygen and related chronic therapy services in the home. AdaptHealth also provides hospice-focused home medical equipment (HME) services, wound therapy and nutritional HME services. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors.

(2) Summary of Significant Accounting Policies

(a)   Basis of Presentation

        The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

        As discussed in Note 1, Nature of Business, the Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.

        The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

        Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(b)   Basis of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(c)   Accounting Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.

(d)   Revenue Recognition

        The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company's revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.

        Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.

        The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company's estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.

        Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

        The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient's physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

        The Company's billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.

        The Company's business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. The Company's net revenue

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

and quarterly operating results may fluctuate significantly in the future depending on these and other factors.

  Adoption of ASC 606

        The Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective January 1, 2019, using the modified retrospective transition method. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.

        The Company's adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as provision for doubtful accounts. For the year ended December 31, 2019, the Company recorded $27,515,952 of implicit price concessions as a direct reduction of net revenue that would have been recorded as provision for doubtful accounts prior to the adoption of ASC 606. The adoption of ASC 606 is not expected to have a material impact on net income or loss on an ongoing basis.

        Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

        Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.

  Disaggregation of net revenue

        The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company's revenue-generating contracts vary by payor type and payor source.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

        The composition of net revenue by payor type for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended December 31,
	2019	2018
Government	$168,686,247	$128,278,922
Insurance	300,360,975	178,726,197
Patient pay	60,597,025	38,273,218

Net revenue	$529,644,247	$345,278,337

        The composition of net revenue by core service lines for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended December 31,
	2019	2018
Net sales revenue—Point in time
Sleep	$224,542,433	$123,585,029
Respiratory	5,779,842	4,910,755
HME	45,948,275	36,724,311
Other	40,180,387	24,651,320

Total Net sales revenue	$316,450,937	$189,871,415

Net revenue from fixed monthly equipment reimbursements
Sleep	$80,846,378	$52,703,572
Respiratory	81,417,997	66,341,108
HME	43,212,228	35,941,985
Other	7,716,707	420,257

Total Net revenue from fixed monthly equipment reimbursements	$213,193,310	$155,406,922

Total net revenue
Sleep	$305,388,811	$176,288,601
Respiratory	87,197,839	71,251,863
HME	89,160,503	72,666,296
Other	47,897,094	25,071,577

Total net revenue	$529,644,247	$345,278,337

(e)   Accounts Receivable

        Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.

        The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management's evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company's evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.

        Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue in the period of revision.

        The Company's allowance for uncollectible accounts was $21,840,787 as of December 31, 2018.

        Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company's policy of compiling required payor specific documentation prior to billing for its services rendered. In the event that a third-party payor does not accept the claim, the customer is ultimately responsible for payment for the products or services. The Company recorded unbilled revenue of $8,611,272 and $4,002,067 as of December 31, 2019 and 2018, respectively. Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

(f)    Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses. The carrying values of the Company's financial instruments approximate their fair value based on their short-term nature.

        The borrowings under the Company's long-term debt arrangements, which were amended in November 2019 in connection with the Business Combination, bear interest at the variable rates described in Note 10, Debt, and therefore management believes approximates fair value.

(g)   Fair Value Accounting

        FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement, and states that a fair value measurement is to estimate the price at which an orderly transaction to sell an asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Assets

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

        Level inputs, as defined by ASC 820, are as follows:

Level input	Input definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.

        Refer to Note 6, Fair Value of Assets and Liabilities, for additional information.

(h)   Cash and Cash Equivalents

        The Company considers all short-term highly liquid investments with a maturity of three months or less to be cash equivalents. Cash represents cash on hand and deposits held at banks. The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. Cash and cash equivalents consist of the following:

	December 31,
	2019	2018
Cash	$22,863,543	$9,058,782
Money market accounts	54,014,591	16,126,899

Total	$76,878,134	$25,185,681

(i)    Inventory

        Inventory consists of equipment and medical supplies and is stated at the lower of cost or market value. Cost is determined by the first-in-first-out method. These finished goods are charged to cost of net revenue in the period in which products and related services are provided to customers.

(j)    Equipment and Other Fixed Assets

        Equipment and other fixed assets are stated at cost less accumulated depreciation or, when acquired as part of a business combination, fair value at date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives for patient medical equipment correlate with the medical reimbursement periods. Computer equipment,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

vehicles and other assets are depreciated over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs and minor replacements are expensed as incurred.

        The useful lives of property and equipment for purposes of computing depreciation are:

Patient medical equipment	13 months - 5 years
Vehicles	5 years
Other	2 - 7 years

(k)   Impairment of Long-Lived Assets

        The Company's long-lived assets, such as equipment and other fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not incur any impairment charges on equipment and other fixed assets for the years ended December 31, 2019 and 2018.

        In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets.

(l)    Valuation of Goodwill

        The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstances indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year.

        The impairment testing can be performed on either a quantitative or qualitative basis. During 2019 and 2018, the Company utilized a qualitative analysis for its annual impairment test and determined that there were no triggering events that would indicate that it is "more likely than not" that the carrying value of the Company's reporting unit is higher than the respective fair value. As a result, the Company did not record any goodwill impairment charges.

(m)  Business Combinations

        The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company's services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.

(n)   Deferred Financing Costs

        Costs incurred in connection with the Company's borrowings, referred to as deferred financing costs, are capitalized and included on the accompanying consolidated balance sheets in other assets for costs associated with revolving credit facilities, and as a debt reduction for costs associated with term loans. Deferred financing costs are amortized to interest expense using the effective interest method over the term of the related financing agreement. Refer to Note 8, Deferred Financing Costs, for additional information.

(o)   Deferred Rent

        The Company's operating leases for its office and warehouse leases include scheduled rent increases. The Company has accounted for the leases to provide straight-line charges to operations over the life of the leases. Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period and expensed on a straight-line basis exceed or are less than the cash payments required. Deferred rent is included in accounts payable and accrued expenses and other long-term liabilities on the accompanying consolidated balance sheets based on when the payments will be made. See Note 14, Lease Commitments, for additional information.

(p)   Commitments and Contingencies

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

        In connection with the Company's acquisition of PPS HME Holdings LLC (PPS), the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS' subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.

(q)   Advertising Costs

        Advertising costs are charged to expense as incurred. The Company's advertising costs for the years ended December 31, 2019 and 2018 were $2,144,730 and $1,788,220, respectively, and are primarily included in cost of net revenue in the accompanying consolidated statements of operations.

(r)   Equity-based Compensation

        The Company accounts for its equity-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Equity-based compensation expense related to these grants is included within general and administrative expenses in the accompanying consolidated statements of operations. The Company measures and recognizes equity-based compensation expense for such awards granted to employees based on their estimated fair values on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company's consolidated financial statements. Equity-based compensation expense is recognized on a straight-line basis over the requisite service period. See Note 11, Stockholders' Equity, for additional information

(s)   Cost of Net Revenue

        Cost of net revenue includes the cost of products and supplies sold to patients, patient equipment depreciation and other operating expenses. At December 31, 2019, the Company operated through its network of 173 locations in 35 states, from which customers are provided equipment, supplies and services. The Company also includes in cost of net revenue the salaries, labor and benefits costs incurred at the Company's operating facilities for service personnel, offshore labor expenses, occupancy costs (rent, utilities, property taxes, etc.), and other expenses (software expenses, billing fees, IT related

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

costs, general business supplies, etc.) incurred to operate the businesses. Cost of net revenue for the years ended December 31, 2019 and 2018 consisted of the following:

	Year ended December 31,
	2019	2018
Cost of products, supplies and patient equipment depreciation	$215,927,438	$140,034,522
Salaries, labor and benefits	154,030,773	107,484,610
Occupancy	13,407,384	8,869,386
Other operating costs	57,020,792	36,996,117

Total	$440,386,387	$293,384,635

(t)    General and Administrative Expenses

        General and administrative expenses (G&A) primarily include expenses related to corporate salaries and benefits, legal, equity-based compensation, transaction costs and other business support functions. Included in G&A during the years ended December 31, 2019 and 2018 are salaries, labor and benefits expenses (including equity-based compensation) of $31,651,728 and $10,653,547, respectively.

(u)   Business Segment

        The Company's chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors and corporate compliance with healthcare laws and regulations. Accordingly, the Company has a single reportable segment and operating segment structure.

(v)   Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2019, and 2018, less than 10% of the Company's net accounts receivable are from patients under co-pay or private plan arrangements. Credit evaluations, account monitoring procedures and a third party collection agent are utilized to minimize the risk of loss. Collateral is not required.

        Cost-containment efforts of governmental organizations, primarily Medicare, could have a material adverse effect on the Company's sales and profitability. Medicare typically awards contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple distributors with intention of driving down pricing. The Company was previously in a protected three year window which expired in 2016. The Company was able to maintain protection for the

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

round 2 recompete contracts that became effective on July 1, 2016, however, all Medicare Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (DMEPOS) Competitive Bidding Program contracts expired on December 31, 2018. Subsequent to December 31, 2018 any registered suppliers can provide equipment and services in all areas. As a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that the Centers for Medicare & Medicaid Services (CMS) expects will last until December 31, 2020.

        On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas (CBAs) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs into a single round of competition named "Round 2021." Round 2021 contracts are scheduled to become effective on January 1, 2021 and extend through December 31, 2023. The bid window for the Round 2021 DMEPOS Competitive Bidding Program closed on September 18, 2019.

        For each CBA, providers will submit bids to CMS offering to supply certain covered items of DME in the CBA at certain prices. A number of products in the Company's product lines are included on the list of products subject to Round 2021. The competitive bidding process has historically put pressure on the amount the Company is reimbursed in the markets in which it exists, as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. The Company will continue to monitor developments regarding the competitive bidding program. While the Company cannot predict the outcome of the competitive bidding program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.

(w)  Concentration of Customers

        The Company provides and distributes medical equipment and health care services, including home oxygen, respiratory medications and sleep therapy equipment and services, to both commercial organizations and directly to end users. This results in a customer concentration relating to Medicare's service reimbursement programs. During the years ended December 31, 2019 and 2018, the Company derived approximately 32% and 37% of its net revenue from government healthcare programs, including Medicare and Medicaid, respectively. Concentration of credit risk with respect to other payors is limited due to the large number of such payors and varied geographical locations.

(x)   Self-Insurance Risk

        The Company is subject to workers' compensation, auto liability and employee medical claims, which are primarily self-insured; however, the Company maintains certain stop-loss and other insurance coverage which it believes to be appropriate. Provisions for estimated settlements relating to the workers' compensation and medical plans are provided in the period of the related claim on a case-by-case basis plus an amount for incurred but not reported claims. Differences between the amounts accrued and subsequent settlements are recorded in operations in the period of settlement.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

(y)   Derivative Instruments

        The Company recognizes all derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. Derivative instruments consist of interest rate swap agreements. The interest rate swap agreements are used to manage interest rate risk associated with the Company's variable rate debt. The Company utilizes the interest rate swap agreements to modify the Company's exposure to interest rate risk by converting a portion of its variable rate borrowings to a fixed rate. See Note 7, Derivative Instruments and Hedging Activities, for additional information.

(z)   Income Taxes

        Prior to the completion of the Business Combination, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. As such, income and loss from operations of the Company were allocated to the members for inclusion in their tax returns. In addition, there were regular C-corporations included in the Company's structure where taxes were paid at the entity level. The C-corporations used the asset and liability method of accounting for income taxes as described below.

        Following the Business Combination, the Company uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and (ii) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized. The Company's deferred tax calculations and valuation allowance requires management to make certain estimates about future operations. Changes in state or federal tax laws, as well as changes in the Company's financial condition or the carrying value of existing assets and liabilities, could affect those estimates. The effect of a change in tax rates is recognized as income or expense in the period that the rate is enacted.

        FASB ASC 740, Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

(aa) Net Income (Loss) Per Share

        Net income (loss) per share is based upon the weighted average number of common shares outstanding during the respective periods. The Company follows the provisions of the authoritative guidance for determining whether instruments granted in equity-based compensation transactions are participating securities for purposes of calculating net income (loss) per common share. See Note 12, Net Income (Loss) Per Share.

(bb) Recently Adopted Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) (Accounting Standards Codification (ASC) Topic 606), which supersedes all existing revenue recognition requirements, including guidance specific to the healthcare industry. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services, and requires enhanced disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance allows for adoption using a full retrospective method, or a modified retrospective method. Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. The Company adopted ASC 606 effective January 1, 2019 using the modified retrospective transition method. The new standard impacted amounts presented in certain captions on the Company's consolidated statements of operations, as upon adoption, the majority of amounts previously classified as provision for doubtful accounts are reflected as implicit price concessions, and therefore a direct reduction to revenue, net of contractual allowances and discounts. Other than as described above, the standard did not have a material impact on the Company's consolidated financial position, results of operations and cash flows. However, expanded disclosures were required. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (ASC 805): Clarifying the Definition of a Business (ASU 2017-01), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The adoption of ASU 2017-01 was effective for the Company on January 1, 2018. The adoption of ASU 2017-01 did not have a material impact on the Company's consolidated financial condition and results of operations.

(cc)  Recently Issued Accounting Pronouncements

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset equal to the lease liability. The

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(2) Summary of Significant Accounting Policies (Continued)

classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The new guidance was required for the Company for the annual reporting period beginning January 1, 2020, and interim reporting periods beginning January 1, 2021. However, in November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extended the adoption date of the new standard for the Company. The Company is now required to adopt the new standard for the annual reporting period beginning January 1, 2021, and interim reporting periods beginning January 1, 2022. The standard requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The Company anticipates adopting this standard using the prospective adoption approach and electing the practical expedients allowed under the standard. The adoption of this standard is expected to have a material impact on the Company's financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as "Step 2" in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance will be effective for annual and interim impairment tests performed in annual reporting periods beginning after December 15, 2020, and early adoption is permitted for annual or interim impairment tests performed after January 1, 2017. The Company is still evaluating the impact that this standard will have on the Company's results of operations.

(3) Acquisitions

        During the years ended December 31, 2019 and 2018, the Company made several acquisitions to strengthen its current market share in existing markets or to expand into new markets. Each of the Company's acquisitions was accounted for using the acquisition method pursuant to the requirements of FASB ASC Topic 805, Business Combinations, and are included in the accompanying consolidated financial statements since the respective acquisition date. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the overall Company strategy. The goodwill from these acquisitions is expected to be deductible for tax purposes. Also, see subsection, "Pro-forma information" of this Note 3 for further pro-forma information on revenue and operating income.

        Certain estimated fair values of the net assets of acquired businesses as determined below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(3) Acquisitions (Continued)

the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.

Year ended December 31, 2019

        On January 2, 2019, the Company purchased 100% of the stock of Gould's Discount Medical, LLC (Goulds). Goulds is headquartered in Louisville, Kentucky and provides home medical equipment, supplies, and respiratory products such as home oxygen and sleep apnea equipment. The total consideration was $24,264,344, inclusive of an initial cash payment of $20,764,344, the issuance of a promissory note in the amount of $2,000,000 (payable in six equal quarterly installments commencing on September 30, 2019 and accruing 5.0% interest annually), and estimated potential contingent earn-out payments in an aggregate amount up to $1,500,000 based on certain financial metrics for the years ended December 31, 2020 and 2021. The estimated contingent earn-out liability of $1,500,000 was included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.

        On July 5, 2019, the Company purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (SleepMed). SleepMed is a durable medical equipment company headquartered in Atlanta, GA and provides positive airway pressure devices and related supplies to customers in their homes or other alternative site care facilities. The total consideration was $15,405,000, inclusive of an initial cash payment of $11,405,000 and estimated potential contingent earn-out payments in an aggregate amount up to $4,000,000. The estimated contingent earn-out liability was recorded as part of the acquisition accounting based on its estimated fair value at the acquisition date. Subsequent to the acquisition, based on certain events that occurred during the fourth quarter of 2019, it was determined that the fair value of the contingent earn-out liability decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $2,000,000 during the quarter ended December 31, 2019 and reduced the estimated contingent earn-out liability to $2,000,000, which is included in other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment date.

        On October 31, 2019, the Company purchased 100% of the stock of Choice Medical Healthcare, Inc. (Choice). Choice is headquartered in Salt Lake City, Utah and provides products and services relating to continuous positive airway pressure devices and related supplies. The acquisition date fair value of the consideration was $18,683,832, inclusive of an initial cash payment of $12,483,832 and potential contingent earn-out payments in an aggregate amount up to $12,500,000, which were determined to have an acquisition date fair value of $6,200,000. The estimated contingent earn-out liability of $6,200,000 was included other long-term liabilities at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates.

        During the year ended December 31, 2019, the Company also completed acquisitions of multiple individually immaterial businesses. The total consideration was $21,139,579, inclusive of initial cash payments of $18,642,079, potential deferred payments of $1,572,500 and estimated potential earn-out payments in an aggregate amount up to $925,000. Subsequent to the acquisition accounting for these transactions, it was determined that the fair value of the contingent earn-out liabilities decreased from the amount initially recorded. Accordingly, the Company recorded a reduction to cost of net revenue of $525,000 during the quarter ended December 31, 2019. Of the remaining estimated contingent earn-out

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(3) Acquisitions (Continued)

liabilities, $200,000 and $200,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets based on the expected payment dates. The results of these acquired companies were immaterial to the Company's results for the year ended December 31, 2019.

        The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:

	Goulds	SleepMed	Choice	Other	Total
Cash	$—	—	—	91,894	91,894
Accounts receivable	3,968,011	—	758,558	678,491	5,405,060
Inventory	2,452,777	266,759	33,880	1,507,625	4,261,041
Prepaid and other current assets	11,835	—	110,212	—	122,047
Equipment and other fixed assets	3,352,330	1,401,491	107,120	6,107,790	10,968,731
Goodwill	17,947,636	14,064,750	18,908,961	14,348,123	65,269,470
Contract liabilities	(509,000)	(328,000)	(22,000)	(849,995)	(1,708,995)
Accounts payable and accrued expenses	(2,959,245)	—	(1,212,899)	(744,349)	(4,916,493)

Net assets acquired	$24,264,344	15,405,000	18,683,832	21,139,579	79,492,755

Year ended December 31, 2018

        On May 17, 2018, as set forth in a Contribution and Exchange Agreement, the members of PPS contributed all of their membership units in PPS to AdaptHealth LLC, a subsidiary of AdaptHealth Holdings, in exchange for cash consideration of $7,000,000 and members' interests with a value of $48,484,848. PPS provides home oxygen, respiratory medications and sleep therapy equipment and services. Prior to the May 17, 2018 transaction, in May 2017, MedStar Surgical & Breathing Equipment, Inc (MedStar), a subsidiary of AdaptHealth LLC, entered into an Administrative Services Agreement with Braden Partners L.P. (BP), a subsidiary of PPS. Under the agreement, MedStar provides management, consulting and administrative support to all BP's business operations. During 2018, prior to the May 17, 2018 transaction, AdaptHealth Holdings recorded management fee income of $576,458 related to this agreement, which is included in net revenue less provision for doubtful accounts in the accompanying consolidated statements of operations for the year ended December 31, 2018. At May 17, 2018, AdaptHealth Holdings had accounts receivable of $1,715,430 with BP, which primarily related to unpaid management fees, which was settled as part of the May 17, 2018 transaction. The settlement of this receivable was included in the total consideration for purposes of the acquisition accounting for the transaction.

        On May 17, 2018, AdaptHealth Holdings entered into an Agreement and Plan of Merger with Verus Healthcare, Inc. (Verus) in which AdaptHealth Holdings purchased 100% of the stock of Verus for total consideration of $100,399,268, inclusive of cash payments of $58,399,284, issuance of members' interests with a value of $13,154,047, issuance of convertible notes of $16,845,937, and contingent consideration of $12,000,000. Verus is headquartered in Tennessee and provides and distributes various types of medical equipment and health care services, including respiratory medications, sleep therapy

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(3) Acquisitions (Continued)

equipment and services and nutrition products, to both commercial organizations and directly to end users. The contingent consideration was based on the achievement of certain financial targets after the transaction. Verus achieved these targets and amounts were paid in February 2019; accordingly, the contingent consideration was included within other current liabilities in the accompanying consolidated balance sheets at December 31, 2018. The parties intended that the convertible notes would convert to equity which occurred on December 31, 2018; such convertible notes converted to members' interests. During 2018, the Company recorded $293,400 of interest expense relating to the convertible notes.

        On July 31, 2018, AdaptHealth Holdings purchased 100% of the stock of Home Medical Express, Inc. (HME) for total consideration of $13,250,000, inclusive of an initial cash payment of $9,000,000, an escrow payment of $1,000,000, and estimated potential earn-out payments of up to $3,250,000. HME is headquartered in Illinois and provides respiratory and durable medical equipment and services. The escrow payment was made at closing and was due to the sellers on the first anniversary of the closing date, subject to certain conditions after the closing date, with any amounts not paid to the sellers to be paid back to the Company. Refer to Note 5, Goodwill, for additional information. The estimated potential earn-out payments were based upon the achievement of certain financial targets for the first and second years after the transaction ($1,625,000 each year). Based on HME's actual results during the first year after closing, $1,000,000 of the first-year payout was earned and paid to the sellers during the year ended December 31, 2019 which reduced the initial contingent earn-out liability. As part of a separate arrangement executed in September 2019, the Company provided the sellers with the potential to receive the unearned portion of the first-year payout based on revised financial targets through the end of 2019, which were achieved. As a result, $625,000 was recorded in other current liabilities at December 31, 2019 in the accompanying consolidated balance sheets.

        On December 31, 2018, the Company purchased 100% of the stock of a durable medical equipment company headquartered in Utah. The company provides respiratory, durable medical equipment and hospice services to its customers. The total consideration paid was $5,350,000, inclusive of a cash payment of $4,850,000 and a deferred payment of $500,000, which is due following the second anniversary of the closing date subject to certain conditions after the closing date. At December 31, 2019 and 2018, the $500,000 deferred payment is included within other long-term liabilities in the accompanying consolidated balance sheets based upon the estimated payment date. In addition, the sellers have the potential to receive earn-out payments up to a maximum of $5,000,000 which are based on the achievement of certain financial targets for the three years subsequent to the transaction. Based on the available information at the acquisition date, management determined that the targets relating to the earn-out payments were not probable of achievement, and therefore these potential payments were not reflected in the acquisition accounting for the transaction. Based on the financial results subsequent to the transaction, it was determined that $1,000,000 of the potential earn-out payments under the agreement was earned and an additional $2,000,000 is expected to be earned. As a result, $3,000,000 was included in cost of net revenue for the year ended December 31, 2019 in the accompanying consolidated statements of operations, of which $1,000,000 and $2,000,000 is included in other current liabilities and other long-term liabilities, respectively, at December 31, 2019 in the accompanying consolidated balance sheets, based on the expected payment dates.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(3) Acquisitions (Continued)

        During the year ended December 31, 2018, the Company also completed acquisitions of multiple individually immaterial businesses for total cash consideration of $8,099,000. The results of these acquired companies were immaterial to the Company's results for the year ended December 31, 2018.

        The following table summarizes the allocation of the purchase price to the estimated fair values of the net assets acquired at the date of the transactions:

	PPS	Verus	HME	Other	Total
Cash	$407,456	1,449,817	100,000	57,000	2,014,273
Accounts receivable	12,126,481	7,795,765	2,200,774	445,000	22,568,020
Inventory	1,344,535	2,923,211	75,493	674,678	5,017,917
Prepaid and other current assets	995,048	466,114	35,960	—	1,497,122
Equipment and other fixed assets	20,357,062	5,895,113	2,165,448	3,229,983	31,647,606
Deferred tax asset	—	6,525,269	—	—	6,525,269
Other assets	1,927,355	838,008	37,956	—	2,803,319
Goodwill	49,660,338	91,829,157	13,230,987	10,037,339	164,757,821
Accounts payable and accrued expenses	(20,484,673)	(11,963,664)	(3,180,531)	(995,000)	(36,623,868)
Contract liabilities	(1,677,813)	(306,194)	(341,667)	—	(2,325,674)
Capital lease obligations	(6,395,438)	(3,793,103)	(1,074,420)	—	(11,262,961)
Deferred tax liability	(321,974)	—	—	—	(321,974)
Other long-term liabilities	(738,099)	(1,260,225)	—	—	(1,998,324)

Net assets acquired	$57,200,278	100,399,268	13,250,000	13,449,000	184,298,546

  Pro-Forma Information (unaudited)

        The unaudited pro-forma financial information has been provided for illustrative purposes only. The unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Future results may vary significantly from the results reflected in the following unaudited pro-forma financial information because of future events and transactions, as well as other factors, many of which are beyond the Company's control.

        The unaudited pro-forma combined financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information does not include any adjustments to reflect the impact of cost savings or other synergies that may result from these acquisitions. As noted above, the unaudited pro-forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented or that may be achieved by the combined company in the future.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(3) Acquisitions (Continued)

        The information in the following table represents net revenue and operating income for the years ended December 31, 2019 and 2018 had the Company consolidated its 2019 and 2018 significant acquisitions in those periods.

	Year ended December 31,
Pro-forma financial information:	2019	2018
Net revenue	$551,754,097	$477,649,368
Operating income	31,304,194	25,352,321

        The above results do not include interest expense associated with debt incurred to fund the cash consideration paid for the acquisitions.

  Results of Businesses Acquired

        The amount of net revenue and operating income of the significant acquisitions in 2019 and 2018 since the respective acquisition dates included in the Company's consolidated statements of operations for the years ended December 31, 2019 and 2018 are as follows:

	Year ended December 31,
	2019	2018
Net revenue	$53,295,178	$107,047,267
Operating income (loss)	7,406,919	(6,597,299)

(4) Equipment and Other Fixed Assets

        Equipment and other fixed assets as of December 31, 2019 and 2018 are as follows:

	2019	2018
Patient medical equipment	$112,070,831	$123,881,314
Vehicles	4,461,041	3,903,819
Other	15,474,589	12,704,131

	132,006,461	140,489,264
Less accumulated depreciation	(68,447,381)	(78,887,914)

	$63,559,080	$61,601,350

        For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense of $62,566,500 and $47,876,835, respectively. During the years ended December 31, 2019 and 2018, the Company wrote off $72,784,264 and $231,090 of fully depreciated patient medical equipment, respectively.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(5) Goodwill

        The change in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 were as follows:

	Gross carrying amount	Accumulated impairment losses	Net carrying amount
Balance at December 31, 2017	$38,628,391	—	38,628,391
Acquired goodwill during the period	164,757,821	—	164,757,821
Decrease	(950,000)	—	(950,000)

Balance at December 31, 2018	$202,436,212	—	202,436,212
Acquired goodwill during the period	65,269,470	—	65,269,470
Receipt of prior escrow payment	(504,000)		(504,000)
Decrease	(411,164)	—	(411,164)

Balance at December 31, 2019	$266,790,518	—	266,790,518

        As discussed in Note 3, Acquisitions, in connection with the acquisition of HME in 2018, the Company made an escrow payment of $1,000,000 that would either be due to the sellers or paid back to the Company within one year subject to certain conditions after closing. Based on the outcome of such conditions, the Company received $504,000 of the escrow funds during the year ended December 31, 2019 and recorded that amount as a reduction of goodwill. The other decreases in the table above primarily relates to working capital and other measurement period adjustments relating to businesses that were acquired by the Company during 2018.

(6) Fair Value of Assets and Liabilities

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. "the exit price") in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. A hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company's judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs.

        To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the Company's degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases an asset or liability is classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(6) Fair Value of Assets and Liabilities (Continued)

        Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition in the future may cause the Company's financial instruments to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3. During the years ended December 31, 2019 and 2018, the Company did not have any reclassifications in levels.

        The following table presents the valuation of the Company's financial assets and liabilities as of December 31, 2019 and 2018 measured at fair value on a recurring basis. The fair value estimates presented herein are based on information available to management as of December 31, 2019 and 2018. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

	Level 1	Level 2	Level 3	Fair Value
December 31, 2019
Assets
Money market accounts	$54,014,591	$—	$—	$54,014,591

Total assets measured at fair value	$54,014,591	$—	$—	$54,014,591

Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$4,825,000	$4,825,000
Acquisition-related contingent consideration obligations-long term	—	—	9,900,000	9,900,000
Interest rate swap agreements	—	8,339,288	—	8,339,288

Total liabilities measured at fair value	$—	$8,339,288	$14,725,000	$23,064,288

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(6) Fair Value of Assets and Liabilities (Continued)

	Level 1	Level 2	Level 3	Fair Value
December 31, 2018
Assets
Money market accounts	$16,126,899	$—	$—	$16,126,899
Interest rate swap agreement	—	943,134	—	943,134

Total assets measured at fair value	$16,126,899	$943,134	$—	$17,070,033

Liabilities
Acquisition-related contingent consideration obligations-short term	$—	$—	$13,625,000	$13,625,000
Acquisition-related contingent consideration obligations-long term	—	—	1,625,000	1,625,000
Interest rate swap agreements	—	396,302	—	396,302

Total liabilities measured at fair value	$—	$396,302	$15,250,000	$15,646,302

  Interest Rate Swaps

        The Company uses interest rate swap agreements to manage interest rate risk by converting a portion of its variable rate borrowings to a fixed rate and recognizes these derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of the Company's interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of FASB ASC Topic 820, Fair Value Measurement, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

        Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company's derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and the respective counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of the Company's derivatives held as of December 31, 2019 and 2018 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company's derivative instruments.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(6) Fair Value of Assets and Liabilities (Continued)

        Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):

  Contingent Consideration

        The Company estimates the fair value of acquisition-related contingent consideration obligations by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company's own assumptions in measuring fair value. Each period, the Company evaluates the fair value of acquisition-related contingent consideration obligations. The Company records any increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction of contingent consideration expense. Contingent consideration obligations of $14,725,000 were outstanding at December 31, 2019 which relate to business acquisitions that occurred during the years ended December 31, 2019 and 2018. Contingent consideration obligations of $15,250,000 were outstanding at December 31, 2018 which related to business acquisitions in May 2018 and July 2018, of which $13,000,000 was paid during the year ended December 31, 2019.

        A reconciliation of the Company's contingent consideration liabilities related to acquisitions is as follows:

	Beginning Balance	Additions	Payments	Gain	Ending Balance
Year Ended December 31, 2019
Contingent consideration	$15,250,000	$12,625,000	$(13,000,000)	$(150,000)	$14,725,000

Total Level 3 liabilities	$15,250,000	$12,625,000	$(13,000,000)	$(150,000)	$14,725,000

Year Ended December 31, 2018
Contingent consideration	$—	$15,250,000	$—	$—	$15,250,000

Total Level 3 liabilities	$—	$15,250,000	$—	$—	$15,250,000

        The Company's non-financial assets measured on a non-recurring basis were as follows:

	As of December 31,
	2019	2018
Significant unobservable inputs (Level 3):
Goodwill (annual impairment assessment)	$266,790,518	$202,436,212

(7) Derivative Instruments and Hedging Activities

        FASB ASC Topic 815, Derivatives and Hedging (ASC 815), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(7) Derivative Instruments and Hedging Activities (Continued)

related hedged items affect an entity's financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company's objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        As discussed in Note 6, Fair Value of Assets and Liabilities, and as required by ASC 815, the Company records all derivatives on its consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the earnings effect of the hedged forecasted transactions in a cash flow hedge.

        The Company is exposed to certain risk arising from economic conditions. The Company principally manages its exposures to interest rate risk through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage differences in the amount, timing and duration of the Company's known or expected cash payments principally related to the Company's variable rate borrowings.

        The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

        For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in accumulated other comprehensive income and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. In the twelve months subsequent to December 31, 2019, the Company estimates that an additional $3,526,000 will be reclassified as a reduction to interest expense.

        As of December 31, 2019 and 2018, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional associated with the swap agreements was $250,000,000 and $85,000,000 as of December 31, 2019 and 2018, respectively, and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, in accordance with the provisions of ASC 815 and FASB ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company designated its swaps as effective cash flow hedges of interest rate risk.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(7) Derivative Instruments and Hedging Activities (Continued)

Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income within stockholders' equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.

        The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the consolidated balance sheets at December 31, 2019 and 2018:

	As of December 31, 2019
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other current liabilities	$(2,157,324)
Interest rate swap agreements	Other long-term liabilities	(6,181,964)

Total derivatives designated as hedging instruments		$(8,339,288)

	As of December 31, 2018
	Balance Sheet Location	Fair Value Asset (Liability)
Derivatives not designated as hedging instruments:
Interest rate swap agreements	Prepaid and other current assets	$943,134
Interest rate swap agreements	Other current liabilities	(396,302)

Total derivatives not designated as hedging instruments		$546,832

        The table below presents the effect of cash flow hedge accounting on accumulated other comprehensive income during the year ended December 31, 2019. There was no effect on accumulated other comprehensive income during the year ended December 31, 2018.

	Year Ended December 31, 2019
	Amount of Gain or (Loss) Recognized in OCI on Derivative	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income
Derivatives in cash flow hedging relationships:
Interest rate swap agreements	$3,469,643	Interest expense	$932,807

Total	$3,469,643		$932,807

        The table below presents the effect of the Company's derivative financial instruments that were not designated as hedging instruments on the consolidated statements operations during the year ended

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(7) Derivative Instruments and Hedging Activities (Continued)

December 31, 2019 and 2018 and represents the change in fair value of the Company's interest rate swap agreements during such periods:

	Year Ended December 31, 2019
	Location of Gain or (Loss) Recognized in Loss on Derivative	Amount of Gain or (Loss) Recognized in Loss on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$(12,358,728)

Total		$(12,358,728)

	Year Ended December 31, 2018
	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments:
Interest rate swap agreements	Interest Expense	$546,832

Total		$546,832

(8) Deferred Financing Costs

        The change in the carrying amount of deferred financing costs for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Balance at January 1	$2,258,253	$1,342,379
Capitalized fees	9,027,753	2,612,860
Amortization	(1,311,573)	(477,781)
Write-off due to debt refinancing	(2,121,451)	(1,219,205)

Balance at December 31	$7,852,982	$2,258,253

        Amortization expense relating to deferred financing costs was $1,311,573 and $477,781 during the years ended December 31, 2019 and 2018, respectively, and is included in interest expense in the accompanying consolidated statements of operations. The write-off of deferred financing costs is included in loss on extinguishment of debt, net in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018.

        The December 31, 2019 balance of deferred financing costs of $7,852,982 is estimated to be recorded to amortization expense as follows: $1,566,363 in 2020, 2021, 2022 and 2023, $840,068 in 2024, and $747,462 thereafter.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(9) Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses as of December 31, 2019 and 2018 consisted of the following:

	December 31,
	2019	2018
Accounts payable	$79,237,323	$70,603,562
Employee related accruals	12,319,746	9,142,347
Self insurance reserves	1,166,014	1,304,335
Accrued interest	4,021,660	404,015
Other	5,983,350	4,104,160

Total	$102,728,093	$85,558,419

(10) Debt

        The following is a summary of long term-debt as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Secured term loans	$246,250,000	$134,875,000
Revolving credit facility	12,000,000	—
Note payable	143,500,000	—
Seller note (see Note 3)	1,666,667	—
Other	58,518	171,942
Unamortized deferred financing fees	(6,642,490)	(862,243)

	396,832,695	134,184,699
Current portion	(1,721,132)	(7,089,976)

Long-term portion	$395,111,563	$127,094,723

        Interest expense related to long-term debt agreements, including amortization of deferred financing costs and payments made under the Company's interest rate swap agreements, for the years ended December 31, 2019 and 2018 was $27,849,699 and $7,418,959, respectively.

        In March 2019, the Company entered into several agreements, amendments and new financing facilities (herein after referred to as the March 2019 Recapitalization Transactions). In connection with the March 2019 Recapitalization Transactions, the Company signed the Third Amended and Restated Credit and Guaranty Agreement and restructured its debt borrowings with its bank group. In November 2019, in connection with the Business Combination, the Company amended its credit facility primarily to (i) increase the amount available under the Delayed Draw Term Loan from $50,000,000 to $100,000,000 (see below), and (ii) revise the Consolidated Total Leverage Ratio thresholds and lower the applicable margin to determine the variable quarterly interest rate under the credit facility.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(10) Debt (Continued)

        The maturity of total debt, excluding unamortized deferred financing fees, at December 31, 2019 is as follows.

Twelve months ended December 31,
2020	$1,721,132
2021	4,053
2022	—
2023	2,500,000
2024	255,750,000
Thereafter	143,500,000

Total debt maturity	$403,475,185

  Long-Term Debt

        The debt restructuring completed as part of the March 2019 Recapitalization Transactions consisted of $425,000,000 in credit facilities, which included a $300,000,000 Initial Term Loan (Credit Facility Term Loan), $50,000,000 Delayed Draw Term Loan (Delayed Draw), and $75,000,000 Revolving Credit Facility (New Revolver), all with maturities in March 2024. As noted above, in November 2019, the Company amended its credit facility to increase the amount available under the Delayed Draw from $50,000,000 to $100,000,000. The Credit Facility Term Loan and Delayed Draw loan may consist of Base Rate Loans or LIBOR Rate Loans (as defined in the agreement). Each LIBOR Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company's Consolidated Total Leverage Ratio. Each Base Rate Loan bears interest quarterly at variable rates based upon the sum of (a) the Base Rate (as defined in the agreement), plus (b) an applicable margin based upon the Company's Consolidated Total Leverage Ratio. The applicable margin was set at 3.50% and 2.50% for LIBOR Rate Loans and Base Rate Loans, respectively, following the closing of the transaction and are reset each quarter. Per the agreement, the Delayed Draw loan carries 0.5% of unused fee per annum, and the New Revolver carries 0.5% of unused line fee per annum. Under the debt restructuring, the Company is subject to various agreements that contain a number of restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Total Leverage Ratio and a Fixed Charges Coverage Ratio, as defined in the agreement. Additionally, under the terms of the debt amendment, the Company may be required to repay principal based on excess cash flow, as defined.

        The proceeds from the Credit Facility Term Loan were used to (1) repay existing amounts outstanding under the Company's credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a distribution to AdaptHealth Holdings' members, and (4) redeem all of the AdaptHealth Holdings issued and outstanding Preferred Units, including the cumulative preferred dividends. The proceeds of any borrowings under the Delayed Draw loan will be used to finance Permitted Acquisitions (as defined in the agreement) and to pay fees and transaction costs associated with such acquisitions. The proceeds of any borrowings under the New Revolver will be for (1) an amount not to exceed $25,000,000 to finance working capital, make capital

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(10) Debt (Continued)

expenditures and for other general corporate purposes, and (2) an amount not to exceed $50,000,000 to finance Permitted Acquisitions and to pay fees and transaction costs associated with such acquisitions.

  Secured Term Loan

        In connection with the March 2019 debt restructuring the Company borrowed $300,000,000 under the Credit Facility Term Loan. The Credit Facility Term Loan requires quarterly principal repayments of $1,875,000 beginning June 30, 2019 through March 31, 2021, quarterly principal repayments of $3,750,000 beginning June 30, 2021 through December 31, 2023, and the unpaid principal amount of the Credit Facility Term Loan is due at maturity in March 2024. In November 2019, the Company repaid $50,000,000 under the Credit Facility Term Loan using the proceeds received from the transactions completed as part of the Business Combination; such repayment was applied to the principal payments required to be paid through September 2023. At December 31, 2019 there was $246,250,000 outstanding under the Credit Facility Term Loan. The interest rate under the Credit Facility Term Loan was 4.55% at December 31, 2019.

        The Delayed Draw loan has an availability period from the first business day immediately following the closing date (March 2019) to the earliest of (a) the Credit Facility Term Loan maturity date, (b) twenty-four months following the closing date, or (c) the date of the termination of the commitment. During the year ended December 31, 2019 no amounts were borrowed under the Delayed Draw loan.

        In February 2018, the Company signed the Second Amended and Restated Credit and Guaranty Agreement and refinanced its debt structure at that time. The refinancing consisted of $175,000,000, which included a $70,000,000 Initial Term Loan (Initial Term Loan), $80,000,000 Delayed Draw Term Loan (Delayed Draw Loan), and $25,000,000 Revolving Credit Facility (Revolver). The credit facilities bore interest quarterly at variable rates (6.02% at December 31, 2018). At December 31, 2018 there was $67,375,000 and $67,500,000 outstanding under the Initial Term Loan and Delayed Draw Loan, respectively, and there were no amounts outstanding under the Revolver. These amounts were repaid in connection with the March 2019 debt restructuring.

  Revolving Credit Facility

        During the year ended December 31, 2019, the Company borrowed $43,500,000 under the New Revolver. In November 2019, the Company repaid $31,500,000 under the New Revolver using the proceeds received from the transactions completed as part of the Business Combination. At December 31, 2019, there was $12,000,000 outstanding under the New Revolver. The interest rate under the New Revolver was 4.55% at December 31, 2019. After consideration of stand-by letters of credit outstanding of $2,496,518, the remaining maximum borrowings available pursuant to the New Revolver were $60,503,482 at December 31, 2019.

  Note Payables

        In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company signed a promissory note agreement with the investor with a principal amount of $100,000,000 (the Promissory

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(10) Debt (Continued)

Note). In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100,000,000, and the investor converted certain of its members' interests to a $43,500,000 promissory note. The investor generated taxable income and a current federal and state income tax liability of approximately $5,870,000 on the exchange of its members' interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company has recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability, included in Other liabilities, in the accompanying consolidated balance sheets as of December 31, 2019.

        The new $100,000,000 promissory note, together with the $43,500,000 promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal amount under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, with 6% payable in cash and 6% Payment in Kind (PIK), and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The Company has the option to pay the PIK interest in cash under the Promissory Note and the New Promissory Note, which it did during the year ended December 31, 2019, and thus no amounts were added to the principal balance during that period. If the Company elects to prepay the Promissory Note prior to the third anniversary of the Closing of the Business Combination, then such prepayment of the outstanding principal and accrued interest will be subject to a make-whole premium equal to 10% of the total amount of outstanding principal and accrued interest through the date of such prepayment. If the Company elects to prepay the Promissory Note prior to the fourth anniversary but after the third anniversary of the Closing of the Business Combination, then such prepayment of outstanding principal and accrued interest will be subject to a make-whole premium equal to 5% of the total amount of outstanding principal and accrued interest through the date of such prepayment.

        In 2013, AdaptHealth Holdings issued a note payable of $5,500,000 to a former shareholder of an acquired company for repurchase of stock which was outstanding at December 31, 2017. In February 2018, in connection with a restructuring of its debt arrangement, AdaptHealth Holdings repaid the note payable for consideration of $4,700,000. In connection with the repayment of the note, the Company recorded a gain on extinguishment of debt of $800,000, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.

  Term Note

        In May 2017 AdaptHealth Holdings entered into a $7,000,000 Term Loan Promissory Note (the Term Loan). As of December 31, 2017, $5,979,167 was outstanding under the Term Loan, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Term Loan, the Company incurred a prepayment

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(10) Debt (Continued)

penalty expense of $634,038, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.

(11) Stockholders' Equity

        The completion of the Business Combination (the Closing) occurred on November 8, 2019, refer to Note 1, Nature of Business, for additional details regarding the Business Combination. The following table represents the structure of the combined company upon the Closing of the Business Combination:

        Upon the Closing of the Business Combination, the former owners of AdaptHealth Holdings held approximately 49% of the economic interest in AdaptHealth Corp. and the former stockholders of DFB held the remaining approximate 51% of the economic interests in AdaptHealth Corp., both in the form of shares of the Company's Class A Common Stock .AdaptHealth Corp. owns approximately 56% of the combined company with the remaining 44% owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units).

        Following the Closing of the Business Combination, the combined results of DFB and AdaptHealth Holdings are consolidated, with the holders of Class A Common Stock owning an approximate 56% direct controlling interest and the holders of New AdaptHealth Units owning an approximate 44% direct noncontrolling economic interest shown as noncontrolling interest in the consolidated financial statements of the combined entity. The approximate 44% direct noncontrolling economic interest in AdaptHealth Holdings held by the current owners of AdaptHealth Holdings noted above is in the form of New AdaptHealth Units and are exchangeable on a one-to-one basis for Class A Common Stock. Following the Closing, 550,000 New AdaptHealth Units were exchanged for shares of Class A Common Stock, resulting in holders of New AdaptHealth Units owning an approximately 43% direct noncontrolling economic interest in AdaptHealth Holdings at December 31,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(11) Stockholders' Equity (Continued)

2019. The approximately 43% direct noncontrolling economic interest will continue to decrease as New AdaptHealth Units are exchanged for shares of Class A Common Stock.

        The following table sets forth the net assets of DFB at the Closing:

Cash and cash equivalents	$43,911,748
Current assets	70,763
Current liabilities	(11,214,503)

Net assets of DFB	$32,768,008

        The following table sets forth the sources and uses of cash in connection with the Business Combination:

Sources
DFB's cash and cash equivalents on hand	$43,911,748
Private placement(1)	125,000,000

Total Sources	$168,911,748

Uses
Cash to balance sheet(2)	$52,845,206
Legacy AdaptHealth Holdings LLC redemptions(3)	20,000,000
Debt repayment(4)	81,500,000
Transaction expenses(5)	14,566,542

Total Uses	$168,911,748

(1)
Represents the issuance and sale, in a private placement consummated concurrently with the Closing, of 12,500,000 shares of Class A Common Stock.

(2)
Represents remaining cash that will be used to fund operations and working capital needs of the Company after the closing of the Business Combination.

(3)
Represents cash that was used to fund redemptions made by legacy AdaptHealth Holdings investors.

(4)
Represents the amount of debt that the combined company paid down upon closing of the Business Combination.

(5)
Represents the amount of transaction expenses paid in connection with the closing of the Business Combination, including costs incurred by the Company and accrued costs incurred by DFB prior to the closing of the Business Combination, that were paid upon closing.

        In connection with the Business Combination, the Company filed its Second Amended and Restated Certificate of Incorporation to increase the total number of shares of all classes of capital stock which the Company is authorized to issue to 250,000,000 shares, consisting of 210,000,000 shares

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(11) Stockholders' Equity (Continued)

of Class A Common Stock with a par value of $0.0001 per share, 35,000,000 shares of Class B Common Stock with a par value of $0.0001 per share, and 5,000,000 shares of Preferred Stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. The shares of Preferred Stock shall be issued with such designations, voting and other rights and preferences as may be determined from time to time by the Company's board of directors. As of December 31, 2019, there were 40,816,292 shares of Class A Common Stock and 31,563,799 shares of Class B Common Stock outstanding. At December 31, 2019 there were no shares of Preferred Stock issued or outstanding.

  Warrants

        The Company has 12,666,666 warrants outstanding as of December 31, 2019. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.

  Contingent Consideration

        Pursuant to the Merger Agreement, the former owners of Adapthealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of Adapthealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the 30-day volume-weighted average price of the Company's Class A Common Stock equals or exceeds certain hurdles set forth in the Merger Agreement. The former owners of AdaptHealth Holdings can potentially receive up to an additional 1,000,000 shares in December 2020, 2021 and 2022, for a total of 3,000,000 shares, as a part of the earn-out consideration. As of December 31, 2019, the hurdles have not been met.

  March 2019 Recapitalization Transactions

        As discussed in Note 10, Debt. in March 2019, the Company entered into several agreements, amendments and new financing facilities as part of the March 2019 Recapitalization Transactions. In addition to the debt proceeds received as part of these transactions, the Company also received proceeds of $20,000,000 for the purchase of members' interests pursuant to the Note and Unit Purchase Agreement. The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company's credit facility of $151,875,000, (2) pay transaction costs, fees and expenses related to the consummation of the Note and Unit Purchase Agreement, (3) pay a $250,000,000 distribution to AdaptHealth Holdings' members, and (4) redeem certain members' interests, including the cumulative preferred dividends, for $3,713,455.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(11) Stockholders' Equity (Continued)

  Equity-based Compensation

        AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. The Incentive Units were intended to constitute profits interests and were granted for purposes of enabling such individuals to participate in the long-term growth and financial success of the Company and were issued in exchange for services to be performed.

        With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date as defined in the agreements (which was determined to be May 20, 2019). The remaining 50% had vesting terms based upon the first to occur of a sale of AdaptHealth Holdings and the fourth anniversary of the Vesting Commencement Date, in either case, provided that the equity value of AdaptHealth Holdings at the time of such sale or fourth anniversary equals or exceeded a certain threshold as defined in the agreements, subject to the employee's continuous employment through each applicable vesting date. In connection with the Business Combination, the vesting conditions for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the closing of the Business Combination. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4,511,120, and will be recognized as expense over the employees' requisite service period.

        The 2018 Incentive Units vest 50% on the second anniversary of the Vesting Commencement Date as defined in the agreements (which was determined to be May 17, 2018), and 25% on the third and fourth anniversaries of the Vesting Commencement Date, subject to the employee's continuous employment with the Company through each applicable vesting date. The grant date fair value of the 2018 Incentive Units, as calculated under an Option Pricing Method, was $5,344,500, and will be recognized as expense over the employees' requisite service period.

        The assumptions used to determine the grant-date fair value of the 2019 Incentive Units and 2018 Incentive Units was as follows:

	2019 Incentive Units	2018 Incentive Units
Expected volatility(1)	40.0%	35.0%
Risk-free interest rate(2)	2.0%	2.3%
Expected term(3)	1.5 years	1.5 years
Discount for lack of marketability(4)	25.0%	30.0%

(1)
The expected volatility is derived from the asset volatilities of comparable public companies.

(2)
The risk-free interest rate is obtained from Standard and Poor's Capital IQ, and represents the yield on a treasury note as of the valuation date with the maturity matching the expected term.

(3)
The expected term is based on management's estimate.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(11) Stockholders' Equity (Continued)

(4)
The discount for lack of marketability is based on put option analyses using similar timing inputs.

        In conjunction with the March 2019 Recapitalization Transactions, all holders of the 2018 Incentive Units received an advance for future distribution. These cash distributions were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of certain of the 2018 Incentive Units was accelerated. The 2019 Incentive Units and the 2018 Incentive Units were converted into members' interests prior to the Closing of the Business Combination.

        In connection with the Business Combination, certain members of management were awarded shares of the Company's Class A Common Stock for services performed. The fair value of these immediately vested shares was $3,195,563 and was recognized as compensation cost on the grant date during the year ended December 31, 2019. In addition, in November 2019, the Company granted 15 shares of Class A Common Stock to each employee of the Company. The fair value of such shares was $313,979 and was recognized as compensation cost during the year ended December 31, 2019.

        On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees' interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8,000,000 shares of Class A Common Stock, subject to certain adjustments and limitations.

        The following awards were granted in connection with the 2019 Plan during the year ended December 31, 2019:

  •
  On November 21, 2019, the Company granted 410,000 shares of restricted stock to certain executive officers. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on the cumulative annual growth rate of the Company's stock based on the volume weighted average price during the ten trading days immediately preceding the vesting date (which is considered a market condition), subject to the employee's continuous employment with the Company at such vesting date. The grant-date fair value of the awards, using a Monte Carlo simulation analysis, was $1,193,100 and will be recognized as expense on a straight-line basis over the employees' requisite service period.

  •
  On November 21, 2019, the Company granted 3,416,666 options to purchase shares of common stock of the Company to certain executive officers that have an exercise price of $11.50 per share. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on a performance condition relative to the achievement of certain defined financial metrics, subject to the employee's continuous employment through the applicable vesting date. At December 31, 2019 management estimates that 50% of the shares will vest based on the projected achievement of such metrics. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7,248,653 and will be recognized as expense on a straight-line basis over the employees' requisite service period if the awards are considered probable to vest.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(11) Stockholders' Equity (Continued)

        The assumptions used to determine the grant-date fair value of stock options granted during the year ended December 31, 2019 were as follows:

2019
Expected volatility	35.9%
Risk-free interest rate	1.7%
Expected term	6.0 years
Dividend yield	N/A
  •
  On November 21, 2019, the Company granted 460,000 shares of restricted stock to certain senior management employees. Such shares will vest 25% on December 31, 2020, 2021, 2022 and 2023, subject to the employee's continuous employment through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company's common stock on the date of grant, was $3,730,600 and will be recognized as expense on a straight-line basis over the employees' requisite service period.

  •
  On December 16, 2019, the Company granted 31,250 shares of restricted stock to its non-employee board members. Such shares will vest immediately prior to the Company's annual stockholders' meeting following the grant date, subject to the individual's continuous service through the applicable vesting date. The grant-date fair value of the awards, based on the market price of the Company's common stock on the date of grant, was $333,125 and will be recognized as expense on a straight-line basis over the vesting period.

        The Company recorded equity-based compensation expense of $11,070,075 and $883,373 during the years ended December 31, 2019 and 2018, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense recorded during the year ended December 31, 2019 included $2,694,201 in connection with the acceleration of vesting of the 2018 Incentive Units and $2,200,519 for the modification of the awards relating to the cash distributions discussed above. At December 31, 2019, there was $12,197,387 of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of 2.8 years. At December 31, 2019, 3,682,084 shares of the Company's Class A Common Stock are available for issuance under the 2019 Plan.

(12) Net Income (Loss) Per Common Share

        The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share has been recast for all historical periods to reflect the Company's capital structure for all comparative periods.

        The Company excluded the effect of the warrants, unvested restricted stock and stock options from the computation of diluted net income (loss) per share in the year ended December 31, 2019 as their inclusion would have been anti-dilutive because the Company is in a net loss position for such period. The Company excluded the Class B Common Stock from the computation of diluted net income (loss) per share because the effect of including them would be anti-dilutive as a result of the Company being in a loss position for the year ended December 31, 2019.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(12) Net Income (Loss) Per Common Share (Continued)

        The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of common shares outstanding for the period subsequent to the transactions that occurred in connection with the Business Combination:

	Year Ended December 31,
	2019	2018
Basic net (loss) income per common share
Numerator:
Basic net (loss) income attributable to AdaptHealth Corp.	$(14,995,895)	$23,260,347
Denominator:
Basic and diluted weighted average shares outstanding	22,557,213	11,899,898
Basic and diluted net (loss) income per share attributable to Class A shareholders	$(0.66)	$1.95

(13) Capital Lease Obligations

        The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly and bearing interest rates ranging from 0.0% to 10.2%. Interest expense related to capital leases was $161,629 and 287,210 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, future annual minimum payments required under lease obligations are as follows:

2020	$19,813,539
2021	255,652

Total	20,069,191
Less amount representing interest	(86,198)

19,982,993
Current portion	(19,749,854)

Long-term portion	$233,139

        At December 31, 2019 and 2018, equipment under capital leases consisted of patient equipment with a cost basis of approximately $39,100,000 and $29,300,000, respectively, and accumulated depreciation of approximately $11,700,000 and $8,800,000, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.

(14) Lease Commitments

        The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through November 2028. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(14) Lease Commitments (Continued)

leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at December 31, 2019 and 2018 was $1,124,702 and $741,167, respectively. The Company recorded $10,281,541 and $6,393,522 of rent expense for the years ended December 31, 2019 and 2018, respectively, which is primarily included in cost of net revenue in the accompanying consolidated statements of operations.

        The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of December 31, 2019 are as follows:

2020	$12,291,753
2021	7,811,982
2022	5,632,124
2023	4,492,642
2024	3,082,588
Thereafter	4,036,732

$37,347,821

(15) Retirement Plans

        At December 31, 2019 and 2018, the Company has a single consolidated retirement plan (the AdaptHealth Plan) which includes its subsidiaries' 401(k) plans with one exception: the Royal Homestar 401(k) plan is administered by a noncontrolling interest. The AdaptHealth Plan allows employees to contribute up to the annual limitation imposed by the Internal Revenue Code. The Company, at its discretion, may make matching and profit-sharing contributions to the AdaptHealth Plan. The Company recorded no matching or profit-sharing expense related to the AdaptHealth Plan for the years ended December 31, 2019 and 2018. The Company recorded an immaterial amount of matching or profit-sharing expense for the Royal Homestar 401(k) plan during the years ended December 31, 2019 and 2018.

(16) Self-Insured Plans

        The Company was self-insured for its employees' medical, auto and workers' compensation claims during 2019 and 2018. The Company purchased medical stop loss insurance that covers the excess of each specific loss over $175,000 in 2019 and $150,000 in 2018, and aggregate losses that exceed the greater of the calculated aggregate stop loss threshold or the minimum aggregate stop loss threshold. In 2019 and 2018, the Company purchased workers' compensation stop loss insurance which has occurrence-based limits that vary by state based on statutory rules. The Company is subject to an aggregate annual limit. Self-insurance reserves include estimates of both known claims filed and estimates of claims incurred but not reported (IBNR). The Company uses historical paid claims

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(16) Self-Insured Plans (Continued)

information to estimate its claims liability. The liability for IBNR was $1,166,014, and $1,304,335 as of December 31, 2019 and 2018, respectively. This liability is included within accounts payable and accrued expenses in the accompanying consolidated balance sheets.

(17) Commitments and Contingencies

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. In accordance with FASB ASC Topic 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.

(18) Related Party Transactions

        As discussed in Note 10, Debt, the Company has an outstanding note payable with an investor with a principal amount of $143,500,000. This investor also has equity ownership in the Company.

        At December 31, 2017, the Company had an outstanding balance of $1,123,181 payable to certain members of AdaptHealth Holdings. The payable was noninterest bearing and had no specific repayment terms. The Company repaid the amount in full during 2018.

        In 2014, Ocean Home Health Supply LLC, a subsidiary of the Company, executed an agreement with a related party for software and billing services. The agreement was for one year and automatically renewed from year to year. This agreement was terminated effective December 31, 2018, therefore there was no expense related to the agreement during the year ended December 31, 2019. The expense for the year ended December 31, 2018 related to the agreement was $2,287,909.

        On December 31, 2014, an executive of AdaptHealth Holdings borrowed $965,550 to acquire membership interests in AdaptHealth Holdings, which was recorded as a reduction to members' equity at that time. The principal was due in full at maturity on December 31, 2021. Monthly payments were due of interest only at a rate of 1.9% per annum starting in February 2015. As part of the transactions completed in connection with the Business Combination, the loan was forgiven, resulting in an expense of $965,550, which is included in general and administrative expenses in the accompanying statements of operations during the year ended December 31, 2019.

        In 2014, AdaptHealth Holdings entered into a term loan (the Loan) with a private investment group (the Lender) who also had equity ownership. As of December 31, 2017, $8,642,144 was outstanding under this agreement, which was repaid in full in February 2018 in connection with a debt restructuring completed by AdaptHealth Holdings. In connection with the repayment of the Loan, the Company incurred a prepayment penalty expense of $345,686, which is included in Loss on extinguishment of debt, net, in the accompanying consolidated statements of operations for the year ended December 31, 2018.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(18) Related Party Transactions (Continued)

        The Company and two of its executive officers owned an equity interest in a vendor of the Company that provides workflow technology services. Each individual's equity ownership was less than 1%. The expense related to this vendor was $4,488,080 and $1,905,454 for the years ended December 31, 2019 and 2018, respectively. The Company accounted for this investment under the cost method of accounting based on its level of equity ownership. In February 2020, the Company and its executive officers sold its equity interest. The Company's investment had a carrying value of $1,455,000 and the Company received proceeds of $2,045,701 in connection with the transaction, resulting in a gain of $590,701 which will be recorded in the first quarter of 2020.

        The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual's equity ownership is less than 1%. The expense related to this vendor was $1,964,266 and $1,636,919 for the years ended December 31, 2019 and 2018, respectively. The Company accounts for this investment under the cost method of accounting based on its level of equity ownership.

(19) Income Taxes

        Prior to the completion of the Business Combination, AdaptHealth Holdings was a limited liability company and treated as a partnership for federal and state income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes, and as such, the results of operations were allocated to the members for inclusion in their income tax returns. In addition, there are regular C-corporations included in the AdaptHealth Holdings group where taxes were paid at the entity level.

        Following the Business Combination, the income of AdaptHealth Holdings will flow through to the Company and will be taxed at the federal and state levels accordingly. The noncontrolling interest will be allocated to the AdaptHealth Holdings members for inclusion in their income tax returns. The underlying C-corporations included in the AdaptHealth group will still be taxed at the entity level for both federal and state income taxes.

        The current and deferred income tax expense (benefit) for the years ended December 31, 2019 and 2018 is as follows:

	2019	2018
Current:
Federal	$(961,588)	$—
State	1,222,292	778,190

	260,704	778,190

Deferred:
Federal	673,664	(1,549,549)
State	221,634	(1,326,346)

	895,298	(2,875,895)

Total income tax (benefit) expense	$1,156,002	$(2,097,705)

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(19) Income Taxes (Continued)

        A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate for the years ended December 31, 2019 and 2018 is as follows:

	2019	2018
Federal tax at statutory rate	21.0%	21.0%
Non-taxable income	(46.6)%	0.8%
State income taxes, net of federal benefit	(9.6)%	(3.2)%
Change in valuation allowance	5.3%	(32.3)%
Net operating loss write-offs	—	3.6%
Deferred adjustments	18.1	—%
Other	1.9%	0.7%

Effective income tax rate (benefit)	(9.9)%	(9.4)%

        Deferred income tax assets and liabilities are comprised of the following at December 31, 2019 and 2018:

	2019	2018
Deferred income tax assets:
Accounts receivable	$3,188,976	$1,575,902
Goodwill	4,805,554	5,401,652
Investment in partnership	41,745,232	—
Inventory	60,677	54,239
Accruals	249,595	615,327
Net operating losses and credits	3,494,969	4,986,913
Charitable contribution	16,942	16,420
Start-up / organizational costs	509,221	—
AMT credit	208,056	208,056

Total deferred income tax assets	54,279,222	12,858,509
Valuation allowance	(22,502,544)	—

Net deferred income tax assets	$31,776,678	$12,858,509

Deferred income tax liabilities:
Equipment and other fixed assets	(4,271,299)	(3,779,319)

Total deferred income tax liabilities	(4,271,299)	(3,779,319)

Noncurrent net deferred income tax assets	$27,505,379	$9,079,190

        Deferred income taxes are determined based on the temporary differences between the financial statement book basis and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that all, or some portion, of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(19) Income Taxes (Continued)

liabilities and projected future taxable income in making this assessment. Management evaluates the need for valuation allowances on the deferred income tax assets according to the provisions of FASB ASC 740, Income Taxes. In making this determination, management assesses all available evidence, both positive and negative, available at the time balance sheet date. This includes, but is not limited to, recent earnings, internally prepared income projections, and historical financial performance. A history of cumulative losses is a significant piece of negative evidence used in the assessment. At the date of the Business Combination, FASB ASC 740 requires the Company to record deferred taxes on the difference between the book and tax basis of its investment in AdaptHealth Holdings. The tax basis in the Company's investment in AdaptHealth Holdings exceeded the book basis at the date of the Business Combination, and therefore a deferred tax asset was recorded. The Company evaluated the realization of the deferred tax asset, and based on available evidence, a valuation allowance was recorded as the Company does not expect to realize the entire deferred tax asset. As of December 31, 2019, and 2018, the Company had a valuation allowance recorded against net deferred tax assets of $22,502,544, and $0, respectively.

        As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $10,277,179 and $14,600,577, respectively. As of December 31, 2019, and 2018, the Company had state net operating losses of $21,864,894 and $32,963,779 respectively. Federal net operating losses generated after December 31, 2017 do not expire and the state rules vary by state. All of the Company's net operating losses in existence for federal and state purposes were generated in tax years prior to 2018. The net operating losses, if not used, will begin to expire in 2036.

        The Company will recognize a tax benefit in the financial statements for an uncertain tax position only if management's assessment is that the position is "more likely than not" (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term "tax position" refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for financial reporting purposes. As of December 31, 2019 and 2018, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated financial statements. The Company files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. Tax years 2015 and forward remain open for examination for Federal and state tax purposes.

        The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. The Company generally is no longer subject to U.S. or state examinations by tax authorities for taxable years prior to 2014, based on the U.S. statute of limitations. However, net operating losses utilized from prior years in subsequent years' tax returns are subject to examination until three years after the filing of subsequent years' tax returns.

  Tax Receivable Agreement

        The owners of AdaptHealth Holdings have the right to exchange their New AdaptHealth Units for shares of Class A Common Stock of the Company. As a result of such exchanges, the Company's membership interest in AdaptHealth Holdings will increase and its purchase price will be reflected in its share of the tax basis of AdaptHealth Holdings' tangible and intangible assets. Any resulting increases in tax basis are likely to increase tax depreciation and amortization deductions and, therefore,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(19) Income Taxes (Continued)

reduce the amount of income tax the Company would otherwise be required to pay in the future. Any such increase would also decrease gain (or increase loss) on future dispositions of the affected assets. At the closing of the Business Combination, there were exchanges of 3,480,466 New AdaptHealth Units resulting in approximately $33,600,000 of amortizable IRC Section 754 tax basis step-up in the tax-deductible goodwill of AdaptHealth Holdings. Through December 31, 2019, there were an additional 550,000 exchanges of New AdaptHealth Units that increased the amortizable IRC Section 754 tax basis step-up of tax-deductible goodwill by approximately $6,000,000.

        At the closing of the Business Combination, DFB and AdaptHealth Holdings entered into a Tax Receivable Agreement (TRA) with certain sellers and AdaptHealth Holdings members. The TRA will generally provide for the payment by DFB to the corresponding sellers and AdaptHealth Holdings members of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that DFB actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of the corresponding sellers existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (iii) imputed interest deemed to be paid by DFB as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments DFB makes under the TRA. Under the TRA, the benefits deemed realized by the Company as a result of the increase in tax basis attributable to the AdaptHealth Holdings members generally will be computed by comparing the actual income tax liability of the Company to the amount of such taxes that the Company would have been required to pay had there been no so increase in tax basis.

        Estimating the amount of payments that may be made under the TRA depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon several factors, including:

  •
  The timing of such exchanges—for instance, the increase in any tax deductions will vary depending on the fair value of the depreciable or amortizable assets of AdaptHealth Holdings at the time of each exchange, which fair value may fluctuate over time;

  •
  The price of the Company's Class A Common Stock at the time of the exchange—the increase in any tax deductions, and the tax basis increase in other assets of AdaptHealth Holdings is directly proportional to the price of the Company's Class A Common Stock at the time of the exchange;

  •
  The amount and timing of the Company's income—the Company is required to pay 85% of the deemed benefits as and when deemed realized. If AdaptHealth Holdings does not have taxable income, the Company is generally not required (absent a change in control or circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the TRA; and

  •
  Future tax rates of jurisdictions in which the Company has tax liability.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(19) Income Taxes (Continued)

        The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, AdaptHealth Holdings' (or its successor's) obligations under the TRA would be based on certain assumptions defined in the TRA. As a result of these assumptions, AdaptHealth could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits realized by the Company that are subject to the TRA. In addition, if AdaptHealth Holdings elects to terminate the TRA early, it would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.

        Payments generally are due under the TRA within a specified period following the filing of AdaptHealth Holdings' U.S. federal and state income tax returns for the taxable year with respect to which the payment obligation arises. Payments under the TRA generally will be based on the tax reporting positions that AdaptHealth Holdings will determine. Although AdaptHealth Holdings does not expect the Internal Revenue Service (IRS) to challenge the Company's tax reporting positions, AdaptHealth Holdings will not be reimbursed for any overpayments previously made under the TRA, but instead the overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that AdaptHealth Holdings realizes in respect of the tax attributes subject to the TRA.

        The term of the TRA generally will continue until all applicable tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA and make an early termination payment.

        In certain circumstances (such as certain changes in control, the election of the Company to exercise its right to terminate the agreement and make an early termination payment or an IRS challenge to a tax basis increase) it is possible that cash payments under the TRA may exceed actual cash savings.

        At December 31, 2019, the Company recorded a liability relating to the TRA of approximately $10,800,000, which is included in other long-term liabilities in the accompanying consolidated balance sheets.

(20) Subsequent Events

  Acquisitions

        On January 2, 2020, the Company purchased 100% of the equity interests of NRE Holding Corporation (NRE), a subsidiary of McKesson Corporation (McKesson). In connection with the transaction, AdaptHealth Corp. acquired the Patient Care Solutions business (PCS) from McKesson. PCS provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. The total cash paid at closing was approximately $15,000,000. In addition, the Company may be required to make an additional payment of $1,500,000 to McKesson after the closing of the transaction pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the transaction.

        On March 2, 2020, the Company purchased certain assets relating to the durable medical equipment business of Advanced Home Care, Inc. (Advanced). Advanced is a durable medical

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2019 and 2018

(20) Subsequent Events (Continued)

equipment company headquartered in North Carolina. The total consideration was $67,516,604, inclusive of an initial cash payment of $52,526,604, an escrow payment of $5,990,000, and a potential deferred payment up to $9,000,000 to be paid within six months subsequent to closing based on certain required conditions after closing. The initial cash payment was partially funded by proceeds of $50,000,000 borrowed under the Delayed Draw Loan.

        On February 28, 2020, the Company purchased 100% of the membership interests of Healthline Medical Equipment, LLC, (Healthline). Healthline is headquartered in Texas and provides durable medical equipment and supplies to its customers. The total consideration was $38,433,188, inclusive of an initial cash payment of $29,433,188, an escrow payment of $3,000,000, and shares of Class A Common Stock with a value of $6,000,000, with such number of shares based on the volume-weighted average price of the Company's Class A Common Stock for the 20 consecutive trading days prior to closing.

        As of the date the consolidated financial statements were available to be issued, the Company was in the process of determining the allocation of the purchase price to the fair value of the net assets acquired for these acquisitions.

  Other

        Subsequent to December 31, 2019, holders of New AdaptHealth Units and Class B Common Stock exchanged 500,000 New AdaptHealth Units together with a corresponding number of shares of Class B Common Stock for 500,000 shares of Class A Common Stock, which were then sold to unrelated third parties in a private transaction.

        Subsequent to December 31, 2019, 3,050,746 warrants were exercised in cashless transactions resulting in the issuance of 857,990 shares of the Company's Class A Common Stock.

Independent Auditors' Report

The Members
PPS HME Holdings LLC:

        We have audited the accompanying consolidated financial statements of PPS HME Holdings LLC and its subsidiaries, which comprise the consolidated balance sheets as of May 17, 2018 and December 31, 2017, and the related consolidated statements of operations, changes in members' equity, and cash flows for the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PPS HME Holdings LLC and its subsidiaries as of May 17, 2018 and December 31, 2017, and the results of their operations and their cash flows for the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 19, 2019

PPS HME HOLDINGS LLC and SUBSIDIARIES

Consolidated Balance Sheets

May 17, 2018 and December 31, 2017

		May 17, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents		$407,456	12,140,856
Accounts receivable, net		12,126,481	9,992,760
Inventory		1,344,535	1,193,825
Prepaid expenses and other current assets		995,048	1,133,354

Total current assets		14,873,520	24,460,795

Equipment and other fixed assets, net		18,566,237	20,234,816
Goodwill, net		14,655,261	14,561,893
Other assets		1,927,355	2,692,400

Total assets		$50,022,373	61,949,904

	Liabilities and Members' Equity
Current liabilities:
Accounts payable		$17,236,625	14,562,304
Accrued expenses		3,206,211	3,369,791
Current portion of capital lease obligations		6,345,655	6,769,534
Deferred revenue		1,677,813	1,949,643
Other current liabilities		738,099	738,099

Total current liabilities		29,204,403	27,389,371
Capital lease obligations, less current portion		49,783	611,890

Total liabilities		29,254,186	28,001,261

Commitments and contingencies (note 1(m))
Members' equity:
Members' equity		20,768,187	33,948,643

Total members' equity		20,768,187	33,948,643

Total liabilities and members' equity		$50,022,373	61,949,904

See accompanying notes to consolidated financial statements.

PPS HME HOLDINGS LLC and SUBSIDIARIES

Consolidated Statements of Operations

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

	Period from January 1, 2018 to May 17, 2018	Period from April 1, 2017 to December 31, 2017
Revenue, net of contractual allowances and discounts	$32,840,611	48,995,313
Provision for doubtful accounts	(3,715,507)	(5,245,237)

Net revenue less provision for doubtful accounts	29,125,104	43,750,076
Operating expenses:
Salaries, labor and benefits	14,425,689	27,997,127
Cost of goods sold (excluding depreciation)	7,736,196	11,412,630
Depreciation	4,761,342	6,788,755
Amortization	566,940	290,251
Rent and occupancy expenses	1,484,282	2,980,051
Other operating expenses	6,168,636	13,119,625

Total operating expenses	35,143,085	62,588,439

Loss from operations	(6,017,981)	(18,838,363)
Bargain purchase gain (note 3)	—	54,140,098
Other income, net	43,525	103,897

Net (loss) income	(5,974,456)	35,405,632

See accompanying notes to consolidated financial statements.

PPS HME HOLDINGS LLC and SUBSIDIARIES

Consolidated Statements of Changes in Members' Equity

For the Periods April 1, 2017 to December 31, 2017 and January 1, 2018 to May 17, 2018

Members' Equity
Balance, April 1, 2017	$—
Net income	35,405,632
Distributions to members	(1,456,989)

Balance, December 31, 2017	33,948,643
Net loss	(5,974,456)
Distributions to members	(7,206,000)

Balance, May 17, 2018	$20,768,187

See accompanying notes to consolidated financial statements.

PPS HME HOLDINGS LLC and SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

	Period from January 1, 2018 to May 17, 2018	Period from April 1, 2017 to December 31, 2017
Cash flows from operating activities:
Net (loss) income	$(5,974,456)	35,405,632
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	4,761,342	6,788,755
Amortization	566,940	290,251
Provision for doubtful accounts	3,715,507	5,245,237
Equity income from joint venture	(42,150)	(33,776)
Bargain purchase gain	—	(54,140,098)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(5,349,228)	2,428,832
Inventory	389,511	1,413,104
Prepaid expenses and other assets	945,501	1,377,050
Accounts payable and accrued expenses	3,278,398	(4,882,100)
Deferred revenue	(271,830)	(484,728)

Net cash provided by (used in) operating activities	2,019,535	(6,591,841)

Cash flows from investing activities
Purchases of equipment and other fixed assets	(134,659)	(127,023)
Proceeds received from acquisition, inclusive of cash acquired	—	33,042,959
Payments for business acquisitions, net of cash acquired	(2,395,021)	(9,457,736)

Net cash (used in) provided by investing activities	(2,529,680)	23,458,200

Cash flows from financing activities
Payments on capital leases	(4,017,255)	(3,268,514)
Distributions to members	(7,206,000)	(1,456,989)

Net cash used in financing activities	(11,223,255)	(4,725,503)

Net (decrease) increase in cash and cash equivalents	(11,733,400)	12,140,856
Cash and cash equivalents at beginning of period	12,140,856	—

Cash and cash equivalents at end of period	$407,456	12,140,856

Noncash investing and financing activities:
Equipment acquired under capital lease obligations	$3,031,269	880,179
Unpaid purchases of equipment and other fixed assets at end of period	1,000,000	1,767,657
Deferred purchase price for business acquisitions	—	738,099

See accompanying notes to consolidated financial statements.

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies

  (a)
  Description of Business

        PPS HME Holdings LLC ("PPS Holdings" or "the Company"), a Delaware limited liability company, was formed effective April 1, 2017 and will continue in existence perpetually until termination or dissolution by its members. PPS HME LLC, a Delaware limited liability company, is a wholly-owned subsidiary of PPS Holdings. The Company provides home oxygen, respiratory medications and sleep therapy equipment and services. The Company's primary operations are in various states in the United States of America. The Company was formed for purposes of the April 27, 2017 transaction described below and did not have any operations prior to such transaction.

        On April 27, 2017, Teijin Holdings USA, Inc. ("Teijin USA") and Teijin Pharma USA LLC ("Teijin Pharma" and, together with Teijin USA, collectively the "Sellers") entered into an Equity Purchase Agreement ("the Agreement") with PPS Holdings, PPS HME LLC and Quadrant Management, Inc., a Delaware corporation ("Quadrant"). Under the terms of the Agreement, the Sellers conveyed all of the issued and outstanding capital stock of Associated Healthcare Systems, Inc. ("AHS"), a New York corporation, and all of the outstanding general and limited partnership interests of Braden Partners L.P. ("Braden"), a California limited partnership (together the "Operating Companies") to PPS Holdings and PPS HME LLC. As of the effective date of the Agreement, the Operating Companies became wholly owned subsidiaries of PPS Holdings, and the Company's issued and outstanding membership interests were primarily directly owned by affiliates of Quadrant and members of senior management of AdaptHealth LLC (f.k.a. QMES LLC), a Delaware limited liability company.

  (b)
  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company. All significant inter-company accounts and transactions have been eliminated in consolidation.

  (c)
  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates in the Company's consolidated financial statements relate to contractual allowances, allowance for doubtful accounts and the useful lives of long-lived assets and goodwill. Actual results could differ from those estimates.

  (d)
  Cash and Cash Equivalents

        The Company considers all short-term highly liquid investments with a maturity of three months or less to be cash equivalents. Cash represents cash on hand and deposits held at banks. The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

accounts may be in excess of federally insured limits. Cash and cash equivalents consist of the following:

	May 17, 2018	December 31, 2017
Cash	$339,109	1,919,226
Money market accounts	68,347	10,221,630

Total	$407,456	12,140,856

  (e)
  Revenue Recognition

        Net revenues are recorded for services that the Company provides to patients for home medical equipment, related supplies, and other items. The Company's revenues are recognized on an accrual basis in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the service period for equipment, at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, including private insurers.

        The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient's physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

        The Company's billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Net revenues are recorded based on the applicable fee schedule. The Company has established a contractual allowance to account for adjustments that result from differences between the payment amount received and the expected realizable amount. If the payment amount received differs from the net realizable amount, an adjustment is recorded to net revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.

        The Company recognizes revenue at the time the following criteria are met:

  •
  persuasive evidence of an arrangement exists;

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

  •
  delivery has occurred;

  •
  the seller's price to the buyer is fixed or determinable; and collectability is reasonably assured.

        Included in accounts receivable are earned but unbilled receivables. Billing delays can occur due to the Company's policy of obtaining required payor-specific documentation prior to billing for its services rendered. The Company recorded unbilled receivables as of May 17, 2018 and December 31, 2017 of $1,160,500 and $741,000, respectively.

  (f)
  Net Revenue and Accounts Receivable

        Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record total net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.

        The Company performs periodic analysis to evaluate the collectability of outstanding balances. Management's evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company's evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.

        Receivables are considered past due when not collected by established due dates. Specific patient balances are written off and charged to the allowance after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue or provision for doubtful accounts in the period of revision.

        The Company's allowance for uncollectible accounts as of May 17, 2018 and December 31, 2017 was $7,206,784 and $4,684,998, respectively. For the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017 provision for doubtful accounts was $3,715,507 and $5,245,237, respectively.

        During the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017, the Company derived approximately 52% and 56%, respectively, of its net revenue from government healthcare programs, including Medicare and Medicaid. Concentration of credit risk with respect to other payers is limited due to the large number of such payers and varied geographical locations.

  (g)
  Inventory

        Inventory consists of medical supplies and is stated at the lower of cost or market. Cost is determined by the first-in-first-out method.

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

  (h)
  Equipment and Other Fixed Assets

        Patient medical equipment and other fixed assets are stated at cost less accumulated depreciation or, when acquired as part of a business combination, fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated lives of the related assets which correlates with medical reimbursement periods. Computer equipment, vehicles and other assets are depreciated over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs and minor replacements are expensed as incurred.

        The useful lives of equipment and other fixed assets for purposes of computing depreciation are:

Rental medical equipment	13 months - 5 years
Computer equipment	3 years
Leashold improvements	Shorter of 5 years or remaining lease term
Vehicles	5 years
Other	2 - 5 years

        Patient medical equipment and other fixed assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the estimated undiscounted future cash flows related to the assets are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the estimated fair value, usually determined by the estimated discounted cash flows of the asset. Factors used to assess the fair value of equipment and other fixed assets include, but are not limited to, management's plans for future operations, recent operating results, and projected future cash flows. The Company did not incur any impairment charges on patient medical equipment and other fixed assets for the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017.

  (i)
  Goodwill

        Goodwill is recognized as a result of a business combination when the price paid for the acquired business exceeds the fair value of its net identifiable assets. The Company adopted the accounting alternative for goodwill available to private companies. Accordingly, the Company amortizes goodwill on a straight-line basis over 10 years. The Company evaluates goodwill for impairment at the entity level when a triggering event occurs that indicates that the fair value of the entity may be below its carrying amount. When a triggering event occurs, the Company first assesses qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the entity's fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary. The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over the fair value of the entity. Management determined there were no triggering events during the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017.

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

  (j)
  Deferred Rent

        Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period on a straight-line basis exceed or are less than the cash payments required. Deferred rent is included in accrued expenses on the accompanying consolidated balance sheets.

  (k)
  Income Taxes

        PPS HME Holdings LLC is treated as a partnership for income tax purposes. A partnership is not a tax-paying entity for federal and state income tax purposes. As such, the Company makes no provision for federal income taxes because the members are responsible for the tax on their share of the taxable income and loss from PPS HME Holdings LLC and are entitled to any available tax credits on their income tax returns.

  (l)
  Fair Value Measurements

        Fair value is defined as an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following three-level hierarchy:

        Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

        Level 2—Quoted prices, other than those included within Level 1, in active markets for similar assets and liabilities that are observable for the asset or liability, either directly or indirectly

        Level 3—Unobservable inputs that are significant to the fair value measurement

        The carrying values for cash, accounts receivable, prepaid expenses, other current assets, accounts payable and accrued expenses approximate their fair values due to their short maturities.

  (m)
  Commitments and Contingencies

        In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. In accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (ASC) 450-20, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

        At May 17, 2018 and December 31, 2017, the Company has recorded $738,099 of deferred payments in connection with acquisitions, which is included in the accompanying consolidated balance sheets in other current liabilities based on the respective payment dates (see note 3).

        Effective April 18, 2017, with no admission of liability, Braden entered into a Settlement Agreement with the U.S. Department of Justice relating to certain of Braden's clinical and business operations in 2015 and prior. Concurrently with the entry into this agreement, Braden entered into a

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

Corporate Integrity Agreement ("CIA") with the Office of Inspector General-of the U.S. Department of Health and Human Services ("OIG"). The CIA formalizes various aspects of Braden's already existing ethics and compliance programs and contains other requirements designed to help ensure Braden's ongoing compliance with federal health care program requirements. Among other things, the CIA requires Braden to maintain its existing compliance program, executive compliance committee and compliance committee of the Board of Directors; provide certain compliance training; continue screening new and current employees to ensure they are eligible to participate in federal health care programs; engage an independent review organization to perform certain auditing and reviews and prepare certain reports regarding Braden's compliance with federal health care programs, its billing submissions to federal health care programs and its compliance and risk mitigation programs; and provide certain reports and management certifications to the OIG. Additionally, the CIA specifically requires that Braden report substantial overpayments that it discovers that it has received from federal health care programs, as well as probable violations of federal health care laws. Upon breach of the CIA, Braden could become liable for payment of certain stipulated penalties or could be excluded from participation in federal health care programs. The CIA has a term of five years. In connection with the acquisition and integration of PPS HME Holdings LLC by AdaptHealth Holdings LLC (f.k.a. QMES Holdings LLC) ("AdaptHealth") (see note 11), the OIG confirmed that the requirements of the CIA imposed upon Braden would only apply to the operations of Braden and therefore no operations of any other AdaptHealth affiliate would be subject to the requirements of the CIA following the acquisition.

  (n)
  Recent Accounting Pronouncements

        In January 2017, the FASB issued Accounting Standards Update ("ASU") No. 2017-01, Business Combinations ("Topic 805"): Clarifying the Definition of a Business ("ASU 2017-01"), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The adoption of ASU 2017-01 was effective for the Company on January 1, 2018. The adoption of ASU 2017-01 did not have a material impact on the Company's consolidated financial condition and results of operations.

        In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. This guidance was originally effective for interim and annual periods beginning after December 15, 2016 and allows for adoption using a full retrospective method, or a modified retrospective method. Subsequent to the issuance of ASU 2014-09, the FASB also issued the following updates related to ASC 606, Revenue from Contracts with Customers:

  •
  In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers ("ASC 606"): Deferral of the Effective Date, whereby the effective date for the new revenue standard was deferred by one year. As a result of ASU 2015-14, the new revenue standard is now effective for annual periods, and interim periods within those annual periods, beginning

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

    after December 15, 2018, and early adoption is now permitted for annual periods beginning after December 15, 2016, including interim periods within that annual period.

  •
  In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), to clarify the implementation guidance on principal versus agent considerations.

  •
  In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, to clarify the principle for determining whether a good or service is "separately identifiable" from other promises in the contract and to clarify the categorization of licenses.

  •
  In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Technical Expedients, to clarify guidance on transition, determining collectability, non-cash consideration and the presentation of sales and other similar taxes.

  •
  In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, that allows entities not to make qualitative disclosures about remaining performance obligations in certain cases, adds disclosure requirements for entities that elect certain optional exemptions and adds twelve additional technical corrections and improvements to the new revenue standard.

        The Company is still evaluating the effect, if any, ASU 2014-09 and related ASUs will have on the Company's consolidated financial condition and results of operations.

        In February 2016, the FASB issued amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset based upon the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. The guidance is effective for annual and interim periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The new standard must be adopted using a modified retrospective transition. The adoption of this standard is expected to have a material impact on the Company's financial position. The Company is still evaluating the impact that this standard will have on the Company's results of operations.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other ("ASC 350"): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as "Step 2" in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance will be effective for annual

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(1) Description of Business and Summary of Significant Accounting Policies (Continued)

and interim impairment tests performed in annual reporting periods beginning after December 15, 2020, and early adoption is permitted for annual or interim impairment tests performed after January 1, 2017. The Company is still evaluating the impact that this standard will have on the Company's results of operations.

  (o)
  Date of Management's Review

        Management has evaluated subsequent events through August 19, 2019, the date which the consolidated financial statements were available to be issued.

(2) Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. As of May 17, 2018 and December 31, 2017, approximately 97% of the Company's net accounts receivable are from Medicare, Medicaid and insurance companies pursuant to primary and co-insurance contracts and 3% from patients under co-pay or private plan arrangements. Credit evaluations, account monitoring procedures and a third-party collection agent are utilized to minimize the risk of loss.

(3) Transactions

  Acquisition of Braden and AHS

        In connection with the Agreement described in note 1(a), management of the Company measured the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations. In accordance with FASB ASC Topic 805, the Company reviewed the procedures it used to identify and measure the assets acquired and liabilities assumed in order to ensure that the measurements appropriately reflected the consideration of all available information as of the acquisition date. After such review, the Company determined that all of the assets acquired and liabilities assumed were identified, and the procedures and resulting measures were appropriate, and accordingly recorded a bargain purchase gain in connection with the acquisition. The Company has determined that a gain on this transaction is appropriate given the Sellers desired to exit the home health care business in the United States, and the nature of the transaction, which included a cash payment from the Sellers to the Company as part of the transaction. Subsequent to the transaction, the Company paid $1,151,214 of severance to former executives of Braden and AHS, however, based on the terms of the Agreement, this amount was reimbursed by the Sellers during 2017. This amount is included in prepaid expenses and other assets and accounts payable and accrued expenses in the table below.

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(3) Transactions (Continued)

        The following table summarizes the estimated fair values of the net assets at the date of acquisition and the related calculation of the bargain purchase gain:

Cash paid by the Sellers to the Company	$29,500,000
Fair value of net assets acquired:
Cash	$3,542,959
Accounts receivable	12,313,454
Inventory	1,822,323
Prepaid expenses and other assets	5,006,350
Equipment and other fixed assets	20,706,085
Accounts payable and accrued expenses	(16,467,844)
Deferred revenue	(1,717,524)
Capital lease obligations	(565,705)

Net assets acquired	$24,640,098

Bargain purchase gain	$54,140,098

  Sound Oxygen Service Inc.

        On July 31, 2017, the Company purchased 100% of the stock of Sound Oxygen Service Inc. for total consideration of $3,250,000 per the stock purchase agreement, inclusive of cash payments at closing of $3,000,000 and a deferred payment of up to $250,000 based on certain conditions after the closing date, of which $115,000 was paid subsequent to May 17, 2018 with no additional payments to be made. The acquisition was accounted for pursuant to the requirements of FASB ASC 805, Business Combinations. The following table summarizes the estimated fair values of the net assets at the date of acquisition:

Cash consideration	$3,000,000
Deferred payment	115,000

Total consideration	$3,115,000

Fair value of net assets acquired:
Accounts receivable	$2,346,428
Inventory	123,586
Prepaid expenses and other assets	87,169
Equipment and other fixed assets	1,300,834
Goodwill	4,717,016
Accounts payable and accrued expenses	(2,753,246)
Deferred revenue	(235,562)
Capital lease obligations	(2,471,225)

Total purchase price allocation	$3,115,000

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(3) Transactions (Continued)

  Bennett Medical Services

        On August 16, 2017, the Company purchased 100% of the stock of Bennett Medical Services for total consideration of $3,457,550 per the stock purchase agreement, inclusive of cash payments at closing of $2,457,550 and deferred payments of up to $1,000,000 based on certain conditions after the closing date, of which $550,000 was paid subsequent to May 17, 2018 with no additional payments to be made. The acquisition was accounted for pursuant to the requirements of FASB ASC Topic 805, Business Combinations. The following table summarizes the estimated fair values of the net assets at the date of acquisition:

Cash consideration	$2,457,550
Deferred payment	550,000

Total consideration	$3,007,550

Fair value of net assets acquired:
Cash	$45,264
Accounts receivable	1,305,494
Inventory	402,685
Prepaid expenses and other assets	27,778
Equipment and other fixed assets	1,072,938
Goodwill	4,809,085
Accounts payable and accrued expenses	(1,953,254)
Deferred revenue	(275,772)
Capital lease obligations	(2,426,668)

Total purchase price allocation	$3,007,550

  Medbridge Healthcare, LLC

        On December 26, 2017, the Company purchased 100% of the stock of Medbridge Healthcare, LLC for total consideration of $4,500,000 per the stock purchase agreement, inclusive of cash payments at closing of $4,275,000 and a deferred payment of up to $225,000 based on certain conditions after the closing date, of which $73,099 was paid subsequent to May 17, 2018 with no additional payments to be made. The acquisition has been accounted for pursuant to the requirements of FASB ASC Topic 805,

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(3) Transactions (Continued)

Business Combinations. The following table summarizes the estimated fair values of the net assets at the date of acquisition:

Cash consideration	$4,275,000
Deferred payment	73,099

Total consideration	$4,348,099

Fair value of net assets acquired:
Cash	$229,550
Accounts receivable	1,701,453
Inventory	258,335
Prepaid expenses and other assets	47,731
Equipment and other fixed assets	1,168,855
Goodwill	5,326,043
Accounts payable and accrued expenses	(2,664,520)
Deferred revenue	(205,513)
Capital lease obligations	(1,513,835)

Total purchase price allocation	$4,348,099

        The consolidated statement of operations includes the results of operations of each acquired business from the effective date of the respective acquisition. All of the businesses acquired provide substantially similar products and services to those of the Company.

  Other Acquisitions

        During the period from January 1, 2018 to May 17, 2018, the Company completed the acquisition of two individually immaterial businesses for total cash consideration of $2,395,021. In connection with these acquisitions, the Company recorded $500,000 of acounts receivable, $694,492 of patient medical equipment, $540,221 of inventory, and $660,308 of goodwill.

        The goodwill generated from the acquisitions described above is attributable to expected growth and cost synergies and because of the expected contribution of each acquisition to the overall Company strategy.

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(4) Equipment and Other Fixed Assets, net

        Equipment and other fixed assets, net as of May 17, 2018 and December 31, 2017 was as follows:

	May 17, 2018	December 31, 2017
Patient medical equipment	$28,129,632	25,039,716
Computer equipment	1,087,502	1,084,655
Leasehold improvements	383,168	383,168
Vehicles	27,033	27,033
Other	488,999	488,999

	30,116,334	27,023,571
Less accumulated depreciation	(11,550,097)	(6,788,755)

	$18,566,237	20,234,816

        For the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017 the Company recorded depreciation expense of $4,761,342 and $6,788,755, respectively.

(5) Goodwill, net

        The changes in the carrying amount of goodwill and accumulated amortization for the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017 are as follows:

Balance at April 1, 2017	$—
Additions	14,852,144
Amortization	(290,251)

Balance at December 31, 2017	14,561,893
Additions	660,308
Amortization	(566,940)

Balance at May 17, 2018	$14,655,261

        The total estimated amortization for goodwill for the five succeeding years and thereafter is as follows:

May 18, 2018 to December 31, 2018	$973,066
2019	1,551,245
2020	1,551,245
2021	1,551,245
2022	1,551,245
2023	1,551,245
Thereafter	5,925,970

$14,655,261

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(6) Other Assets

        Other assets consisted of the following as of May 17, 2018 and December 31, 2017:

	May 17, 2018	December 31, 2017
Credit card collateral	$1,073,706	2,033,896
Equity method investment	333,606	291,456
Other	520,043	367,048

	$1,927,355	2,692,400

        The equity method investment included in the table above relates to an agreement between AHS and Olean General Services Corporation, a New York corporation, who are each equal members of Olean General Health Care Systems, LLC ("Olean"), a New York limited liability company. Under the terms of the corresponding Operating Agreement between the entities, the percentage interest of each member in the assets, liabilities, profits, losses, income and expenses of Olean is 50%. This investment is accounted for under the equity method of accounting. During the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017, the Company recorded $42,150 and $33,776, respectively, of equity income relating to its share of the net income of Olean during such periods, which is included in other income, net in the accompanying consolidated statements of operations.

(7) Accrued Expenses

        Accrued expenses consisted of the following as of May 17, 2018 and December 31, 2017:

	May 17, 2018	December 31, 2017
Employee related	$1,651,436	1,990,602
Professional fees	460,479	618,667
Property taxes	322,752	258,178
Other	771,544	502,344

	$3,206,211	3,369,791

(8) Capital Lease Obligations

        The Company has acquired patient medical equipment and supplies and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly and bearing interest rates ranging from 0%

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(8) Capital Lease Obligations (Continued)

to 4.25%. As of May 17, 2018, future annual minimum payments required under capital lease obligations are as follows:

May 18, 2018 to December 31, 2018	$4,842,281
2019	1,612,167
2020	21,265

Total	6,475,713
Less amount representing interest	(80,275)

6,395,438
Current portion	(6,345,655)

$49,783

        At May 17, 2018 and December 31, 2017, equipment under capital leases consisted of patient medical equipment with a cost basis of approximately $13,600,000 and $10,600,000, respectively, and the accumulated amortization of equipment under capital leases totaled approximately $2,800,000 and $1,500,000, respectively. Amortization expense for equipment purchased under capital leases is included in depreciation expense. During the period from April 1, 2017 to December 31, 2017, a total of $2,792,326 of acquired accounts payable and accrued expenses from acquisitions related to prior purchases of patient medical equipment and supplies and were converted to a capital lease liability during the period.

(9) Lease Commitments

        The Company leases its warehouse, office facilities and certain office equipment under noncancelable lease agreements which expire at various dates through July 2022. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain office facilities on a month to month basis. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. Rent expense for the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017 was $1,127,306 and $2,289,861, respectively, and is included in rent and occupancy expenses on the accompanying consolidated statements of operations.

        The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year are as follows:

May 18, 2018 to December 31, 2018	$1,167,072
2019	1,271,719
2020	705,700
2021	227,647
2022	34,961

$3,407,099

PPS HME HOLDINGS LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For the Periods January 1, 2018 to May 17, 2018 and
April 1, 2017 to December 31, 2017

(10) Related Parties

        In June 2017, the Company paid $1,000,000 to a member of the Company representing a transaction cost relating to the acquisition of Braden and AHS, which is included in other operating expense in the accompanying consolidated statements of operations. In December 2017, the Company paid $500,000 to an executive of the Company, who is also a member, as compensation for services performed on behalf of the Company, which is included in salaries, labor and benefits expense in the accompanying consolidated statements of operations. In addition, a member of the Company was paid a monthly management fee of $4,168 for services performed; these payments were expensed as incurred and are included in other operating expenses in the accompanying consolidated statements of operations.

        On May 1, 2017, MedStar Surgical & Breathing Equipment, Inc. ("MedStar"), a subsidiary of AdaptHealth, entered into an Administrative Services Agreement with Braden. Under the agreement, MedStar provides management, consulting and administrative support for all of Braden's business operations. During the periods from January 1, 2018 to May 17, 2018 and April 1, 2017 to December 31, 2017, the Company recorded management fee expense of $576,458 and $1,000,000, respectively, related to this agreement. At May 17, 2018 and December 31, 2017, the Company had accounts payable of $1,715,430 and $700,791, respectively, to AdaptHealth, in the accompanying consolidated balance sheets. Management fee expense is included in other operating expenses in the accompanying consolidated statements of operations.

(11) Subsequent Events

        On May 17, 2018, the members of PPS Holdings contributed all of the membership units in PPS Holdings to AdaptHealth in exchange for cash and AdaptHealth common units as set forth in a Contribution and Exchange Agreement between AdaptHealth and the members of PPS Holdings, resulting in PPS Holdings, together with its subsidiaries, becoming wholly-owned subsidiaries of AdaptHealth and the members of PPS Holdings becoming common members of AdaptHealth.

INDEPENDENT AUDITORS' REPORT

The Board of Directors

Verus Healthcare, Inc. and Subsidiaries and AdaptHealth LLC:

        We have audited the accompanying consolidated financial statements of Verus Healthcare, Inc. and Subsidiaries (collectively, the "Company"), which comprise the consolidated balance sheets as of May 17, 2018 and December 31, 2017, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from January 1, 2018 to May 17, 2018 and year ended December 31, 2017, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verus Healthcare, Inc. and Subsidiaries as of May 17, 2018 and December 31, 2017, and the results of their operations and their cash flows for the period from January 1, 2018 to May 17, 2018 and year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Brentwood, Tennessee
April 15, 2019

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

May 17, 2018 and December 31, 2017

	May 17, 2018	December 31, 2017
Current assets:
Cash	$1,449,818	$1,905,642
Accounts receivable, net	11,126,098	10,700,155
Inventories	4,915,648	5,085,615
Prepaid expenses and other current assets	944,378	906,259
Refundable income taxes	903,000	840,000

Total current assets	19,338,942	19,437,671
Property and equipment, net	3,499,512	3,751,961
Goodwill, net	19,995,769	18,979,876
Deferred income taxes	2,797,000	1,262,000
Other assets	838,008	821,509

	$46,469,231	$44,253,017

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$16,211,461	$13,585,638
Current portion of capital lease obligations	3,793,103	3,796,064
Accounts payable	8,769,130	7,191,252
Accrued expenses and liabilities	1,543,709	2,152,406

Total current liabilities	30,317,403	26,725,360
Long-term debt, excluding current portion	—	2,270,060
Capital lease obligations, excluding current portion	—	14,312
Deferred lease incentive	1,438,319	1,573,964

Total liabilities	31,755,722	30,583,696

Stockholders' equity:
Series A Preferred stock, $0.00001 par value; 7,150,000 shares authorized, issued and outstanding	72	72
Series B Preferred stock, $0.00001 par value; 2,608,696 shares authorized, 1,721,741 shares issued and outstanding	17	17
Common stock, $0.00001 par value; 16,500,000 shares authorized, 5,685,417 and 3,922,285 shares issued and outstanding in 2018 and 2017, respectively	57	40
Additional paid-in capital	15,655,019	9,751,315
Retained earnings (accumulated deficit)	(941,656)	3,917,877

Total stockholders' equity	14,713,509	13,669,321

	$46,469,231	$44,253,017

See accompanying notes to the consolidated financial statements.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Period from January 1, 2018 to May 17, 2018 and Year ended December 31, 2017

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Revenue, net of contractual adjustments	$31,210,612	$72,462,597
Bad debt expense	(4,866,485)	(7,162,553)

Net revenue	26,344,127	65,300,044
Cost of sales	15,483,391	34,830,383

Gross profit	10,860,736	30,469,661

Operating expenses:
Salaries and wages	11,759,206	13,114,579
Contract labor	1,054,391	2,260,438
Rent	377,686	1,076,885
Technology support	1,229,760	2,358,939
Advertising and promotion	245,455	104,541
Professional fees	245,713	519,290
Voice and data	237,162	594,092
Travel and entertainment	100,803	297,147
Depreciation	329,456	880,434
Amortization	1,053,356	2,346,902
Other expense	378,893	836,459

Total operating expenses	17,011,881	24,389,706

Income (loss) from operations	(6,151,145)	6,079,955

Other expense:
Interest expense, net	271,980	635,025
Loss on disposal of equipment	29,108	177,204
Loss in equity earnings from investment in SnapWorx	—	268,220

Total other expense	301,088	1,080,449

Earnings (loss) before income taxes	(6,452,233)	4,999,506
Income tax expense (benefit)	(1,592,700)	2,114,000

Net earnings (loss)	$(4,859,533)	$2,885,506

See accompanying notes to the consolidated financial statements.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

Period from January 1, 2018 to May 17, 2018 and Year ended December 31, 2017

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
Balance at December 31, 2016	$72	$17	$39	$9,577,704	$1,979,151	$11,556,983
Exercise of 44,250 common stock options			1	8,411		8,412
Stock compensation expense	—	—	—	165,200	—	165,200
Deemed distribution					(946,780)	(946,780)
Net earnings	—	—	—	—	2,885,506	2,885,506

Balance at December 31, 2017	72	17	40	9,751,315	3,917,877	13,669,321
Exercise of 1,763,132 common stock options	—	—	17	17,615	—	17,632
Stock compensation expense	—	—	—	5,886,089	—	5,886,089
Net loss	—	—	—	—	(4,859,533)	(4,859,533)

Balance at May 17, 2018	$72	$17	$57	$15,655,019	$(941,656)	$14,713,509

See accompanying notes to the consolidated financial statements.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Period from January 1, 2018 to May 17, 2018 and Year ended December 31, 2017

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Cash flows from operating activities:
Net earnings (loss)	$(4,859,533)	$2,885,506

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,382,812	3,227,336
Provision for doubtful accounts	4,866,485	7,162,553
Stock compensation expense	5,886,089	165,200
Loss on disposal of equipment	29,108	177,204
Amortization of debt issuance costs	13,159	32,000
Loss in equity earnings from investment in SnapWorx	—	268,220
Deferred income taxes	(1,535,000)	478,000
Deferred lease incentive	(135,645)	220,126
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(5,292,428)	(8,909,106)
Inventories	3,840,615	5,110,346
Prepaid expenses and other current assets	(38,119)	(568,242)
Refundable income taxes	(63,000)	(840,000)
Other assets	(16,499)	70,417
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	1,577,878	439,383
Accrued expenses and liabilities	(995,010)	(1,676,865)
Income taxes payable	—	(973,000)

Total adjustments	9,520,445	4,383,572

Net cash provided by operating activities	4,660,912	7,269,078

Cash flows from investing activities:
Proceeds from disposal of property and equipment	106,972	123,635
Purchases of property and equipment	(213,087)	(2,756,163)
Acquisitions of businesses	(1,860,436)	(3,269,481)

Net cash used by investing activities	(1,966,551)	(5,902,009)

Cash flows from financing activities:
Proceeds from revolvers	750,000	5,405,013
Payments of long-term debt	(407,396)	(949,680)
Payments of capital lease obligations	(3,510,421)	(4,954,380)
Proceeds from exercise of common stock options	17,632	8,412

Net cash used by financing activities	(3,150,185)	(490,635)

Increase (decrease) in cash	(455,824)	876,434
Cash at beginning of period	1,905,642	1,029,208

Cash at end of period	$1,449,818	$1,905,642

See accompanying notes to the consolidated financial statements.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

May 17, 2018 and December 31, 2017

(1) Nature of operations

        Verus Healthcare, Inc. and Subsidiaries (collectively the "Company") is a health care supply company located in Brentwood, Tennessee specializing in patient care for sleep apnea. The Company provides services to thousands of Continuous Positive Air Pressure ("CPAP") patients throughout the United States. The Company has additional product offerings that include nebulizers and related supplies.

        In May 2018, the stockholders of the Company signed a purchase and sale agreement to sell the Company to QMES Holdings, LLC ("QMES") effective May 17, 2018. The total consideration consisted of $85 million, of which approximately $66 million was received in cash and used to pay the existing credit facilities in full (see Note 8) and return of capital to investors. The Company now operates as a subsidiary of QMES. The accompanying consolidated financial statements represent Company activity prior to the sale to QMES.

(2) Summary of significant accounting policies

  (a)
  Principles of consolidation

        These consolidated financial statements include the accounts of all of the Company's wholly-owned subsidiary companies. All significant intercompany accounts and transactions have been eliminated.

  (b)
  Receivables and credit policies

        The Company receives payments for sales of medical supplies and services rendered from federal and state agencies (Medicare and Medicaid programs), private insurance carriers, and patients. The carrying amount of accounts receivable is reduced by a valuation allowance, if necessary, which reflects estimated contractual adjustments and anticipated losses from patients, third-party payors and others. The allowance is estimated based on management's knowledge of its patients, historical loss experience and existing economic conditions. Late and interest charges, if any, are recorded when collected. Receivables are generally uncollateralized, but credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors. The Company has estimated that an allowance for doubtful accounts of $4,249,000 and $3,153,000 is necessary at May 17, 2018 and December 31, 2017, respectively.

  (c)
  Inventories

        Inventories consist of CPAP machines and supplies obtained through acquisitions, capital lease arrangements, patient returns and bulk purchases and are stated at the lower of cost, determined on an average cost basis, or market (net realizable value).

  (d)
  Property and equipment

        Property and equipment are stated at cost. Depreciation is provided over the assets' estimated useful lives using the straight-line method. Furniture, fixtures and office equipment are depreciated over five to seven years. Leasehold improvements are amortized over the shorter of their estimated lives or the respective lease term.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(2) Summary of significant accounting policies (Continued)

        The Company capitalizes its costs related to externally developed software (primarily external direct costs for materials and services) once the project is in the application development stage and subsequently amortizes them over the estimated life of the project. Costs incurred during the preliminary project stage or post-implementation stage are expensed as incurred.

        Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. When property is retired or sold, the cost and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in operations.

  (e)
  Investment in SnapWorx

        The Company accounted for its investment in SnapWorx using the equity method of accounting. Under this method, the investment was initially recorded at cost and was increased or decreased by the Company's share of the net earnings or losses. As described in Note 5, SnapWorx purchased the Company's ownership interest in December 2017.

  (f)
  Goodwill and intangible assets

        The Company's goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. The Company accounts for goodwill under the provisions of Accounting Standards Update ("ASU") 2014-02, Intangibles—Goodwill and Other, available to private companies. Under these provisions, goodwill is amortized over a period of 10 years from the date goodwill is generated or from the implementation date of ASU 2014-02 if generated prior to the adoption of that guidance. Management has elected to perform impairment testing at the entity level which is required only when impairment indicators are identified.

        The Company accounts for intangible assets under the provisions of ASU No. 2014-18, Accounting for Identifiable Intangible Assets in a Business Combination. Under these provisions, the Company does not recognize separately from goodwill (1) customer-related intangible assets unless they are capable of being sold or licensed independently from the other assets of the business and (2) noncompetition agreements.

  (g)
  Debt issuance costs

        In accordance with ASU 2015-03, debt issuance costs are presented as a direct deduction to debt in the accompanying consolidated balance sheets. Debt issuance costs are recorded at cost and amortized on a straight-line basis, which approximates the level yield method, over the term of the related debt. Amortization expense associated with debt issuance costs amounted to $13,159 and $32,000 for the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively, and is included within interest expense in the accompanying consolidated statements of operations.

  (h)
  Fair value measurements

        Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(2) Summary of significant accounting policies (Continued)

measurements, fair value accounting standards establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity including quoted market prices in active markets for identical assets (Level 1), or significant other observable inputs (Level 2) and the reporting entity's own assumptions about market participant assumptions (Level 3). The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of May 17, 2018 or December 31, 2017, except for the assets and liabilities acquired in business combinations (see Note 4).

  (i)
  Deferred lease incentive

        The Company's office lease provides for escalating rent payments over the life of the lease. Generally accepted accounting principles ("GAAP") require that the rent expense be recognized on a straight-line basis over the life of the lease. This accounting results in a non-interest bearing liability that increases during the early portion of the lease term, as the cash paid is less than the expense recognized, and reverses by the end of the lease term. The Company also received lease incentives from their landlord in the form of tenant improvement allowances. These incentives are recorded as property and equipment with an offsetting liability that are both amortized over the lesser of the improvements' useful life or the related lease term. This offsetting liability is recorded as a component of deferred lease incentive. The current portion of deferred lease incentive is presented within accrued expenses and liabilities.

  (j)
  Income taxes

        The amount provided for income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the consolidated financial statements as a result of all events recognized in the consolidated financial statements as measured by the provisions of enacted tax laws.

        Under GAAP, a tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company has no material uncertain tax positions that qualify for recognition or disclosure in the consolidated financial statements.

  (k)
  Revenue recognition

        The Company records revenue from the sale and rental of medical supplies. Sales revenue is recognized once documentation is received from the patient and physician and the supplies are shipped. Rental revenue is recognized on a pro rata basis over the rental period. Both sales and rental revenues are recorded at the estimated net realizable amount from patients, third-party payors and others. Provisions for estimated contractual adjustments and doubtful accounts are reflected in net revenues. Differences between estimated adjustments and final settlements are recorded in the year of the settlement. Certain sales of medical supplies require patients to pay a portion of the cost prior to the supplies being delivered.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(2) Summary of significant accounting policies (Continued)

  (l)
  Advertising and promotion costs

        Advertising and promotion costs are generally capitalized and amortized over 12 months.

  (m)
  Stock-based compensation

        The Company has a stock-based employee compensation plan, which is described more fully in Note 15. Stock-based compensation is measured at the grant date based upon the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

  (n)
  Shipping and handling fees and costs

        One of the Company's subsidiaries includes shipping and handling fees billed to patients in net revenue. Shipping and handling costs associated with outbound freight are included in cost of sales.

  (o)
  Use of estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include the valuation of accounts receivable, purchase price allocation and contingent consideration in acquisitions, stock compensation expense and evaluation of goodwill for impairment. Actual results could differ from those estimates.

  (p)
  Events occurring after reporting date

        The Company has evaluated events and transactions that occurred between May 17, 2018 and April 15, 2019, which is the date that the consolidated financial statements were available to be issued, for possible recognition or disclosure in the consolidated financial statements. See Note 18 for disclosure of subsequent events occurring after May 17, 2018.

(3) Credit risk and other concentrations

        The Company generally maintains cash on deposit at banks in excess of federally insured amounts. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(3) Credit risk and other concentrations (Continued)

        Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors. The mix of receivables from patients and third-party payors at May 17, 2018 and December 31, 2017 was as follows:

	May 17, 2018	December 31, 2017
Medicare / Medicaid	79%	74%
Blue Cross Blue Shield	7%	8%
Other commercial	11%	14%
Self-pay	3%	4%

	100%	100%

        Patient revenues for the period from January 1, 2018 to May 17, 2018 and for the year ended December 31, 2017 were derived under contractual agreements with the following third-party payors:

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Medicare / Medicaid	82%	86%
Blue Cross Blue Shield	6%	6%
Other commercial	10%	7%
Self-pay	2%	1%

	100%	100%

        Cost-containment efforts of governmental organizations, primarily Medicare, could have a material adverse effect on the Company's sales and profitability. These organizations typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple distributors with intention of driving down pricing. The Company was in a protected three year window which expired in 2016. The Company was able to maintain protection for the round two recompete contracts that became effective on July 1, 2016 and will expire on December 31, 2018. Due to the highly competitive nature of the contracting processes, the Company may or may not be able to obtain or maintain contract positions in subsequent bidding rounds.

        The Company purchased approximately 83% of its products from three vendors in the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017. Amounts outstanding to these three vendors represented 82% and 80% of total accounts payable at May 17, 2018 and December 31, 2017, respectively.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(4) Acquisitions

        During the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, the Company completed multiple asset acquisitions in order to expand its presence in new geographic markets. Assets acquired were recorded at fair value on the dates of acquisition. The Company incurred nominal transaction costs related to the acquisitions. Goodwill arising from the acquisitions is deductible for income tax purposes over a period of 15 years. The following is a summary of the purchase consideration and amounts of the assets acquired and liabilities assumed recognized at acquisition dates:

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Aggregate consideration:
Cash	$1,860,436	$3,269,481
Contingent consideration	386,313	808,306

	$2,246,749	$4,077,787

Assets acquired:
Inventories	$177,500	$493,390
Goodwill	2,069,249	3,584,397

	$2,246,749	$4,077,787

        Consideration for the acquisitions includes provisions for contingent payments based on the number of patients consenting to be contacted by the Company as defined in the respective purchase agreements.

(5) Investment in SnapWorx

        In June 2017, the Company transferred certain assets with a net book value of approximately $2,000,000 to SnapWorx, LLC ("SnapWorx"), a software company under common control as the Company, that specializes in CPAP resupply patient management. In exchange, the Company received 1,500,000 shares, which represented a non-controlling 46% ownership interest in SnapWorx, and a $500,000 note receivable from SnapWorx. The note receivable accrues interest at a fixed rate of 7% per annum with interest and principal due June 1, 2019 and is included in other assets on the accompanying consolidated balance sheets. Below is a summary of the approximate assets contributed:

Furniture, fixtures and office equipment, net	$225,000
Software development costs, net	1,775,000

Total	$2,000,000

        The Company accounted for this investment under the equity method of accounting, which includes recognition of its share of the income or loss from SnapWorx. During 2017, the Company recorded a $268,220 loss in equity earnings from SnapWorx.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(5) Investment in SnapWorx (Continued)

        In December 2017, SnapWorx repurchased all of the Company's 1,500,000 shares in exchange for a note receivable for $285,000. The note receivable is included in other assets on the accompanying consolidated balance sheets. As the Company and SnapWorx are considered entities under common control for financial reporting purposes, the Company recorded the $946,780 difference between the carrying value of the investment and the proceeds received as a deemed distribution to shareholders.

        In conjunction with the QMES transaction, the SnapWorx note receivable of $785,000 was repaid to the Company (Note 1).

        As of May 17, 2018 and December 31, 2017, the Company had a receivable from SnapWorx for approximately $139,000 and $144,000 that is included in prepaid expenses and other current assets on the consolidated balance sheets.

        In connection with the initial contribution of the assets, the Company entered into a service agreement with SnapWorx, whereby the Company provides certain technological and administrative services to SnapWorx. For the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, the Company charged service fees of approximately $40,000 and $800,000 to SnapWorx, respectively, which are included in revenues on the accompanying consolidated statements of operations. As of May 17, 2018 and December 31, 2017, the Company had a receivable from SnapWorx for approximately $172,000 and $493,000, respectively, relating to certain technological and administrative services that is included in accounts receivable on the consolidated balance sheets.

        The Company is party to a licensing agreement with SnapWorx, whereby SnapWorx provides CPAP resupply software solutions to the Company. For the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, SnapWorx charged licensing fees of approximately $258,000 and $170,000, respectively, to the Company, which are included in technology support on the accompanying consolidated statements of operations.

(6) Property and equipment

        A summary of property and equipment as of May 17, 2018 and December 31, 2017 is as follows:

	May 17, 2018	December 31, 2017
Leasehold improvements	$2,272,614	$2,321,876
Furniture, fixtures and office equipment	1,858,902	2,250,332
Software development costs	848,725	839,597

	4,980,241	5,411,805
Accumulated depreciation	(1,480,729)	(1,659,844)

	$3,499,512	$3,751,961

        The Company capitalized software development costs totaling approximately $9,000 and $884,000 during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively. Amortization expense for capitalized software development costs was approximately $63,000 and $310,000 during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(6) Property and equipment (Continued)

        As discussed in Note 5, the Company transferred furniture, fixtures and office equipment and capitalized software development costs to SnapWorx during 2017.

(7) Goodwill

        A summary of goodwill as of May 17, 2018 and December 31, 2017 is as follows:

	May 17, 2018	December 31, 2017
Goodwill	$28,504,631	$26,435,382
Accumulated amortization	(8,508,862)	(7,455,506)

	$19,995,769	$18,979,876

        Amortization expense related to goodwill during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017 totaled $1,053,356 and $2,346,902, respectively. A summary of future goodwill amortization is as follows:

Year	Amount
May 18, 2018 through December 31, 2018	$1,777,999
2019	2,847,454
2020	2,847,454
2021	2,847,454
2022	2,847,454
2023 and later years	6,827,954

$19,995,769

(8) Long-term debt

        At the beginning of 2017, the Company had a credit facility with a financial institution totaling $20,000,000, consisting of a $5,000,000 term loan, a working capital revolver for $3,500,000 and an acquisition revolver for $11,500,000 (collectively, the "Credit Facilities"). In April 2017, the working capital revolver was increased to $6,000,000 and the acquisition revolver was decreased to $9,000,000. The term loan bears interest at a fixed rate of 3.95% and matures in July 2018. The working capital revolver and acquisition revolver bear interest at a variable rate equal to the Prime Rate (4.75% and 4.50% at May 17, 2018 and December 31, 2017, respectively) and matures in July 2018.

        The Credit Facilities are secured by substantially all property of the Company. The Credit Facilities place certain restrictions and limitations upon the Company, including maintenance of certain financial ratios.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(8) Long-term debt (Continued)

        A summary of long-term debt as of May 17, 2018 and December 31, 2017 is as follows:

	May 17, 2018	December 31, 2017
Term loan	$2,954,750	$3,362,146
Working capital revolver	5,110,871	4,810,871
Acquisition revolver	8,236,348	7,786,348

Total long-term debt	16,301,969	15,959,365
Less debt issuance costs	90,508	103,667
Less current portion	16,211,461	13,585,638

Long-term debt, excluding current portion	$—	$2,270,060

        In conjunction with the QMES transaction, the Credit Facilities were paid in full (Note 1).

(9) Capital lease obligations

        The Company has entered into capital lease agreements to finance the acquisition of certain assets. The Company's obligations under these capital leases as of May 17, 2018 and December 31, 2017, respectively, are summarized as follows:

	May 17, 2018	December 31, 2017
Minimum lease payments	$3,796,449	$3,818,545
Less: portion representing interest	(3,346)	(8,169)

Capital lease obligations	3,793,103	3,810,376
Less: current portion	(3,793,103)	(3,796,064)

Long-term portion	$—	$14,312

        Property and equipment utilized under capital lease obligations at May 17, 2018 and December 31, 2017 is as follows:

	May 17, 2018	December 31, 2017
Office equipment	$208,864	$710,649
Less: accumulated amortization	(179,175)	(605,530)

	$29,689	$105,119

        Inventory items acquired under capital lease obligations amounted to approximately $3,493,000 and $8,327,000 during the period from January 1, 2018 to May 17, 2018 and for the year ended December 31, 2017, respectively.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(9) Capital lease obligations (Continued)

        Inventories under capital lease obligations amounted to approximately $1,277,000 and $932,000 as of May 17, 2018 and December 31, 2017, respectively.

(10) Accrued expenses and liabilities

        A summary of accrued expenses and liabilities as of May 17, 2018 and December 31, 2017 is as follows:

	May 17, 2018	December 31, 2017
Accrued payroll	$644,873	$555,532
Contingent consideration (Note 4)	386,313	808,306
Other current liabilities	512,523	788,568

	$1,543,709	$2,152,406

(11) Benefit plan

        The Company sponsors a 401(k) plan covering substantially all employees. Company contributions are made at management's discretion. The Company made contributions of $75,478 and $113,338 to the plan during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively.

(12) Income taxes

        The provision for income taxes during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017 is as follows:

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Current tax expense (benefit):
Federal	$(33,000)	$1,322,000
State	(24,700)	314,000

Total current tax expense (benefit)	(57,700)	1,636,000

Deferred tax expense (benefit):
Federal	(1,286,000)	570,000
State	(249,000)	(92,000)

Total deferred tax expense (benefit)	(1,535,000)	478,000

Total provision for income taxes	$(1,592,700)	$2,114,000

        On December 22, 2017 the Tax Cuts and Jobs Act (the "Act") was signed into law. Among other provisions, the Act reduces the Federal statutory corporate income tax rate from 34% to 21%. The provision for income taxes for the year ended December 31, 2017 reflects the one-time impact of the

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(12) Income taxes (Continued)

revaluation of deferred tax assets and liabilities to reflect the new lower rate. The Act resulted in an approximate $550,000 income tax expense for 2017.

        Net deferred income taxes as of May 17, 2018 and December 31, 2017 include the following amounts of deferred income tax assets and liabilities:

	May 17, 2018	December 31, 2017
Deferred income tax assets	$3,336,000	$1,774,000
Deferred income tax liabilities	(539,000)	(512,000)

Net	$2,797,000	$1,262,000

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred income tax assets result primarily from net operating loss carryforwards, the allowance for doubtful accounts and the use of accelerated methods of amortization of goodwill and intangibles for financial reporting purposes. The deferred income tax liabilities relate primarily from the use of accelerated methods of depreciation for income tax purposes.

        Federal and state NOL carryforwards of the Company total approximately $4,800,000 and $5,000,000 at May 17, 2018, and are generally available through 2038 and 2033, respectively.

        As of May 17, 2018 and December 31, 2017, the Company has accrued no interest and no penalties related to uncertain tax positions. It is the Company's policy to recognize interest and/or penalties related to income tax matters in income tax expense.

        The Company files a U.S. Federal and various state income tax returns.

(13) Advertising and promotion costs

        Advertising costs of $245,455 and $104,541 were expensed during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively.

(14) Stockholders' equity

        The Company's certificate of incorporation (the "Certificate") authorizes 26,258,696 shares of total stock, of which 2,608,696 shares are designated as Series B Preferred Stock, 7,150,000 shares are designated as Series A Preferred Stock and 16,500,000 shares are designated as Common Stock.

  Voting rights

        The holders of Series B and Series A Preferred Stock have one vote per share determined on an as-converted basis and will vote together with the holders of common stock as a single class on all matters submitted to a vote of stockholders. The holders of common stock have one vote per share.

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(14) Stockholders' equity (Continued)

  Dividends

        Dividends accrue at a rate per annum of $0.0805 per share of Series B Preferred Stock. Dividends accrue at a rate per annum of $0.07 per share of Series A Preferred Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Cumulative unpaid dividends for Series B Preferred Stock as of May 17, 2018 and December 31, 2017 amounted to $369,434 and $317,792 respectively. Cumulative unpaid dividends for Series A Preferred Stock as of May 17, 2018 and December 31, 2017 amounted to $1,302,133 and $1,115,645, respectively. As of May 17, 2018 and December 31, 2017, there are no unpaid declared dividends.

  Liquidation

        The Series B Preferred Stock will be senior in preference to Series A Preferred Stock and common stock upon liquidation of the Company. Proceeds from a liquidation will be available for distribution to holders of Series B Preferred Stock in an amount equal to the original issuance cost plus all accrued but unpaid preferred dividends. Remaining amounts will then be available for distribution to holders of Series A Preferred Stock in an amount equal to the original issuance cost plus all accrued but unpaid preferred dividends. All remaining amounts available for distribution shall be distributed to the holders of preferred and common stock in proportion to the number of stock shares held by them, treating all securities as if they had been converted to common stock.

  Conversion

        Shares of Series A and B Preferred Stock may be converted to common stock at any time at the option of the holders at a conversion rate of the original issue price divided by the designated conversion price in effect at the time of conversion.

        As a result of the sale of the Company (see Note 1), shareholders of Series B Preferred Stock, Series A Preferred Stock and Common Stock received an amount equaling the per share purchaser price as defined by the acquisition agreement.

(15) Stock option plan

        The Company, through the action of the Board of Directors, has authorized certain common stock which may be issued pursuant to the Company's 2012 Equity Incentive Plan (the "Plan"). The Plan is designed so that awards may be granted to management and employees of the Company and others. Under the Plan, the purchase price for the common stock shall be established by the Board of Directors but may not be less than the fair market value of the common stock at the date of grant. The vesting period is determined by the Board of Directors, or a committee designated by the Board of Directors in accordance with the Plan, at the time of grant.

        The Company estimates the value of the stock options using the calculated value on the grant date. The Company measures compensation cost of employee stock options based on the calculated value instead of fair value because it is not practical to estimate the volatility of the Company's share price. The Company does not maintain an internal market for the shares and the shares have never been traded privately. The Company has not recently issued any new equity instruments to outside investors. As such, the calculated value method requires that the volatility assumption used in an option

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(15) Stock option plan (Continued)

pricing model be based on the volatilities of similar publicly traded companies identified by the Company or the historical volatility of an appropriate industry sector index.

        The Company uses the Black-Scholes-Merton formula to estimate the calculated value of the stock based compensation. The volatility assumption used in the Black-Scholes-Merton formula is based on the volatility of publicly traded companies which operate in similar businesses. Using this method, management has determined that stock compensation expense from the issuance of stock options and warrants (described below) during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017 was $124,198 and $165,200, respectively. Additional stock compensation expense of approximately $5,762,000 was recognized as a result of the sale to QMES (see Note 1), as all options were immediately vested and exercised. The stock compensation expense has been included in salaries and wages in the accompanying consolidated statements of operations and resulted in an increase to additional paid-in capital.

        The options granted during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017 had a calculated fair value of $0.58 per option. The fair value of options issued during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017 were estimated at the date of grant using the following weighted-average assumptions:

	Period from January 1, 2018 to May 17, 2018	Year ended December 31, 2017
Risk-free interest rate	0.59%	0.59%
Expected dividend yield	None	None
Expected volatility	33%	33%
Expected life in years	5	5
Estimated fair value of Company common stock	$1.94	$1.94

        A summary of all options granted for the purchase of the Company's common stock under the Plans are summarized as follows:

	Weighted Average Exercise Price	Number of Options
Outstanding at December 31, 2016	$0.40	2,089,726
Granted	1.94	557,918
Exercised	0.19	(44,250)
Forfeited	0.29	(482,917)

Outstanding at December 31, 2017	0.43	2,120,477

Granted	1.94	25,000
Forfeited	1.25	(56,800)

Outstanding at May 17, 2018	$0.67	2,088,677

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(16) Commitments and contingencies

  Operating lease commitments

        The Company leases its facilities and some equipment under arrangements classified as operating leases. Rent expense under these leases amounted to $377,686 and $1,076,885 (including approximately $117,000 and $118,000 paid to a related party) during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively. Rent expense is net of sublease rental income of approximately $260,000 and $69,000 during the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, respectively. A summary of approximate future minimum payments under operating lease agreements as of May 17, 2018 is as follows:

Year	Amount
May 18, 2018 through December 31, 2018	$1,183,000
2019	1,554,000
2020	1,633,000
2021	1,126,000
2022	1,168,000
2023 and later years	3,204,000

$9,868,000

        In connection with the Corporate facility lease agreement entered into in 2017, the Company received an approximate $1,659,000 lease incentive to assist with the tenant build-out expenditures. The Company has deferred this lease incentive and is amortizing the incentive on the straight-line basis over the related lease agreement as a reduction to rental expense. The short-term portion of the deferred lease incentive is $186,850 and $208,817 as of May 17, 2018 and December 31, 2017, respectively, and is included in accrued expenses and liabilities on the accompanying consolidated balance sheets. The long-term portion is $1,438,319 and $1,573,964 as of May 17, 2018, and December 31, 2017, respectively, and is reflected as deferred lease incentive on the accompanying consolidated balance sheets.

        Concurrent with the 2017 Corporate facility lease agreement, the Company subleased the old facility. A summary of approximate future minimum sublease rental income as of May 17, 2018 is as follows:

Year	Amount
May 18, 2018 through December 31, 2018	$416,000
2019	691,000
2020	473,000

$1,580,000

  Health care industry

        The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(16) Commitments and contingencies (Continued)

patient services and Medicare fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse statutes and/or regulations by health care providers. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse statutes, as well as other applicable government laws and regulations.

  Health care reform

        In March 2010, Congress adopted comprehensive health care insurance legislation, the Patient Care Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the "Health Care Reform Legislation"). The Health Care Reform Legislation, among other matters, is designed to expand access to health care coverage to substantially all citizens through a combination of public program expansion and private industry health insurance. Provisions of the Health Care Reform Legislation become effective at various dates over the next several years and a number of additional steps are required to implement these requirements. Due to the complexity of the Health Care Reform Legislation, reconciliation and implementation of the legislation continues to be under consideration by lawmakers, and it is not certain as to what changes may be made in the future regarding health care policies. Potential future efforts in the U.S. Congress to repeal, amend, modify or retract funding for various aspects of the Health Care Reform Legislation create additional uncertainty about the ultimate impact of the Health Care Reform Legislation on us and the health care industry. Changes to existing Medicaid coverage and payments are also expected to occur as a result of this legislation. While the full impact of Health Care Reform Legislation is not yet fully known, changes to policies regarding reimbursement, universal health insurance and managed competition may materially impact the Company's operations.

  Litigation

        At this time, management is not aware of any claims or legal action or any pending or threatened litigation that might have a material impact on the Company's financial position, results of operations or cash flows. While management believes that the Company has adequate general and professional liability coverage, subsequent claims could result in additional costs to the Company.

(17) Supplemental disclosures of cash flow statement information

	Period from January 1, 2018 to May 17 2018	Year ended December 31, 2017
Interest paid	$308,843	$608,206

Income taxes paid, net	$—	$3,448,339

VERUS HEALTHCARE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

May 17, 2018 and December 31, 2017

(17) Supplemental disclosures of cash flow statement information (Continued)

        During the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, the Company acquired inventories and incurred contingent consideration obligations in connection with multiple asset acquisitions (see Note 4).

        During the period from January 1, 2018 to May 17, 2018 and the year ended December 31, 2017, the Company incurred capital lease obligations of $3,493,148 and $8,327,493, respectively, for the acquisition of office equipment and inventories (see Note 9).

        During the year ended December 31, 2017, the Company acquired leasehold improvements totaling $1,658,928 through tenant improvement allowances (see Note 16).

        During 2017, in connection with the investment in SnapWorx, the Company transferred certain assets with a net book value of approximately $2,000,000 and received a $500,000 note receivable and a $1,500,000 equity method investment (see Note 5). Subsequently, in connection with the sale of the investment in SnapWorx, the Company received a note receivable totaling $285,000 in exchange for its shares of SnapWorx stock (see Note 5).

(18) Subsequent events (unaudited)

        Subsequent to May 17, 2018, the Company completed multiple asset acquisitions to expand their presence in new geographic markets. Aggregate net purchase consideration was approximately $2,538,000 cash. As of the date the consolidated financial statements were available to be issued, the Company was in the process of determining the fair value of assets acquired.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
AdaptHealth Corp.

        We have audited the accompanying combined financial statements of the Patient Care Solutions Business, which comprise the combined balance sheets as of March 31, 2019 and 2018, and the related combined statements of operations and comprehensive loss, net parent investment, and cash flows for the years then ended, and the related notes to the financial statements.

Management's responsibility for the financial statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Patient Care Solutions Business as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Southfield, Michigan
January 17, 2020

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	March 31, 2019	March 31, 2018
Revenues	$134,774	$144,461
Cost of sales	(84,995)	(91,040)

Gross profit	49,779	53,421
Operating expenses
Selling, distribution and administrative expenses	(86,269)	(106,196)
Restructuring charges	(7,601)	(2,887)

Total operating expenses	(93,870)	(109,083)

Operating loss	(44,091)	(55,662)
Other expense, net	62	(11)
Loss from operations before income taxes	(44,029)	(55,673)
Income tax expense	—	—

Net loss attributable to Patient Care Solutions Business	(44,029)	(55,673)

Comprehensive loss	(44,029)	(55,673)

Comprehensive loss attributable to Patient Care Solutions	$(44,029)	$(55,673)

PATIENT CARE SOLUTIONS BUSINESS

COMBINED BALANCE SHEETS

(In thousands)

	As of March 31, 2019	As of March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$18,908	$17,659
Receivables, net	16,997	17,140
Contract assets	7,548	—
Prepaid expenses and other	915	719

Total current assets	44,368	35,518
Property, plant and equipment, net	9,263	1,127
Other noncurrent assets	15	16

Total assets	$53,646	$36,661

LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$4,103	$6,607
Other accrued liabilities	5,880	21,293

Total current liabilities	9,983	27,900
Other noncurrent liabilities	89	72
Net parent investment	43,574	8,689

Total liabilities and equity	$53,646	$36,661

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF NET PARENT INVESTMENT

(In thousands)

Net Parent Investment
Balance as of March 31, 2017	$18,628
Net loss	(55,673)
Net transfers from parent	45,734

Balance as of March 31, 2018	8,689
Net loss	(44,029)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	70,950

Balance as of March 31, 2019	$43,574

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	March 31, 2019	March 31, 2018
Net loss	$(44,029)	$(55,673)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	314	485
Provision for bad debts	(1,547)	(11,007)
Other non-cash items	437
Changes in assets and liabilities:
Receivables, net	1,690	14,351
Contract assets	416	—
Prepaid expenses and other	(65)	225
Drafts and accounts payable	(2,504)	(6,945)
Other accrued liabilities	(15,413)	14,349

Net cash used in operating activities	(60,701)	(44,215)

Investing Activities
Payments for property, plant and equipment	(9,000)	(130)

Net cash used in investing activities	(9,000)	(130)

Financing Activities
Net transfers from parent	70,950	45,734

Net cash provided by financing activities	70,950	45,734

Net increase in cash and cash equivalents	1,249	1,389
Cash and cash equivalents at beginning of year	17,659	16,270

Cash and cash equivalents at end of year	$18,908	$17,659

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS

(In thousands)

1. Business Overview and Basis of Presentation

        Patient Care Solutions ("PCS" or "the Company" or "we") is a component of the Medical-Surgical Solutions segment ("MMS") of McKesson Corporation ("McKesson"). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.

        PCS operations began with the acquisitions of Sterling Medical ("SMS") in 2006 and National Rehab ("NR") in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.

        PCS is a direct provider of durable medical supplies and durable medical equipment ("DME") supplies to the patient's home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.

        On November 21, 2019, MMS entered into a Securities Purchase Agreement ("Agreement") to sell its Patient Care Solutions business to AdaptHealth Corp ("AH" or the "Buyer") ("Proposed Transaction"). The Proposed Transaction closed on January 1, 2020.

        Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson's historical accounting records as if PCS's operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles ("GAAP").

        As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment ("NPI"). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.

        The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS's future results of operations, financial position and cash flows.

        The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment"). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

1. Business Overview and Basis of Presentation (Continued)

incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.

        The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS's bank cash balances are transferred to McKesson's cash management accounts regularly by McKesson at its discretion and therefore are not included in the Combined Financial Statements. Only cash balances legally owned by

        PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson's long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson's borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.

        All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson's centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment").

        PCS's operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns ("Separate Return Method"). PCS's tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net Parent Investment.

2. Significant Accounting Policies

        Fiscal period:    The Company's fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company's fiscal year.

        Use of estimates:    The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

2. Significant Accounting Policies (Continued)

        Cash and cash equivalents:    PCS participates in McKesson's cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.

        The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

        Concentrations of credit risk and receivables:    Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

        Shipping and handling costs:    We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $9,389 and $8,325 were recognized in 2019 and 2018.

        Property, plant and equipment:    We state our property, plant and equipment ("PPE") at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

        Revenue recognition:    Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient's home and invoice the patient's insurance provider.

        Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of March 31, 2019 and 2018. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.

        Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

2. Significant Accounting Policies (Continued)

contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.

        We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Contract Balances

        Contract assets primarily relate to the Company's rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. The following table summarizes the activity in the Company's contract assets during the fiscal year ended March 31, 2019 (in thousands):

(In thousands)
Balance as of March 31, 2018	$—
Cumulative effect adjustment at April 1, 2018	7,964
Revenue recognized	134,774
Amounts collected or invoiced	(135,190)

Balance as of March 31, 2019	$7,548

        We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of March 31, 2019.

        Supplier incentives:    Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.

        Supplier reserves:    We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.

        Income taxes:    Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

2. Significant Accounting Policies (Continued)

treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.

        We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS's past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

        Net parent investment:    Net parent investment in the Combined Balance Sheets represents McKesson's historical investment in PCS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment" provides additional information regarding the allocation to PCS for expenses incurred by McKesson.

        Loss contingencies:    We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.

        Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

2. Significant Accounting Policies (Continued)

contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.

        Restructuring charges:    Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.

Recently adopted accounting pronouncements

        Revenue recognition:    In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09") that supersedes ASC 605, Revenue Recognition. Subsequently, the FASB issued several updates to ASU 2014-09, which are codified in Accounting Standards Codification Topic 606 ("ASC 606"). In the first quarter of 2019, we adopted amended guidance for revenue recognition using the modified retrospective method and applied the amended guidance to those contracts which were not completed as of April 1, 2018.

        Previously the Company recognized revenue when persuasive evidence of an arrangement existed, product was delivered and title passed to the customer, the price was fixed or determinable, and collection of the amounts were reasonably assured. As the transaction price was deemed fixed and determinable at the time of invoicing, revenue recognition was deferred until this point time. Under ASC 606, the Company recognizes revenue when control of goods is transferred to the customer which occurs based upon our delivery terms with the customer. Accordingly, revenue is recognized at this earlier point in time and a contract asset is recorded until the customer is billed.

        The cumulative effect of initially applying the new revenue standard was $7,964 and has been recorded as an adjustment to increase the opening balance Net parent investment. The cumulative effect adjustment relates to the recognition of revenue at this earlier point in time. The comparative information has not been restated and is reported in accordance with accounting standard ASC 605, which was in effect for the year ended March 31, 2018.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

2. Significant Accounting Policies (Continued)

        The adoption of the new revenue standard impacted the Combined Financial Statements as follows:

	Year Ended March 31, 2019
(In thousands)	As Reported	Effect of Change	Amount Without Adoption of ASC 606
Revenues	$134,774	$416	$135,190
Gross profit	49,779	416	50,195
Operating loss	(44,091)	416	(43,675)
Net loss	(44,029)	416	(43,613)
Current assets
Contract assets	7,548	(7,548)	—
Net parent investment
Net parent investment	(43,574)	(7,548)	(51,122)

Recently issued accounting pronouncements not yet adopted

        Leases:    In February 2016, amended guidance was issued for lease arrangements. The amended guidance requires lessees to recognize lease liabilities and right-of-use ("ROU") assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements. The amended guidance is effective for us commencing in the first quarter of 2020. We will adopt the amended guidance on a modified retrospective basis through a cumulative-effect adjustment to the beginning retained earnings in the period of adoption.

        We will elect the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases commenced before April 1, 2019. We will also elect not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.

        Upon adoption of this amended guidance, we will record $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We will have no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our condensed consolidated statements of operations and cash flows.

3. Corporate Allocations, Related Party Transactions and Net Parent Investment

        The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS, including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)

provided to the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $13,468 and $15,207 in 2019 and 2018 respectively.

        These costs have been recorded within Cost of sales and Selling, distribution and administrative in the Combined Statements of Operations and Comprehensive Income as follows:

	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Cost of sales	$(2,357)	$(1,969)
Selling, distribution and administrative	15,825	17,176

Total corporate allocations	$13,468	$15,207

        The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related party purchases

        The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company's customers. In 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $104,078 and $113,314 respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Income. In 2019 and 2018, expenses related to the distribution of inventory by McKesson and its subsidiaries were $7,349 and $7,533, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.

Related party transaction with Change Healthcare

        The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC ("Change Healthcare"), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.

        In 2019 and 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,352 and $1,245, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Income. Accounts payable related to the Change Healthcare arrangement were not considered material as of March 31, 2019 and March 31, 2018.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)

Net parent investment

        Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.

4. Restructuring Charges

        On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.

        On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that consolidated PCS operations (the Plan). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically located within the existing MMS "Hub" locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.

        The Plan was approved to support the Company's continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the third quarter of FY2020 and provide them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2020, PCS is planning to consolidate certain facilities. In connection with the consolidations, various non-PCS employees (specifically sales personnel supporting the Extended Care (EC) business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.

        The following restructuring costs are incurred as part of the Plan:

          1)    Temporary transitional resources to complete the consolidation;

          2)    Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.

        During the period ended March 31, 2019, $1,823 of cash payments were made, primarily related to severance. At March 31, 2019, restructuring liabilities of $2,482 were recorded in Other accrued liabilities in our Combined Balance Sheets.

        Under the Plan, we expect to record total pre-tax charges of approximately $12,225, of which $10,158 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

4. Restructuring Charges (Continued)

        Restructuring charges for the Plan for the years ended March 31, 2019 and March 31, 2018 directly attributable to PCS consisted of the following:

	Years Ended
(In thousands)	March 31, 2019	March 31, 2018
Severance and employee-related costs, net	$1,790	$1,637
Exit and other-related costs	5,334	1,250
Asset impairments and accelerated depreciation	477	—

Total	$7,601	$2,887

        The following table summarizes the activity related to the restructuring liabilities associated with the fiscal 2019 initiatives for the year ended March 31, 2019:

(In thousands)
Balance as of March 31, 2017	$475
Restructuring charges recognized	2,887
Non-cash charges	—
Cash payments	(100)
Temporary charges	(800)

Balance as of March 31, 2018	2,462

Restructuring charges recognized	7,601
Non-cash charges	(477)
Cash payments	(1,823)
Temporary charges	(5,281)

Balance as of March 31, 2019	$2,482

5. Income Taxes

        As previously mentioned, the provision for income taxes is computed as if the Company has filed a separate tax return following the Separate Return Method. The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a stand-alone enterprise for the periods presented. The Company's operations are included in the income tax returns of the parent for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary, or similar group filings for U.S. state or local income tax jurisdictions. Although the Company is showing a hypothetical deferred tax asset for these separate company loss carryforwards on its balance sheet, the losses were actually used by other profitable subsidiaries of its parent and are not available to offset the Company's future taxable

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

5. Income Taxes (Continued)

income. The Company may also file on a standalone basis with respect to certain other state or local tax jurisdictions in accordance with the taxing jurisdiction's filing requirements.

	Years Ended March 31,
(In thousands)	2019	2018
Total income from continuing operations before income taxes (United States)	$(44,029)	$(55,673)

        Income tax expense (benefit) related to continuing operations consists of the following:

Years Ended March 31,
(In thousands)	2019	2018
Current
Federal	$—	$—
State	—	—

Total current	—	—

Deferred
Federal	—	—
State	—	—

Total deferred	—	—

Income tax expense (benefit)	$—	$—

        We recorded no income tax expense and our effective tax rate was 0% related to continuing operations in both 2019 and 2018 due to losses in each period and full valuation allowance on our deferred tax assets.

        The reconciliation of income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 21% for 2019 and 31.5% for 2018 to the income before income taxes is as follows:

	Years Ended March 31,
(In thousands)	2019	2018
Income tax expense at federal statutory rate	$(9,246)	$(17,537)
State income taxes net of federal tax benefit	(1,179)	(1,931)
Other	45	40
Change in tax rate		28,490
Valuation allowance	10,380	(9,062)

Income tax expense (benefit)	$—	$—

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

5. Income Taxes (Continued)

        In March 2016, amended guidance was issued for employee share-based payment awards. Under the amended guidance, all windfalls and shortfalls related to employee share-based compensation arrangements are recognized within income tax expense. We elected to early adopt this amended guidance in the first quarter of 2017. The primary impact of the adoption was the recognition of tax shortfalls in the income statement on a prospective basis, rather than additional paid-in capital. As a result, we recognized tax expense, before valuation allowance, of $34 in 2019 and $21 in 2018.

        Deferred tax balances consisted of the following:

	Years Ended March 31,
(In thousands)	2019	2018
Assets
Receivable allowances	$179	$6,706
Compensation and benefit related accruals	974	722
Accrued Litigation	—	3,866
Federal and state net operating loss	62,996	40,614
Intangibles	4,929	6,549
Other	246	487

Subtotal	69,324	58,944
Less: valuation allowance	(69,324)	(58,944)

Net deferred tax	$—	$—

        We assess the available positive and negative evidence to determine whether deferred tax assets are more likely than not to be realized. As a result of this assessment, valuation allowances have been recorded on certain deferred tax assets in various tax jurisdictions. The valuation allowance was approximately $69,324 and $58,944 in 2019 and 2018. The increase of $10,380 in valuation allowances in the current year relates primarily to federal and state net operating losses incurred in certain tax jurisdictions for which no tax benefit was recognized.

        We have federal and state net operating loss carry forwards of $249,007 and $174,614 as of March 31, 2019. Federal and state net operating losses will expire at various dates from 2022 through 2037.

        We have not recorded any unrecognized tax benefits as of March 31, 2019 and March 31, 2018. Although we report interest and penalties on income taxes as income tax expense, PCS did not recognize any interest or penalties for the years ended March 31, 2019 and 2018.

        We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. state jurisdictions for fiscal years 2010 through the current fiscal year.

2017 Tax Act

        On December 22, 2017, the U.S. government enacted the 2017 Tax Act, which was comprehensive new tax legislation. The 2017 Tax Act made broad and complex changes to the U.S. tax code that

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

5. Income Taxes (Continued)

affected our fiscal year 2018 due to the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent. The SEC Staff issued guidance on income tax accounting for the 2017 Tax Act on December 22, 2017, which allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. However, even as a result of this guidance, we recognized no net tax impact from re-measurement in 2018 as our deferred taxes were subject to full valuation allowance. During 2019, we have not made any measurement period adjustments to this amount. Our accounting for the impact of the 2017 Tax Act was completed as of the period ending December 31, 2018.

6. Receivables, Net

(In thousands)	March 31, 2019	March 31, 2018
Trade receivables	$21,481	$24,589
Other receivables(1)	1,439	2,383

Total	22,920	26,972
Allowances	(5,923)	(9,832)

Net	$16,997	$17,140

(1)
Other receivables primarily include amounts due from vendors for vendor incentives and rebates.

7. Property, Plant and Equipment, Net

(In thousands)	March 31, 2019	March 31, 2018
Machinery and equipment	$1,684	$3,665
Leasehold improvements	732	1,067
Construction in progress	9,005	21
Accumulated depreciation	(2,158)	(3,626)

Property, plant and equipment, net	$9,263	$1,127

        Depreciation expense was $314 and $485 for the years ended March 31, 2019 and 2018, respectively.

8. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:

          Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

8. Fair Value Measurements (Continued)

          Level 2—Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.

          Level 3—Valuations based on inputs that are both significant to the fair value measurement and unobservable.

        At March 31, 2019 and 2018, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.

        There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended March 31, 2019 and 2018.

9. Other Accrued Liabilities

(In thousands)	March 31, 2019	March 31, 2018
Restructuring reserves	$2,482	$2,462
Accrued employee expenses	1,651	1,731
Accrued taxes	329	310
Accrued legal	—	15,204
Accrued other	1,418	1,586

Other accrued liabilities	$5,880	$21,293

10. Lease Obligations

        We primarily lease facilities and vehicles under operating leases. Our equipment leases are not material. At March 31, 2019, future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year for the year ending March 31, 2019 are:

Noncancelable Operating leases
2020	$2,187
2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140

Total minimun lease payments	$12,641

        Rent expense under operating leases was $1,835 and $1,721 in 2019 and 2018. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

10. Lease Obligations (Continued)

payments over the term of the lease. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease. Remaining terms for facilities leases generally range from one to fifteen years, while remaining terms for equipment leases range from one to six years. Most real property leases contain renewal options (generally for five-year increments) and provisions requiring us to pay property taxes and operating expenses in excess of base period amounts. Sublease rental income was not material for 2019 and 2018.

11. Commitments and Contingent Liabilities

        In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.

        Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.

Litigation and Claims

        Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant (FTI) to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS's legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors (MACs) in May 2018 for overpayments received between 2011 through 2016.

        PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO COMBINED FINANICAL STATEMENTS (Continued)

(In thousands)

11. Commitments and Contingent Liabilities (Continued)

        PCS has received notifications of overpayments from the Recovery Auditor Contractor (RAC) regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.

12. Subsequent Events

        On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.

        In connection with the issuance of the March 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through January 17, 2020.

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Nine months ended December 31,
	2019	2018
Revenues	$99,544	$101,433
Cost of sales	(63,863)	(66,594)

Gross profit	35,681	34,839
Operating expenses
Selling, distribution and administrative expenses	(58,876)	(62,662)
Restructuring charges	(3,245)	(6,009)

Total operating expenses	(62,121)	(68,671)
Operating loss	(26,440)	(33,832)
Other expense, net	76	35
Loss from operations before income taxes	(26,364)	(33,797)
Income tax expense	—	—

Net loss attributable to Patient Care Solutions Business	(26,364)	(33,797)

Comprehensive loss	(26,364)	(33,797)
Comprehensive loss attributable to Patient Care Solutions Business	$(26,364)	$(33,797)

PATIENT CARE SOLUTIONS BUSINESS

COMBINED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31, 2019	As of March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$70	$18,908
Receivables, net	16,341	16,997
Contract assets	5,550	7,548
Prepaid expenses and other	793	915

Total current assets	22,754	44,368
Property, plant and equipment, net	9,118	9,263
Other noncurrent assets	9,763	15

Total assets	$41,635	$53,646

LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$2,651	$4,103
Other accrued liabilities	6,260	5,880

Total current liabilities	8,911	9,983
Other noncurrent liabilities	8,200	89
Net parent investment	24,524	43,574

Total liabilities and equity	$41,635	$53,646

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF NET PARENT INVESTMENT

(In thousands)

(Unaudited)

Net Parent Investment
Balance as of March 31, 2018	$8,689
Net loss	(33,797)
Cumulative effect on opening net parent investment of adopting accounting standards and other	7,964
Net transfers from parent	58,608

Balance as of December 31, 2018	$41,464

Balance as of March 31, 2019	$43,574
Net loss	(26,364)
Net transfers from parent	7,314

Balance as of December 31, 2019	$24,524

PATIENT CARE SOLUTIONS BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended December 31,
	2019	2018
Net loss	$(26,364)	$(33,797)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	263	790
Provision for bad debts	(1,295)	(1,388)
Non-cash operating lease expense	1,568	—
Changes in assets and liabilities, net of acquisitions:
Receivables	1,951	3,758
Contract assets	1,998	(157)
Prepaid expenses and other	122	(322)
Drafts and accounts payable	(1,452)	(5,362)
Other accrued liabilities	(1,576)	(14,531)
Operating leases	(1,223)	—
Other	(26)	15

Net cash used in operating activities	(26,034)	(50,994)

Investing Activities
Payments for property, plant and equipment	(118)	(6,198)

Net cash used in investing activities	(118)	(6,198)

Financing Activities
Net transfers from parent	7,314	58,608

Net cash provided by financing activities	7,314	58,608

Net increase in cash and cash equivalents	(18,838)	1,416

Cash and cash equivalents at beginning of year	18,908	17,659

Cash and cash equivalents at end of year	$70	$19,075

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. Business Overview and Basis Of Presentation

        Patient Care Solutions ("PCS" or "the Company" or "we") is a component of the Medical-Surgical Solutions segment ("MMS") of McKesson Corporation ("McKesson"). McKesson is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. MMS distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.

        PCS operations began with the acquisitions of Sterling Medical ("SMS") in 2006 and National Rehab ("NR") in 2012. These two operating units were combined in 2014 to create the PCS business, based in Pittsburgh, PA, with distribution centers in Auburn, AL and Moorestown, NJ.

        PCS is a direct provider of durable medical supplies and durable medical equipment ("DME") supplies to the patient's home. PCS provides wound care supplies, ostomy supplies, incontinence supplies, diabetic care supplies and breast pumps directly to patients across the United States. The Company maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. PCS is similar to a pharmacy in that it provides physician-prescribed medical supplies to patients while billing their insurance directly. Unlike a pharmacy, PCS ships products directly to patients and the billing cycle is more complex than pharmaceuticals due to the robust documentation required for reimbursement.

        On November 21, 2019, MMS entered into a Securities Purchase Agreement ("Agreement") to sell its Patient Care Solutions business to AdaptHealth Corp ("AH" or the "Buyer") ("Proposed Transaction"). The Proposed Transaction closed on January 1, 2020.

        Throughout the periods included in these Combined Financial Statements, PCS operated as part of McKesson and consisted of one holding company and one operating company with separate legal status. Separate financial statements have not historically been prepared for PCS. The Combined Financial Statements have been derived from McKesson's historical accounting records as if PCS's operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles ("GAAP").

        As the statements are combined, with amounts being removed from and added to PCS, there is no longer a single stock interest in the carve-out entity. Therefore, the equity interest is presented as Net parent investment ("NPI"). Changes in NPI include net income or loss for the year, net transfers to and from MMS and its subsidiaries, and PCS.

        The historical results of operations, financial position and cash flows of PCS presented in these Combined Financial Statements may not be indicative of what they would have been had PCS actually been an independent stand-alone entity, nor are they necessarily indicative of PCS's future results of operations, financial position and cash flows.

        The Combined Financial Statements include all revenues and costs directly attributable to PCS and an allocation of expenses related to certain McKesson corporate functions (Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment"). These expenses have been allocated to PCS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of headcount, usage, or other reasonable measures. PCS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had PCS operated as an independent, stand-alone entity, nor are they indicative of PCS future expenses.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

1. Business Overview and Basis Of Presentation (Continued)

        The Combined Financial Statements include assets and liabilities specifically attributable to PCS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to PCS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of PCS's bank cash balances are transferred to McKesson's cash management accounts regularly by McKesson at its discretion and therefore are not included in the Combined Financial Statements. Only cash balances legally owned by PCS are reflected in the Combined Balance Sheets. Transfers of cash between PCS and McKesson are included within Net transfers from parent on the Combined Statements of Cash Flows and the Combined Statements of Net Parent Investment. McKesson's long-term debt and related interest expense have not been attributed to PCS for any of the periods presented because McKesson's borrowings are neither directly attributable to PCS nor is PCS the legal obligor of such borrowings.

        All material intercompany transactions and balances within PCS have been eliminated. Transactions between PCS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson's centralized cash management system. Transactions between PCS and other businesses of McKesson are considered related party transactions (Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment").

        PCS's operations are included in the combined U.S. federal and certain state and local income tax returns filed by McKesson. PCS also files certain separate state and local income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if PCS filed its own tax returns ("Separate Return Method"). PCS's tax results as presented in the Combined Financial Statements may not be reflective of the results that PCS will generate in the future. In jurisdictions where PCS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net parent investment.

2. Significant Accounting Policies

        Fiscal period:    The Company's fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company's fiscal year.

        Use of estimates:    The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and assumptions that affect the reported amounts in the combined financial statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.

        Cash and cash equivalents:    PCS participates in McKesson's cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to PCS at certain domestic legal entities.

        The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

        Concentrations of credit risk and receivables:    Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

        Shipping and handling costs:    We include costs to pack and deliver inventory to our customers in Selling, distribution and administrative expenses. Shipping and handling costs of $5,390 and $7,481 were recognized in the nine months ended December 31, 2019 and 2018.

        Property, plant and equipment:    We state our property, plant and equipment ("PPE") at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from two to ten years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

        Revenue recognition:    Revenue is recognized when the company satisfies a performance obligation by transferring control of a promised good to a customer in an amount that reflects the consideration to which we expect to be entitled for that good. The company generates revenues by providing DME to patients. Revenue is recognized when control of the DME is transferred to the customer which occurs based on our delivery terms with the customer. The Company will ship DME directly to the patient's home and invoice the patient's insurance provider.

        Revenues are recorded gross as we are the principal in the transaction, have the ability to direct the use of the DME prior to transfer to a customer, are responsible for fulfilling the promise to our customer, have latitude in establishing prices, and control the relationship with the customer. We record our revenue net of sales tax. Revenues are measured based on the amount of consideration that we expect to receive, reduced by estimates for return allowances, discounts and price concessions using historical data under the expected value method. Sales returns, associated assets for the right to recover products from customers, and the associated refund liabilities for returns allowances were not material as of December 31, 2019 and March 31, 2019. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as fulfillment costs and are included in selling, distribution and administrative expenses.

        Payment terms can vary by the type and location of the customer. The term between invoicing and when payment is due is not significant. The common nature, timing, and risks associated with our contracts with customers for the provision of DME satisfies the disaggregation criteria for use of a single category of revenue.

        We elected the practical expedient and generally expense costs to obtain a contract when incurred because the amortization period would have been one year or less. In addition, we elected the practical expedient to not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Contract balances:    Contract assets primarily relate to the Company's rights to consideration for control of DME that has transferred to the customer but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. Contract assets were $5,550 and $7,548 as of December 31, 2019 and March 31, 2019, respectively.

        We had no material contract liabilities or deferred contract costs recorded on the Consolidated Balance Sheet as of December 31, 2019 and March 31, 2019.

        Supplier incentives:    Fees for services and other incentives received from suppliers, relating to the purchase or distribution of inventory, are considered product discounts and are generally reported as a reduction to cost of sales.

        Supplier reserves:    We establish reserves against amounts due from suppliers relating to various fees for services and price and rebate incentives, including deductions taken against payments otherwise due to them. These reserve estimates are established based on judgment after considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available. We evaluate the amounts due from suppliers on a continual basis and adjust the reserve estimates when appropriate based on changes in facts and circumstances. Adjustments to supplier reserves are generally included within cost of sales. The ultimate outcome of any outstanding claims may be different than our estimate.

        Income taxes:    Income taxes (as presented) attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the Separate Return Method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.

        We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or the tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, as well as differences related to the timing of the recognition of income and expense. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including PCS's past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. We report interest and penalties on income taxes as income tax expense. Tax positions failing to qualify for initial recognition

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

        Net parent investment:    Net parent investment in the Combined Balance Sheets represents McKesson's historical investment in PCS and includes accumulated net earnings attributable to parent, and the net effect of transactions with, and cost allocations from, parent. Note 3, "Corporate Allocations, Related Party Transactions and Net Parent Investment" provides additional information regarding the allocation to PCS for expenses incurred by McKesson.

        Loss contingencies:    We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably estimate the loss or a range of possible loss. When a material loss is reasonably possible or probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.

        Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.

        Restructuring charges:    Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at the earlier of the contract termination or the cease-use dates. Other exit-related costs are recognized as incurred.

  Recently adopted accounting pronouncements

        Leases:    In the first quarter of 2020, we adopted amended guidance for leases using the modified retrospective method. Under the amended guidance, entities are required to recognize operating lease liabilities and operating right-of-use ("ROU") assets on the balance sheet for all leases with terms longer than 12 months and to provide enhanced disclosures on key information of leasing arrangements.

        We elected the transition package of practical expedients provided within the amended guidance, which eliminates the requirements to reassess lease identification and lease classification for leases

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

commenced before April 1, 2019. We also elected not to separate lease from non-lease components and to exclude short-term leases with an initial term of 12 months or less from our Combined Balance Sheets.

        Upon adoption of this amended guidance, we recorded $11,449 of operating lease liabilities and $11,159 of operating lease ROU assets. We had no adjustments to beginning retained earnings. The adoption of this amended guidance did not have a material impact on our Combined Statements of Operations and Comprehensive Loss and Cash Flows.

3. Corporate Allocations, Related Party Transactions and Net Parent Investment

        The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, accounting, information technology, shared services processing, and corporate employee benefits including incentive bonuses and share-based compensation. Also reflected are allocations of certain expenses from MMS, including, but not limited to, expenses such as warehouse, management, legal, human resources and compliance. These allocations were net against an allocation made from MMS to the Company for supplier incentives that benefitted the Company but were not previously recorded. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocation methods used primarily include a pro rata basis of headcount, usage, or other reasonable measures. Allocations for these management costs and corporate support services totaled $10,778 and $10,408 in the nine months ended on December 31, 2019 and 2018 respectively.

        These costs have been recorded within Cost of sales and Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss as follows:

	Nine months ended December 31,
(In thousands)	2019	2018
Cost of sales	$(1,768)	$(1,768)
Selling, distribution and administrative expenses	$12,546	$12,175

Total corporate allocations	$10,778	$10,408

        The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by PCS had it been a separate, stand-alone entity. Actual costs that may have been incurred if PCS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

  Related party purchases

        The Company has entered into agreements with McKesson and its subsidiaries, all related to the supply, purchase, and distribution of inventory to the Company's customers. For the nine months ended December 31, 2019 and 2018, related party inventory purchases from McKesson and its subsidiaries were $75,341 and $80,708, respectively, and are recorded in Cost of sales on the Combined Statements of Operations and Comprehensive Loss. For the nine months ended December 31, 2019 and 2018,

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

3. Corporate Allocations, Related Party Transactions and Net Parent Investment (Continued)

expenses related to the distribution of inventory by McKesson and its subsidiaries were $3,374 and $2,335, respectively, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.

  Related party transaction with Change Healthcare

        The Company has entered into a service agreement with Change Healthcare Technology Enabled Services, LLC ("Change Healthcare"), pursuant to which the Company receives consulting services for patient order support and software implementation. This agreement was terminated in the fourth quarter of 2019.

        During the nine months ended December 31, 2018, expenses incurred by the Company related to the Change Healthcare arrangement were $1,091, and are recorded in Selling, distribution and administrative expenses on the Combined Statements of Operations and Comprehensive Loss. Accounts payable related to the Change Healthcare arrangement were not considered material as of December 31, 2018. There were no expenses for the nine months ended December 31, 2019, and no Accounts Payable recorded as of December 31, 2019.

  Net Parent Investment

        Historically, McKesson has provided financing, cash management and other treasury services to PCS. The PCS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.

4. Restructuring Charges

        On December 8, 2017, the executive management of MMS gave approval to execute the first phase of a restructuring plan to consolidate PCS operations. This phase focused on the consolidation of certain operations, headcount rationalization due to the Brightree system implementation, and related temporary transitional resources.

        On June 29, 2018, the executive management of MMS gave approval to execute the second phase of a restructuring plan that will consolidate PCS operations (the "Plan"). The Plan addresses multiple components of PCS operations, including customer service, documentation, authorization, billing, and cash collections. Under the current model, these PCS operations are dispersed throughout 2 separate facilities in Pittsburgh, PA, and 1 additional facility in Moorestown, NJ. Under the new model, these operations will be strategically located within the existing MMS "Hub" locations; specifically, 1 facility in Pittsburgh, PA, and 1 additional facility in Jacksonville, FL.

        The Plan was approved to support the company's continuing efforts to lower operating costs while maintaining a high level of operational capabilities and quality of services. In connection with the Plan, PCS terminated various employees and expects to terminate more employees through the fourth quarter of FY2020 and beyond, providing them with termination benefits in accordance with the existing severance policy established by MMS Human Resources. During FY2021, PCS is planning on

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

4. Restructuring Charges (Continued)

completely vacating the facility in Moorestown, NJ and in connection with the closure of the facility, various non-PCS employees (specifically sales personnel supporting the Extended Care ("EC") business) will also be terminated. MMS will provide these employees with termination benefits in accordance with the existing severance policy established by MMS Human Resources.

        The following restructuring costs are incurred as part of the Plan:

          1)    Temporary transitional resources to complete the consolidation;

          2)    Facility exit costs related to the consolidation, including lease exit, decommissioning, accelerated depreciation, move-related, duplicative rent, and licensure.

        During the nine months ended December 31, 2019, $1,267 of cash payments were made, primarily related to severance. At, December 31, 2019, the restructuring liabilities of $968 were recorded in Other accrued liabilities in our Combined Balance Sheets.

        Under the Plan, we expect to record total pre-tax charges of approximately $13,479 of which $13,403 of pre-tax charges have been recorded to date. Estimated remaining charges primarily consist of exit-related costs and accelerated depreciation.

        Restructuring charges for the Plan for the nine months ended December 31, 2019 and 2018 directly attributable to PCS consisted of the following:

	Nine months ended December 31,
(In thousands)	2019	2018
Severance and employee-related costs, net	$(250)	$3,249
Exit and other-related costs	3,499	3,231
Asset impairments and accelerated depreciation	(4)	477

Total	$3,245	$6,957

        The following table summarizes the activity related to the restructuring liabilities associated with the Plan during the first nine months of 2019:

(In thousands)
Balance as of March 31, 2019	$2,482
Restructuring charges recognized	3,245
Non-cash charges	(4)
Cash payments	(1,267)
Temporary costs	(3,488)

Balance as of December 31, 2019	$968

5. Income Taxes

        During the third quarters of 2020 and 2019, we recorded no income tax expense related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets. Similarly, during the first nine months of 2020 and 2019, we recorded no income tax expense

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

5. Income Taxes (Continued)

related to continuing operations due to losses in each period and full valuation allowance on our deferred tax assets.

        We file income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. The IRS is currently examining our U.S. corporation income tax returns for 2013 through 2015. We are generally subject to audit by taxing authorities in various U.S. states for fiscal years 2012 through the current fiscal year.

6. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:

        Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities.

        Level 2—Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.

        Level 3—Valuations based on inputs that are both significant to the fair value measurement and unobservable.

        At December 31, 2019 and March 31, 2019, the carrying amounts of cash, certain cash equivalents, receivables, drafts and accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.

        There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the nine months ended December 31, 2019 and 2018.

7. Other Accrued Liabilities

(In thousands)	December 31, 2019	March 31, 2019
Restructuring reserves	$968	$2,482
Accrued employee expenses	1,497	1,651
Operating lease liability—current	1,956	—
Accrued taxes	300	329
Refunds payable	410	461
Accrued other	1,129	957

Other accrued liabilities	$6,260	$5,880

8. Leases

        We primarily lease facilities under operating leases and vehicles under short-term leases. Our equipment leases are not material. We recognize lease expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

8. Leases (Continued)

Remaining terms for facility leases range from four months to seven years. Most facility leases contain renewal options which range from one to five year increments. Generally, the renewal option periods are not included within the lease term as we are not reasonably certain to exercise that right at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

        ROU assets and operating lease liabilities are recognized at the lease commencement date. ROU assets represent our right to use an underlying asset for the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease liabilities are recognized based on the present value of the future lease payments over the lease term discounted at our incremental borrowing rate as the implicit rate in the lease is not readily determinable for most of our leases. We estimate the discount rate as our incremental borrowing rate based on qualitative factors including Company-specific credit rating, lease term, general economic and the interest rate environment. For existing leases that commenced prior to the adoption of the amended leasing guidance, we determined the discount rate on April 1, 2019 using the full lease term. Operating lease liabilities are recorded in Other accrued liabilities and Other noncurrent liabilities, and the corresponding lease assets are recorded in Other noncurrent assets in our Combined Balance Sheets.

        Supplemental balance sheet information related to leases was as follows:

(In thousands)	December 31, 2019
Operating leases
Operating lease right-of-use assets	$9,747
Current portion of operating lease liabilities	1,956
Long-term operating lease liabilities	8,136

Total operating lease liabilities	$10,092

Weighted average remaining lease term (years)
Operating leases	5.62
Weighted average discount rate
Operating leases	3.31

        The components of lease cost were as follows:

(In thousands)	Nine months ended December 31, 2019
Short-term lease cost	$1,597

Operating lease cost	237
Variable lease cost(1)	230

Total lease cost(2)	$2,064

(1)
These amounts include payments for maintenance, taxes, payments affected by the consumer price index and other similar metrics and payments contingent on usage.

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

8. Leases (Continued)

(2)
These amounts are recorded within Selling, distribution and administrative expenses in the Combined Statements of Operations and Comprehensive Loss.

        We did not recognize any sublease income for the nine months ended December 31, 2019.

        Supplemental cash flow information related to leases was as follows:

(In thousands)	Nine months ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,654
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	11,481

        Maturities of lease liabilities as of December 31, 2019 were as follows:

(In thousands)	Operating leases
The remainder of 2020	$558
2021	2,199
2022	1,862
2023	1,651
2024	1,666
Thereafter	3,140

Total lease payments	11,076

Less imputed interest	985

Present value of lease liabilities	$10,091

        As previously disclosed in our 2019 Combined Financial Statements and under the previous lease accounting, the minimum lease payments required under operating leases were as follows as of March 31, 2019:

(In thousands)	Noncancelable operating leases
2020	$2,187

2021	2,168
2022	1,846
2023	1,635
2024	1,665
Thereafter	3,140

Total minimum lease payments	$12,641

PATIENT CARE SOLUTIONS BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

9. Commitments and Contingent Liabilities

        In addition to commitments and obligations incurred in our business, we are subject to a variety of claims incidental to the normal conduct of our business, including claims from customers and vendors, pending and potential legal actions for damages, governmental investigations, and other matters. The Company is vigorously defending itself against claims in the legal proceedings described below. If we are unsuccessful in defending, or if we determine to settle, any of these matters, we may be required to pay substantial sums, be subject to injunction or be forced to change how we operate our business, which could have a material adverse impact on our financial position or results of operations.

        Unless otherwise stated, we are unable to reasonably estimate the loss or a range of possible loss for the matters described below. Often, it is not reasonably possible for us determine that a loss is probable for a claim, or to reasonably estimate the amount of loss or a range of loss, because of the limited information available and the potential effects of future events and decisions by third parties, such as courts and regulators, that will determine the ultimate resolution of the claim. Many of the matters described below are at preliminary stages, raise novel theories of liability or seek an indeterminate amount of damages. It is not uncommon for claims to be resolved over many years. We review loss contingencies at least quarterly, to determine whether the loss probability has changed and whether we can make a reasonable estimate of the possible loss or range of loss. When we determine that a loss from a claim is probable and reasonably estimable, we record a liability in the amount of our estimate for the ultimate loss. We also provide disclosure when it is reasonably possible that a loss may be incurred or when it is reasonably possible that the amount of a loss will exceed our recorded liability.

  Litigation and Claims

        Consistent with its obligations under Federal law regarding the repayment of overpayments received from Federal healthcare programs, PCS, under the direction of outside counsel, retained a consultant ("FTI") to conduct a sampling of claim payments from Medicare. FTI conducted a retrospective review based on data provided from PCS's legacy claims processing systems. This review, which included a statistically valid sampling methodology and extrapolation, resulted in $15,147 being refunded to the four DME Medicare Administrative Contractors ("MACs") in May 2018 for overpayments received between 2011 through 2016.

        PCS continues to monitor Medicare payments. The Compliance Department oversees this process and works with the Accounts Receivable team to identify and process refunds to the DME MACs in the event overpayments are identified.

        PCS has received notifications of overpayments from the Recovery Auditor Contractor ("RAC") regarding Medicare Part B payments made while the Medicare beneficiary was under a Part A stay or episode of care. Beginning in 2017, refunds in the amount of $42 related to 181 claim audits have been recovered by the RAC. The RAC audits are ongoing and may result in additional refunds.

10. Subsequent Events

        On January 1, 2020, the Proposed Transaction closed upon satisfaction of all closing conditions pursuant to the Agreement.

        In connection with the issuance of the December 31, 2019 financial statements, subsequent events were evaluated for financial statement recognition purposes through March 9, 2020.

Part II

Information not required in prospectus

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration fee	$127,631.60
FINRA filing fee		*
Printing		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*

Total		*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.    Indemnification of Directors and Officers

        Our second amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of the State of Delaware (the "DGCL") as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

        We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our second amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        Since our formation, we have sold the following securities without registration under the Securities Act:

Founder Shares

        In December 2017, our Sponsor purchased an aggregate of 7,187,500 founder shares for an aggregate purchase price of $25,000. In December 2017 and January 2018, our Sponsor transferred 100,000 founder shares to Christopher Wolfe, our former Chief Financial Officer, and 30,000 founder shares to each of our independent directors. Following the expiration of the underwriters' over-allotment option on April 2, 2018, the holders of the founder shares forfeited an aggregate of 937,500 founder shares, so that the founder shares would represent 20.0% of our issued and outstanding shares after our IPO. The founder shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Private Placement Warrants

        Concurrently with the closing of our IPO, our Sponsor purchased an aggregate of 4,333,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $6.5 million. Each private placement warrant is exercisable for one share of Common Stock at a price of $11.50 per share. The sale of the private placement warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Business Combination Private Placements

        Concurrently with the Closing, we issued 12,500,000 shares of Class A Common Stock pursuant to the Deerfield Subscription Agreement. The shares of Class A Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Unit Exchanges

        Since the Closing of the Business Combination, the Company has issued 1,550,000 shares of Class A Common Stock to certain AdaptHealth Unitholders in exchange for an equal number of shares of Class B Common Stock and AdaptHealth Units pursuant to the Exchange Agreement. The shares of Class A Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Plan-Related Issuances

        Since the Closing of the Business Combination, the Company has approved the grant to certain of its officers, directors and employees of (i) 416,250 restricted shares of Class A Common Stock and (ii) options to purchase an aggregate of 3,416,666 shares of its Class A Common Stock under the AdaptHealth Corp. 2019 Stock Incentive Plan. The shares of Class A Common Stock and options are being issued pursuant to the exemption from registration contained in Rule 701 promulgated under Section 3(b) of the Securities Act.

Item 16.    Exhibits and Index to Financial Statements

        The following is a list of all exhibits filed as a part of this registration statement on Form S-1, including those incorporated herein by reference.

Exhibit No.		Document
1.1	**	Form of Underwriting Agreement

2.1		Merger Agreement, dated as of July 8, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

2.2		Amendment No. 1 to Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders' Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019)

3.1		Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

3.3		Certificate of Correction to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K filed with the SEC on March 6, 2020).

4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-1, filed with the SEC on February 13, 2018).

4.2		Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth Holdings, the Company and the persons listed in Schedule of Investors therein (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

4.3		Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-1, filed with the SEC on February 12, 2018).

4.4		Warrant Agreement, dated as of February 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, filed with the SEC on February 22, 2018).

5.1	*	Opinion of Willkie Farr & Gallagher LLP.

10.1		Exchange Agreement, dated November 8, 2019, by and among AdaptHealth Holdings, the Company and the other persons listed therein (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.2		Tax Receivable Agreement, dated November 8, 2019, by and among AdaptHealth Holdings, the Company and the Non-Blocker AdaptHealth Members and the Blocker Sellers (incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

Exhibit No.		Document
10.3		Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019, by and between the Company and the Members named therein (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.4	†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.5		Board Designee Rights Letter Agreement, dated as of November 8, 2019, by and between the Company, AdaptHealth Holdings and the BlueMountain Entities (incorporated by reference to Exhibit 10.5 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.6		Third Amended and Restated Credit and Guaranty Agreement, dated as of March 20, 2019, by and among AdaptHealth LLC, the guarantors named therein, CIT Finance LLC as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.7		Amendment No. 1 to Third Amended and Restated Credit and Guaranty Agreement, dated as of August 22, 2019, by and among AdaptHealth LLC, the guarantors named therein, CIT Finance LLC as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.8		Amendment No. 2 to Third Amended and Restated Credit and Guaranty Agreement, dated as of November 8, 2019, by and among AdaptHealth LLC, the guarantors named therein, CIT Finance LLC as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.9	†	Employment Agreement, dated as of March 20, 2019, by and between AdaptHealth Holdings and Luke McGee (incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.10	†	Employment Agreement, dated as of March 20, 2019, by and between AdaptHealth Holdings and Joshua Parnes (incorporated by reference to Exhibit 10.10 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.11	†	Employment Agreement, dated as of November 10, 2019, by and between AdaptHealth Holdings and Gregg Holst (incorporated by reference to Exhibit 10.11 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.12	†	AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.13	†	Form of Restricted Stock Grant Notice and Agreement under the AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

10.14	†	Form of Option Grant Notice and Agreement under the AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 of the Company's Current Report on Form 8-K, filed with the SEC on November 14, 2019).

Exhibit No.		Document
10.15		Letter Agreement, dated as of February 15, 2018, among the Company, Deerfield/RAB Ventures, LLC, Richard Barasch, Christopher Wolfe, Steven Hochberg, Dr. Mohit Kaushal, Dr. Gregory Sorensen and Dr. Susan Weaver (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 22, 2018).

10.16		Warrant Purchase Agreement, dated February 15, 2018, between the Registrant and Deerfield/RAB Ventures, LLC (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on February 22, 2018).

10.17	†	AdaptHealth Corp. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-8 filed with the SEC on January 22, 2020).

10.18		Securities Purchase Agreement, dated as of November 21, 2019, by and among AdaptHealth LLC, McKesson Medical-Surgical, Inc., NRE Holding Corporation and McKesson Patient Care Solutions, Inc. (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K filed with the SEC on March 6, 2020).

21.1		Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K filed with the SEC on March 6, 2020).

23.1	*	Consent of KPMG LLP.

23.2	*	Consent of KPMG LLP.

23.3	*	Consent of LBMC, PC.

23.4	*	Consent of Grant Thornton LLP.

23.5	*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).

24.1	***	Powers of Attorney

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

†
Management contract or compensatory plan or arrangement.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on March 9, 2020.

ADAPTHEALTH CORP.
By:	/s/ LUKE MCGEE
	Name:	Luke McGee
	Title:	Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ LUKE MCGEE Luke McGee	Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2020
By:	* Gregg Holst	Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2020
By:	* Richard Barasch	Chairman of the Board	March 9, 2020
By:	* Joshua Parnes	President and Director	March 9, 2020
By:	* Alan Quasha	Director	March 9, 2020
By:	* Terence Connors	Director	March 9, 2020
By:	* Dr. Susan Weaver	Director	March 9, 2020
By:	* Dale Wolf	Director	March 9, 2020
* Pursuant to Power of Attorney
By:	/s/ CHRISTOPHER JOYCE Christopher Joyce, Attorney-in-fact